UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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ZIONS BANCORPORATION

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April 14, 2016

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of Zions Bancorporation. The meeting will be held on Friday, May 27, 2016, at 1:00 p.m., local time, in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah.
We are furnishing our proxy materials to you over the Internet as allowed by the rules of the Securities and Exchange Commission. Accordingly, on or about April 15, 2016, you will receive a Notice of Internet Availability of Proxy Materials, or Notice, which will provide instructions on how to access our Proxy Statement and annual report online. This is designed to reduce our printing and mailing costs and the environmental impact of our proxy materials. A paper copy of our proxy materials may be requested through one of the methods described in the Notice.
It is important that all shareholders attend or be represented at the meeting. Whether or not you plan to attend the meeting, please promptly submit your proxy over the Internet by following the instructions found on your Notice. As an alternative, you may follow the procedures outlined in your Notice to request a paper proxy card to submit your vote by mail. The prompt submission of proxies will save the Company the expense of further requests for proxies, which might otherwise be necessary in order to ensure a quorum.
Shareholders, media representatives, analysts, and the public are welcome to listen to the Annual Meeting via a live webcast accessible at www.zionsbancorporation.com.

Sincerely,

Harris H. Simmons
Chairman and Chief Executive Officer

ZIONS BANCORPORATION
One South Main Street, 15th Floor
Salt Lake City, Utah 84133-1109

NOTICE OF THE 2016 ANNUAL MEETING OF SHAREHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be held on May 27, 2016

The Proxy Statement and Annual Report are available at www.zionsbancorporation.com/annualreport.

Date:    May 27, 2016
Time:    1:00 p.m., local time
Place:    Zions Bank Building Founders Room, 18th Floor
One South Main Street, Salt Lake City, Utah 84133

Webcast of the Annual Meeting: You may listen to a live webcast of the Annual Meeting on our website at www.zionsbancorporation.com.

Purpose of the Annual Meeting:

1.	To elect 11 directors for a one-year term (Proposal 1)

2.	To ratify the appointment of our independent registered public accounting firm for our fiscal year ending December 31, 2016 (Proposal 2)

3.	To approve, on a nonbinding advisory basis, the compensation paid to our named executive officers with respect to the fiscal year ended December 31, 2015 (Proposal 3)

4.
To approve, for purposes of Section 162(m) of the Internal Revenue Code, the Company’s 2017 Management Incentive Compensation Plan to preserve the tax deductibility of awards made under the plan (Proposal 4)

5.	To vote on a shareholder proposal requesting our Board of Directors to establish a policy requiring that its chairman be an “independent” member of our Board of Directors (Proposal 5)

Record Date: Only shareholders of record on March 24, 2016, are entitled to notice of, and to vote at, the Annual Meeting.

Admission to the Meeting: Space at the location of the Annual Meeting is limited, and admission will be on a first-come, first-served basis. Before admission to the Annual Meeting, you may be asked to present valid picture identification, such as a driver’s license or passport. If you hold your shares in the name of a brokerage, bank, trust, or other nominee as a custodian (“street name” holders), you will need to bring a copy of a brokerage statement reflecting your share ownership as of the record date. Cameras, recording devices, and other electronic devices will not be permitted at the Annual Meeting.

By order of the Board of Directors
Thomas E. Laursen
Corporate Secretary
Salt Lake City, Utah
April 14, 2016

ZIONS BANCORPORATION
One South Main Street, 15th Floor
Salt Lake City, Utah 84133-1109

PROXY STATEMENT

SOLICITATION AND VOTING INFORMATION
Your proxy is solicited by the Board of Directors (referred to as the “Board”) of Zions Bancorporation (referred to as “Zions,” “we,” “our,” “us,” or the “Company”) for use at the Annual Meeting of our shareholders to be held in the Zions Bank Building Founders Room, One South Main Street, 18th Floor, on the corner of South Temple and Main Street in Salt Lake City, Utah, on Friday, May 27, 2016, at 1:00 p.m. local time.
In accordance with the rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide our shareholders with access to our proxy materials over the Internet rather than in paper form. Accordingly, on or about April 15, 2016, we will send a Notice of Internet Availability of Proxy Materials rather than a printed copy of the materials to our shareholders of record as of March 24, 2016, the record date for the Annual Meeting.
If you validly submit a proxy solicited by the Board, the shares represented by the proxy will be voted on the proposals in the manner you specify. If no contrary direction is given, your proxy will be voted as follows:

➢	FOR the election of the 11 directors listed on page 5 to a one-year term of office (Proposal 1)

➢	FOR ratification of the appointment of our independent registered public accounting firm for 2016 (Proposal 2)

➢	FOR approval, on a nonbinding advisory basis, of the compensation paid to our named executive officers identified in this Proxy Statement with respect to the year ended December 31, 2015 (Proposal 3)

➢
FOR approval, for purposes of Section 162(m) of the Internal Revenue Code, of the Company’s 2017 Management Incentive Compensation Plan to preserve the tax deductibility of awards made under the plan (Proposal 4)

➢	AGAINST a shareholder proposal requesting that the Board adopt a policy, and amend the by-laws as necessary, to require the chairman of the board to be an independent member of the Board (Proposal 5)
If you submit your proxy but indicate that you want to ABSTAIN with respect to any proposal, your shares will be counted for purposes of whether a quorum exists. An abstention will have no effect on the outcome of any proposal. You may REVOKE your proxy at any time before it is voted at the Annual Meeting by giving written notice to our Corporate Secretary, or by submitting a later dated proxy through the mail, Internet, or telephone (in which case the later submitted proxy will be recorded and the earlier proxy revoked), or by voting in person at the Annual Meeting.
The only shares that may be voted at the Annual Meeting are the 204,536,293 common shares outstanding at the close of business on the record date. Each share is entitled to one vote.
On all matters other than the election of directors, the action will be approved if the number of shares validly voted “for” the action exceeds the number of shares validly voted against the action. In the election of directors, a nominee will be elected as director for a full term if, and only if, the number of shares validly voted “for” the nominee constitutes a majority of the votes cast with respect to that nominee. If a nominee fails to receive such a majority of votes, he or she will be elected to a term of office ending on the earlier of 90 days after the date on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. This 90-day transitional period is required by Utah law and provides the Board time to identify an appropriate replacement, decide to leave the directorship vacant or otherwise respond to such a failed election. A quorum of our shares must be present or represented by proxy before any action can be taken at the meeting. A quorum of our shares is a majority of the shares entitled to vote on the record date. In order for a shareholder proposal to be acted on at the meeting, the proposal will need to be validly presented at the Annual Meeting by a shareholder proponent.
Please note that under the New York Stock Exchange, or NYSE, rules governing broker-dealers, brokers that have not received voting instructions from their customers 10 days prior to the Annual Meeting date may vote their customers’ shares in the brokers’ discretion on the proposal regarding the ratification of the appointment of our independent registered public accounting firm (Proposal 2) because this is considered “discretionary” under NYSE rules. If your broker is an affiliate of the Company, NYSE policy states that, in the absence of your specific voting instructions, your shares may be voted only in the same proportion as all other shares are voted with respect to each proposal. Under the NYSE rules, each other proposal is a “non-discretionary” item, which means that member brokers who have not received instructions from the beneficial owners of the Company’s common stock do not have discretion to vote the shares of our common stock held by those beneficial owners on those proposals. This means that brokers may not vote your shares in the election of directors (Proposal 1), on the proposal to approve 2015 compensation of our named executive officers on a nonbinding advisory basis (Proposal 3), on the proposal to approve our 2017 Management Incentive Compensation Plan (Proposal 4), or on the shareholder proposal regarding independence of the Board’s chairman (Proposal 5), unless you provide specific instructions on how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.
We will bear the cost of soliciting proxies. We will reimburse brokers and others who incur costs to send proxy materials to beneficial owners of shares held in a broker or nominee name. Our directors, officers, and employees may solicit proxies in person, by mail, or by telephone, but they will receive no extra compensation for doing so.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

BOARD AND CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to high standards of ethics and sound corporate governance, including management of the Company’s affairs by a strong, qualified, and active Board exercising independent judgment and effective oversight for the benefit of our shareholders and other constituencies. We regularly review our corporate governance practices and consider enhancements.

RECENT ENHANCEMENTS

•
The Board acted to add new, independent members to the Board, appointing several new members in 2014 and 2015. These actions have reduced the average tenure of the Board. Following the scheduled retirement of a director in 2016, the average tenure of our Board will be 15.4 years, down from 18.6 years in 2014.
•
Following its practice of rotating Board committee and leadership positions, the Board appointed a new Lead Director and new chairpersons of all of its standing committees in 2015.

ONGOING CORPORATE GOVERNANCE PRACTICES

•
Our Board includes an independent Lead Director selected by our independent Board members, with clearly defined duties to counterbalance and complement the leadership of our Chairman and CEO, Harris H. Simmons.
•
Nine of our eleven director nominees are independent and, with the exception of the Executive Committee, all of the Board’s Committees are comprised entirely of independent Board members.
•
All directors are elected for one-year terms.
•
We use a majority vote standard in uncontested director elections. If the votes cast to elect a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will not be elected for a full term but only for a transitional term of 90 days, a period designed to allow the Board time to identify an appropriate replacement, decide to leave the position vacant or otherwise respond to the failed election.
•
Board candidates are selected with consideration to diversity in background, viewpoint, and experience.
•
Directors and executive officers are subject to stock ownership and retention requirements.
•
Hedging of company stock by directors and executive officers is strictly prohibited.
•
Pledging of company stock by directors and executive officers is restricted; all such pledging is subject to prior approval, and is reviewed annually by the Board’s Compensation Committee.

SHAREHOLDER OUTREACH
Throughout the year we meet regularly with investors and actively seek their feedback on a wide variety of topics relating to our performance, including issues such as business strategy, industry trends, capital management, governance, risk management, keys to core earnings growth (including net interest margin management, loan and deposit growth and expense management), portfolio concentrations and compensation. During 2015, we traveled to see investors in 22 cities located in the United States and Europe, presented at nine investor conferences and hosted more than 400 face-to-face interactions with shareholders. The feedback we receive at these events is discussed in management-level and Board-level meetings.
Additionally, at least annually we review our corporate governance practices with many of our largest shareholders, to ensure we are meeting their expectations and are educated about issues that may develop into significant concerns in the future.
In 2015, our shareholders approved a non-binding advisory say-on-pay proposal at our 2015 Annual Meeting with over 99% of the votes cast voting in favor of that proposal. The Compensation Committee of the Board reviewed the results of the shareholder vote, which indicates there is strong support among shareholders for our compensation structure and decisions.
As we design our compensation programs, we are mindful of balancing the objectives of our various constituencies, including our investors, regulators, customers, and employees. Feedback from our regulators has focused on ensuring our compensation programs do not encourage excessive or unnecessary risk-taking. Our shareholders also have a wide variety of perspectives on compensation and we were pleased to engage with many of them over the course of 2015 to learn more about their viewpoints.
Since the last annual shareholders meeting, our Board has worked to incorporate feedback from investors to more closely align pay with performance, in part by making the following refinements to our incentive compensation award determination processes:

•	Created greater transparency regarding incentive compensation targets for all members of the Company’s Executive Management Committee, or the EMC

•
Formalized guidance on how the final performance appraisals for each EMC member should inform final annual cash bonus payments for respective EMC members, as described under “Compensation Discussion and Analysis”

•
Expanded the scope of the risk management assessment of each EMC member, which is an important input into each EMC member’s overall Performance Appraisal Rating, to include a more comprehensive assessment of each EMC member’s risk management performance

We intend to continue to monitor our current compensation structures and approach to ensure that there is ongoing support for our pay programs among various constituencies, including our investors, regulators, and employees.

DIRECTOR NOMINEES
You are being asked to elect 11 directors, each to hold office until the next Annual Meeting of shareholders or until his or her successor is duly elected or qualified. The proposal for the election of these directors (Proposal 1) begins on page 73 of this Proxy Statement.
The names, ages, and biographical information for each nominee to our Board are set forth below. See page 11 of this Proxy Statement for a listing of the Board Committee membership of each nominee.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills (1)
Jerry C. Atkin Age 67 Director since 1993
Mr. Atkin is chairman and retired CEO of SkyWest, Inc., based in St. George, Utah.

Mr. Atkin brings his skills and experience as the head of a publicly traded company for 40 years as well as an accounting background to our Board. At SkyWest, he led the company’s growth from annual revenue of less than $1 million to more than $3 billion. Prior to becoming CEO of SkyWest, Mr. Atkin was its chief financial officer.

Patricia Frobes Age 69 Director since 2003
Ms. Frobes formerly served as group senior vice president for legal affairs and risk management and general counsel at The Irvine Company in Newport Beach, California.

Ms. Frobes brings a strong real estate and legal background, as well as broad knowledge of the California market, to the Board. Prior to joining The Irvine Company, she was a partner and vice chair at O’Melveny & Myers LLP, where she specialized in real estate development and financing matters. She is a member of the American College of Real Estate Lawyers, a past chair of the California State Bar Real Property Section executive committee, and past co-chair of the California State Bar joint committee on reform of anti-deficiency laws.

Suren K. Gupta Age 55 Director Since 2015
Mr. Gupta is executive vice president of Technology and Strategic Ventures at Allstate Insurance Company, where he has served since 2011. From 2003 to 2011, he served as executive vice president and group chief information officer, Home & Consumer Finance Group, at Wells Fargo & Company.

Mr. Gupta’s deep experience in technology, operations, and business strategy adds depth to our Board’s knowledge about data, technology, and security, areas of evolving and increasing risk to the financial services industry. He has held senior technology, operations, sales, marketing and strategic development roles at GMAC Residential, INTELSAT, a telecommunications company, and at Thomson Corp., an information company.

J. David Heaney Age 67 Director since 2005
Mr. Heaney is chairman of Heaney Rosenthal Inc., a Houston, Texas-based financial organization specializing in investment in private companies in various industry sectors.

Mr. Heaney contributes financial and legal expertise, and broad knowledge of the Texas market to our Board. He was a founding director of Amegy Bancorporation, Inc., which we acquired in December 2005. He has also served as vice president of finance and chief financial officer of Sterling Chemicals, Inc. Mr. Heaney was a partner of the law firm Bracewell & Patterson (now Bracewell).

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills (1)
Vivian S. Lee Age 49 Director since 2015
Dr. Lee has served as senior vice president of Health Sciences at the University of Utah, dean of the University’s School of Medicine, and CEO of University of Utah Health Care since 2011. She was previously the vice dean for Science, senior vice president, and chief scientific officer of New York University Medical Center.

Dr. Lee brings a wealth of experience as a CEO focused on streamlining processes and improving efficiency in the highly regulated and rapidly evolving health care industry. From 2014 until 2015, Ms. Lee also served on the Board of Directors of Zions First National Bank. She is responsible for an annual budget of more than $2.4 billion, and leads a healthcare system comprising four hospitals, numerous clinical and research specialty centers, neighborhood health centers, an insurance plan, and more than 1,200 board-certified physicians.

Edward F. Murphy Age 63 Director since 2014
Mr. Murphy is a former executive vice president of the Federal Reserve Bank of New York where he served as the principal financial officer and was responsible for enterprise wide operational risk management. He is also a former executive vice president of JP Morgan Chase Incorporated.

Mr. Murphy is a Certified Public Accountant who contributes significant expertise in accounting and financial reporting in the banking industry, as well as extensive experience in operational risk management and internal control processes. During his 21-year career at JP Morgan Chase, he held several senior leadership positions, including principal accounting officer, global director of internal audit, chief operating officer of Asia Pacific operations, and chief financial officer of the consumer and middle markets businesses.

Roger B. Porter Age 69 Director since 1993
Dr. Porter serves as IBM Professor of Business and Government at Harvard University, Cambridge, Massachusetts, and as a director of Extra Space Storage, Inc., Packaging Corporation of America, and Tenneco Inc.

Dr. Porter brings to the Board his broad knowledge of business-government relations and economics. He has served for more than a decade in senior economic policy positions in the White House, including as assistant to the president for economic and domestic policy from 1989 to 1993. He was also director of the White House Office of Policy Development in the Reagan Administration and executive secretary of the president’s economic policy board during the Ford Administration. He is the author of several books on economic policy.

Stephen D. Quinn Age 60 Director since 2002
Mr. Quinn is a former managing director and general partner of Goldman, Sachs & Co. in New York, New York. He is a director of Group 1 Automotive, Inc. and was a director of American Express Bank Ltd. prior to its sale in 2009.

Mr. Quinn contributes financial and investment banking expertise to the Board. At Goldman Sachs, he specialized in corporate finance, spending two decades structuring mergers and acquisitions, debt and equity financings, and other transactions for some of America’s best-known corporations. At Group 1 Automotive, he currently chairs the finance and risk management committee and is a member of the audit and compensation committees. He has also served as Group 1 Automotive’s lead director. At American Express Bank Ltd., Mr. Quinn chaired the risk committee and served as a member of its audit committee.

Principal Occupation, Directorships of Publicly Traded Companies During the Past Five Years, and Qualifications, Attributes, and Skills (1)
Harris H. Simmons Age 61 Director since 1989
Mr. Simmons is Chairman and Chief Executive Officer, or CEO, of Zions Bancorporation and ZB, N.A., our national bank subsidiary. He is a director of Questar Corporation where he serves on the audit, and governance and nominating committees.

Mr. Simmons’ over 40 years of experience in banking and leadership of the Company is invaluable to the Board. During his tenure as our President and then Chairman and CEO, we have grown from $3 billion in assets to our present $60 billion in assets. He is past chairman of the American Bankers Association and a member of the Financial Services Roundtable.

L. E. Simmons Age 69 Director since 1978
Mr. Simmons is the founder and chairman of SCF Partners, a private equity firm managing a portfolio of energy service companies. Based in Houston, Texas, the firm also has offices in Calgary, Alberta and Aberdeen, Scotland. Mr. Simmons is also a director of United Continental Holdings, Inc., where he serves on the audit, finance, and nominating and corporate governance committees.

Mr. Simmons brings extensive finance, investment, and merger and acquisition experience to the Board. Over the past 20 years, SCF has been involved in nearly 200 acquisitions. Prior to founding SCF, Mr. Simmons co-founded Simmons & Company International, an investment banking firm to oil field service companies. He also helped to create the corporate finance department at The First National Bank of Chicago. Mr. Simmons also benefits the Board through his broad knowledge of the energy industry and of the Texas market. Mr. Simmons is the brother of Harris H. Simmons, our Chairman and CEO.

Shelley Thomas Williams Age 64 Director since 1998
Ms. Williams is a public affairs/communications consultant based in Vashon Island, Washington.

Ms. Williams’ wide-ranging experience in media and public relations is a tremendous resource to the Board. She was senior director of communications for the Huntsman Cancer Institute at the University of Utah, a senior vice president for the Olympic Winter Games of 2002, vice president for public affairs of Smith’s Food & Drug Centers, Inc., now part of Kroger Corporation, and a director of The Regence Group, which is privately held. Before that, she was a reporter and anchor at KSL-TV in Salt Lake City, receiving an Emmy, the National Press Club Consumer Journalism Award, and the G. Allen Award from the National Chapter of Women in Broadcasting.

1 Each member of the Company’s Board of Directors has also been a director of the Company’s subsidiary, ZB, N.A., since January 2016.

BOARD MEETINGS AND ATTENDANCE
Our full Board held 13 meetings during 2015. The non-management directors met in confidential sessions 11 times in 2015. We refer to such meetings of the non-management directors as “executive sessions.” Our independent Lead Director presided at each such executive session. All directors attended at least 75% of the total number of all Board and applicable committee meetings. All Board members also attended last year’s Annual Meeting of shareholders. All of our directors are expected to attend the regularly scheduled meetings of the Board, including the organizational meeting held in conjunction with the Annual Meeting, meetings of committees of which they serve as members, and our Annual Meeting for shareholders. The Board also regularly schedules educational presentations during its regular meetings to stay current on market, regulatory and industry issues. Five such educational sessions were held during 2015, often conducted by outside experts, in subject areas of cybersecurity, effective corporate governance, evolving mortgage regulations, bankcard products, and the impact of technology on small business banking. In addition, our Board members periodically attend industry conferences, meetings with regulatory agencies, and training and educational sessions pertaining to their service on the Board and its committees.
The Board typically invites members of management, including our president and chief operating officer, or COO; chief financial officer, or CFO; general counsel; chief risk officer, or CRO; chief credit officer; and director of Internal Audit to attend Board meetings and Board committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management do not attend executive sessions of the Board, except when requested by the Board.

CORPORATE GOVERNANCE
CORPORATE GOVERNANCE GUIDELINES AND POLICIES
In addition to the elements of corporate governance reflected in our Board structure and responsibilities, we maintain a comprehensive set of corporate governance guidelines and policies. These are adopted and updated by the Board upon the recommendation of the Nominating and Corporate Governance Committee and include the following:

•
Corporate Governance Guidelines, which address our Board’s structure and responsibilities, including the Board’s role in management succession planning and the evaluation and compensation of executive officers

•	Code of Business Conduct and Ethics, which applies to all of our officers and employees, including the CEO, CFO, and controller

•	Code of Business Conduct and Ethics for members of the Board of Directors

•
Related-Party Transactions Policy, which prohibits certain transactions between the Company and its directors, executive officers, and five percent shareholders without necessary disclosure and approval or ratification

•	Stock Ownership and Retention Guidelines, under which our executive officers and directors are expected to hold specified amounts of our common shares

•	Policies prohibiting hedging and restricting pledging of Company stock by directors or executive officers

•
Incentive Compensation Clawback Policy, which allows the Company to, among other actions, recapture prior incentive compensation or cancel all or a portion of long-term incentive awards granted to an employee:

◦
If, in certain circumstances, the Company suffers extraordinary adverse impact because of the employee’s wrongdoing, or the employee is awarded compensation based on significantly incorrect information, or

◦
If required by law, including the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, or regulations promulgated under those laws.

These guidelines and policies are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on “Corporate Governance.” Our Board committee charters and information concerning purchases and sales of our equity securities by our executive officers and directors are also available on our website.
BOARD INDEPENDENCE AND LEADERSHIP STRUCTURE
Our Board continues to be strongly independent. The Board has determined that 9 of our 11 Board members nominated for reelection at the Annual Meeting are “independent” directors, as defined by the rules of The Nasdaq Stock Market LLC, or Nasdaq, and our Corporate Governance Guidelines. In addition, the Board’s Lead Director, the chairpersons of each of the Board’s committees, and all of the members of the Board’s committees, other than the Executive Committee, are independent.
Under our Corporate Governance Guidelines, a director will be considered independent only if he or she: (i) is “independent” under Nasdaq rules, and (ii) does not have any relationship which, in the opinion of the Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Each director is required to inform the chairperson of the Company’s Nominating and Corporate Governance Committee of any such direct or indirect relationship between the director and the Company or its subsidiaries (such as where the director is a partner, shareholder or officer of an organization that has any relationship with the Company or any of its subsidiaries) that could interfere with the director’s exercise of independent judgment. In determining whether any such relationship in fact would interfere with a director’s exercise of independent judgment, the Board considers such factors as it deems appropriate, such as the relative magnitude of the relationship, the financial or other importance of the relationship to the director and the Company and its subsidiaries, and whether the relationship was made in the ordinary course on arms-length terms for which substitute arrangements are readily available to the director and the Company and its subsidiaries. Applying this definition, the Board has determined that all of our directors are independent except for Harris H. Simmons, who is the CEO of the Company, and L. E. Simmons, who is Harris H. Simmons’ brother. In addition, members of the Board committees must meet all other independence and experience standards required by law or rules and regulations of governmental agencies or self-regulatory bodies.
Our Board considers its governance periodically and believes, at this time, that combining the roles of chairman and CEO is the most appropriate leadership structure for the Company. In reaching this view, the Board took into consideration several factors. Our CEO, Harris H. Simmons, has over 40 years of experience with the Company, including 26 years of service as our CEO. His knowledge, experience, and personality allow him to serve ably as both chairman and CEO. Combining the roles of chairman and CEO facilitates a single, focused structure to implement the Company’s strategic initiatives and business plans.
At the same time, the Board feels that the current governance structure—which includes regular executive sessions each chaired by an independent Lead Director; meetings with the Company’s external auditors, internal auditors, and other consultants; meetings with members of our management; and active Board and committee members—provides effective challenge and appropriate oversight of the Company’s policies and business. The Board believes that separating the chairman and CEO positions would not strengthen the effectiveness of the Board.
At our Annual Meeting of shareholders in 2015, shareholders voted on a shareholder proposal requesting that the Board adopt a policy requiring that the chairman of the Board be an individual who has not previously served as an executive of the Company, and who is otherwise “independent” under Nasdaq rules.

Approximately 84% of voting shareholders rejected that proposal. In 2014, 2013 and 2010, 77%, 66%, and 59% of voting shareholders, respectively, defeated a similar shareholder proposal. The results of these votes evidence continued and growing shareholder support for our current leadership structure, which allows the Board discretion to select the person or persons most qualified to lead the Company. This year, shareholders will again consider a proposal that is substantively identical to those that shareholders have repeatedly rejected. For more information about the Board’s recommendation to vote against such proposal, see page 78 of the Proxy Statement.
INDEPENDENT COMMITTEE LEADERSHIP AND LEAD DIRECTOR
Each member of our Board of Directors is charged with exercising independent judgment and critically evaluating management’s performance and decisions. In order to facilitate and support an active and independent Board, and in keeping with our corporate governance philosophy and commitment to effective oversight, the Company’s Corporate Governance Guidelines provide that, in the event the chairman of the Board is an executive officer of the Company, an independent director selected solely by the Company’s independent directors will serve as the “Lead Director.” The role of the Lead Director is to provide an independent counterbalance to our structure of a combined CEO/chairman role, by exercising the following duties:

•	Presiding at all meetings of the Board at which the chairman of the Board is not present, including executive sessions of the independent directors

•	Calling meetings of independent directors

•
Serving as a liaison between the chairman of the Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Company and its performance, and relaying those concerns, where appropriate, to the full Board

•	Conducting an annual effectiveness evaluation call with each Board member

•	Consulting with the CEO regarding the concerns of the directors

•	Being available for consultation with the senior executives of the Company as to any concerns any such executive might have

•	Communicating with shareholders upon request

•	Advising the chairman of the Board regarding, and approving, Board meeting schedules, agendas, and information provided to the Board

•	Otherwise providing Board leadership when the chairman of the Board cannot or should not act in that role
Further, our Board’s Audit, Compensation, Risk Oversight, and Nominating and Corporate Governance Committees are composed entirely of independent directors, while five of the six members of our Executive Committee are independent. All five of our standing committees are chaired by independent directors.
BOARD COMMITTEES
Our Board of Directors has five standing committees:

•	Executive Committee

•	Audit Committee

•	Risk Oversight Committee

•	Compensation Committee

•	Nominating and Corporate Governance Committee

Members of committees are appointed by the Board following recommendation by the Nominating and Corporate Governance Committee and serve at the pleasure of the Board for such term as the Board determines. All committees other than the Executive Committee have written charters. The Executive Committee’s authority is incorporated in the Company’s Bylaws. The current versions of the written charters are posted on our website at www.zionsbancorporation.com and can be accessed by clicking on the “Corporate Governance” link. Periodically, our general counsel (with the assistance of outside counsel and other advisors, as appropriate) reviews all committee charters in light of any changes in exchange listing rules, SEC regulations or other evidence of “best practices.” The results of the review and any recommended changes are discussed with the committees, which review their charters periodically. The full Board then approves the charters, with any revisions it deems appropriate, based on the committees’ recommendations. In addition, each Board committee conducts an annual effectiveness evaluation. All of the committee charters were reviewed and significantly updated in the first quarter of 2015.
The Board appoints one member of each committee as its chairperson. Chair positions are rotated periodically at the Board’s discretion. Effective in the first quarter of 2015, new chairpersons were appointed to lead each of the Board’s standing committees. The committee calendars, meetings, and meeting agendas are set by the chairperson of the respective committee. As with full Board meetings, the CEO and other members of management are frequently invited to attend various committee meetings (or portions thereof) to provide information relating to their areas of responsibility. Members of management attend executive sessions only on invitation.
According to their charters, each of the Board’s committees has the authority to select, retain, terminate, and approve the fees of experts or consultants, as it deems appropriate, without seeking approval of the Board or management.
The following table provides membership information for each of the Board’s standing committees as of the record date of this Proxy Statement.

Name	Executive Committee	Audit Committee	Risk Oversight Committee	Compensation Committee	Nominating and Corporate Governance Committee
Jerry C. Atkin	✓			✓*	✓
John C. Erickson**	✓	✓	✓*
Patricia Frobes, Lead Director	✓*				✓
Suren K. Gupta			✓
J. David Heaney		✓			✓
Vivian S. Lee		✓
Edward F. Murphy	✓	✓*	✓
Roger B. Porter				✓	✓
Stephen D. Quinn		✓	✓
Harris H. Simmons	✓
L. E. Simmons
Shelley Thomas Williams			✓	✓
Steven C. Wheelwright***	✓			✓	✓*
*Committee Chair
** Mr. Erickson resigned from the Board and its Committees in April 2016 to accept a senior executive position with another financial institution and is not standing for reelection at the 2016 Annual Meeting. The appointment of a new Chair for the Risk Oversight Committee is pending.
***Mr. Wheelwright reached retirement age as specified in the Company's Corporate Governance Guidelines and therefore has not been nominated to stand for reelection at the 2016 Annual Meeting.

Executive Committee
Our Executive Committee had six members during 2015. The Executive Committee reviews projects or proposals that require prompt action from the Company. Subject to certain exceptions, the Executive Committee is authorized to exercise all powers of the full Board of Directors with respect to such projects or proposals when it is not practical to delay action pending approval by the entire Board. The Executive Committee does not have authority to approve or adopt, or recommend to the shareholders, any action or matter expressly required by law to be submitted to the shareholders for approval; adopt, amend, or repeal the Restated Articles of Incorporation or Restated Bylaws of the Company; or remove or indemnify directors. The Executive Committee met twice in 2015 to prepare for future Board meetings. The chairman of the Executive Committee is an independent director and serves as the Lead Director.
Audit Committee
Our Audit Committee had five members and met 19 times during 2015, including three joint sessions with the Company’s Risk Oversight Committee. A written charter approved by the Board governs the Audit Committee. Each of its members is independent, determined as described in its committee charter. Information regarding the functions performed by the Audit Committee and its membership is set forth in its charter and highlighted in the “Report of the Audit Committee” included in this Proxy Statement. The Board has determined that J. David Heaney is qualified as an audit committee financial expert and that he has accounting or related financial management expertise, in accordance with the rules of the SEC and Nasdaq’s listing standards.
Risk Oversight Committee
Our Risk Oversight Committee had five members and met 15 times during 2015, including three joint sessions with the Company’s Audit Committee. A written charter approved by the Board governs the Risk Oversight Committee. Each of its members is independent, determined as described in its committee charter. The Risk Oversight Committee serves to provide oversight of the Company’s enterprise-wide risk management framework, including the strategies, policies, procedures, and systems established by management to assess, understand, measure, monitor, and manage the Company’s significant risks. The Board has also determined that one or more of its members has experience in identifying, assessing, and managing risk exposures of large, complex, financial firms.
Compensation Committee
Our Compensation Committee had four members and met six times during 2015. Each of its members is independent, determined as described in its committee charter. The purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to the evaluation and compensation of our executives, including reviewing the Company’s executive compensation arrangements with a view toward assuring proper balance of objectives, eliminating elements that could encourage unnecessary and excessive risks, and avoiding jeopardy to the safety and soundness of the Company. The Compensation Committee considers the perspectives of shareholders, regulators, and outside consultants regarding executive compensation and produces reports, filings, and certifications related to compensation, in accordance with the rules and regulations of the SEC and other governmental agencies. The manner in which the Compensation Committee oversees and determines the compensation of our CEO and other executive officers is described in this Proxy Statement under “Compensation Discussion and Analysis.”
Compensation Committee Interlocks and Insider Participation
None of the members of the Compensation Committee during 2015 or as of the date of this Proxy Statement is or has been an officer or employee of the Company, and no executive officer of the Company served on the compensation committee or board of any company that employed any member of the Company’s Compensation Committee or Board. None of the members had a relationship that would require disclosure under the “Certain Relationships and Related Transactions” caption of any of our filings with the SEC during the past three fiscal years, except as may be described under “Ordinary Course Loans” in this Proxy Statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee had five members who met six times during 2015. Each of its members is independent, determined as described in its committee charter. The purpose of the Committee is to identify and recommend individuals to the Board for nomination as members of the Board and its committees and to assist the Board in oversight of the corporate governance principles of the Company.
In identifying and recommending nominees for positions on the Board, the Nominating and Corporate Governance Committee places primary emphasis on the following criteria, which are set forth under “Candidates for Board Membership” in our Corporate Governance Guidelines:

•	Personal qualities and characteristics, accomplishments, and professional reputation

•	Current knowledge and understanding of the communities in which we do business and in our industry or other industries relevant to our business

•	Ability and willingness to commit adequate time to Board and committee matters

•	Fit of the individual’s skills and qualities with those of other directors and potential directors in building a Board that is effective, collegial, and responsive to the needs of the Company

•	Diversity of viewpoints, backgrounds, and experience

•	Ability and skill set required to chair committees of the Board

•	Relevant and significant experience in public companies
The Nominating and Corporate Governance Committee does not assign specific weights to these criteria. Its objective is to assemble a Board whose members collectively meet the criteria and possess the talents and characteristics necessary to enable the Board to fulfill its responsibilities effectively.
The Nominating and Corporate Governance Committee evaluates each nominee based on the nominee’s individual merits, taking into account our needs and the composition of the Board. Members of the committee discuss and evaluate possible candidates in detail and suggest individuals to explore in more depth. Once a candidate is identified whom the committee wants to seriously consider and move toward nomination, the matter is discussed with the Board. Thereafter, the chairperson of the committee or his or her designee enters into a discussion with that candidate to determine interest and availability.
The Nominating and Corporate Governance Committee also considers candidates recommended by shareholders. The policy adopted by the committee provides that nominees recommended by shareholders are given appropriate consideration in the same manner as other nominees. Shareholders who wish to submit director nominees for consideration by the Nominating and Corporate Governance Committee for election at our 2017 Annual Meeting of Shareholders should follow the process set forth in the Company’s Bylaws described on page 82 under “Shareholder Proposals for 2017 Annual Meeting.”
BOARD INVOLVEMENT IN RISK OVERSIGHT
Risk Management Philosophy and Framework
The Company has developed a multifaceted and comprehensive approach to risk management. We recognize that risk is inherent in our business and central to everything we do. As a result, we have established a risk management process and philosophy that encourage enterprise-wide involvement in understanding and managing risks so that we may align levels and types of risk that we undertake with our business strategies, Risk Appetite Framework, and the interests of shareholders and other stakeholders.

The Company’s Risk Appetite Framework is a fundamental component of the Company’s risk management process. The framework enables the Board and management to better assess, understand, measure, monitor, and manage the risks posed by the Company’s business. The Risk Appetite Framework is organized into three lines of defense. The first line of defense rests with the business lines, which are closest to the Company’s day-to-day activities, have the greatest understanding of key risks, and own and manage those risks. The second line of defense comprises the Company’s enterprise risk management functions, which are charged with the oversight and monitoring of risks that have been taken by the business lines. Enterprise risk management includes, without limitation, the Company’s Enterprise Risk Management Committee, which is responsible for adopting and implementing the Risk Appetite Framework and related procedures. The third line of defense rests with the internal audit function. Internal Audit performs reviews independent of the Company’s business activities and provides the Board and senior management with independent and objective assurance on the overall effectiveness of governance, risk management, and internal controls. The Board’s Risk Oversight Committee reviews the Risk Appetite Framework at least annually and refers any recommended amendments to the Board for consideration and approval.
The Board oversees our overall risk management process, and monitors, reviews, and responds to reports and recommendations presented by its committees, management, internal and external auditors, legal counsel, and regulators. Through this ongoing oversight, the Board obtains an understanding of and provides significant input into how our management assesses, quantifies, and manages risk throughout the enterprise. The Board’s active involvement in risk oversight helps to hold management accountable for implementing the Company’s Risk Appetite Framework, policies, and practices in a manner that does not encourage unnecessary or excessive risk taking.
Board Committee Risk Oversight
The Board oversees risk through actions of the full Board and the activities of its Risk Oversight, Audit, and Compensation Committees:
Risk Oversight Committee. The Risk Oversight Committee reviews management’s assessment of the Company’s aggregate enterprise-wide risk profile and the alignment of the risk profile with the Company’s strategic plan, goals, and objectives. It reviews and oversees the operation of the Company’s Risk Appetite Framework. It formally reports to the full Board periodically and reviews and recommends the articulation of the Company’s Risk Appetite Framework and the overall risk capacity and risk appetite limits. The Risk Oversight Committee assists the Board and its other committees with their risk related activities. The Risk Oversight Committee coordinates with the Audit Committee and other committees of the Board with regard to areas of overlapping responsibility. The corporate CRO reports directly to the Risk Oversight Committee and directly to the Company’s CEO. The Risk Oversight Committee reviews the performance of the CRO and, when necessary, oversees the selection of his or her replacement.
Audit Committee. The Audit Committee plays a key role in risk management through its oversight of management’s responsibility to maintain an effective system of controls over financial reporting. Among other responsibilities, the Audit Committee regularly reviews our earnings releases and annual and quarterly filings with the SEC, and, where appropriate, reviews other selected SEC filings and disclosures regarding financial matters. It also receives formal reports from the directors of Internal Audit and Compliance and our general counsel on any significant matters. The director of Internal Audit reports directly to the Audit Committee and administratively to the Company’s CEO. The Audit Committee reviews the performance of the director of Internal Audit and, when necessary, oversees the selection of his or her replacement.
Compensation Committee. The Compensation Committee reviews our executive compensation programs and overall compensation arrangements, when appropriate, with external consultants and our senior risk officers, including our CRO, with a view to designing compensation in ways that discourage unnecessary and excessive risk taking. As noted in the section titled “Compensation Discussion and Analysis,” the Compensation Committee also evaluates the compliance of our compensation arrangements with any applicable laws and guidance or limitations issued by regulatory agencies.

REPORT OF THE AUDIT COMMITTEE

The following report of the Audit Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.
The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and financial reporting practices of Zions Bancorporation. During 2015, the Audit Committee met 19 times, including three joint meetings with the Risk Oversight Committee. The Audit Committee discussed with the CEO, CFO, controller, internal auditors, and our independent registered public accounting firm, which we refer to as the external auditors, the quarterly and annual SEC filings that contained financial information, prior to their public release. The Audit Committee also reviewed, where appropriate, other selected SEC filings and public disclosures regarding financial matters, such as those pertaining to earnings results.
In discharging its oversight responsibility, the Audit Committee obtained from the external auditors a formal written statement describing all relationships between the external auditors and the Company that might bear on the external auditors’ independence and discussed with the external auditors their independence and any relationships that may impact their objectivity and independence. The Audit Committee also discussed with management, the internal auditors, and the external auditors the quality and adequacy of Zions Bancorporation’s internal controls and the internal audit function’s organization, responsibilities, budget, and staffing. The Audit Committee reviewed both with the external and internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with the external auditors all communications required by generally accepted auditing standards, the Public Company Accounting Oversight Board, SEC, and others, and, with and without management present, discussed and reviewed the results of the external auditors’ audit of the financial statements and internal controls over financial reporting. The Audit Committee followed formal policies and procedures governing the pre-approval of audit and permissible non-audit services to be performed by the Company’s external auditors. The Audit Committee also discussed the results of the internal audit examinations. During 2015, the Audit Committee’s charter was reviewed, revised, and deemed effective. In addition, the Audit Committee held regular executive sessions and private meetings with members of management, regulators of the Company, internal auditors, and external auditors, and performed other actions deemed necessary to discharge the Audit Committee’s responsibilities. The Audit Committee conducts periodic effectiveness self-evaluations for review with the Board of Directors that include a comparison of the performance of the Audit Committee with the requirements of its charter. The Audit Committee’s charter, which describes the Committee’s roles and responsibilities, is available on the Company’s website at www.zionsbancorporation.com. See the description of the Audit Committee in this Proxy Statement under “Board Committees” and “Board Involvement in Risk Oversight” for further information about the Audit Committee’s composition and responsibilities.
As set forth in the Audit Committee charter, management of the Company is responsible for the integrity of the Company’s financial statements and reporting. Management is also responsible for maintaining an effective system of controls over appropriate accounting and financial reporting principles, policies, and internal controls that provide for compliance with accounting standards and applicable laws and regulations, policies and procedures, and ethical standards. The internal auditors are responsible for independently assessing such financial reporting principles, policies, and internal controls as well as monitoring management’s follow-up to any internal audit reports. The external auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each Quarterly Report on Form 10-Q, annually auditing the effectiveness of internal controls over financial reporting and other procedures. The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards.
The Audit Committee reviewed and discussed the audited financial statements and the report of management on internal control over financial reporting of Zions Bancorporation as of and for the year ended December 31, 2015, with management and internal and external auditors. Relying on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the Zions Bancorporation audited financial statements and management’s assessment of internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the SEC.
Edward F. Murphy, Chairman
John C. Erickson
J. David Heaney
Vivian S. Lee
Stephen D. Quinn

EXECUTIVE OFFICERS OF THE COMPANY
The following information is furnished with respect to certain of the executive officers of the Company. Unless otherwise noted, the positions listed are those the officers hold with the Company and its subsidiary, ZB, N.A., as of the date of this Proxy Statement.

Individual (1)	Principal Occupation During Past Five Years (2)
Harris H. Simmons Age 61 Officer since 1981	Chairman* and Chief Executive Officer.
James R. Abbott Age 42 Officer since 2009	Senior Vice President, Investor Relations.
Bruce K. Alexander Age 63 Officer since 2000	Executive Vice President. President and Chief Executive Officer of ZB, N.A. – Vectra Bank Colorado.*
A. Scott Anderson Age 69 Officer since 1997	Executive Vice President. President and Chief Executive Officer of ZB, N.A. – Zions Bank.*
Paul E. Burdiss Age 50 Officer since 2015	Executive Vice President and Chief Financial Officer. Prior to May 2015, Corporate Treasurer at SunTrust Banks, Inc. and SunTrust Bank.
David E. Blackford Age 67 Officer since 2001	Executive Vice President. Chief Executive Officer of ZB, N.A. – California Bank & Trust.*
Dallas E. Haun Age 62 Officer since 2007	Executive Vice President. Chief Executive Officer of ZB, N.A. – Nevada State Bank.*
Alexander J. Hume Age 42 Officer since 2006	Senior Vice President and Corporate Controller.
Dianne R. James Age 62 Officer since 2012	Executive Vice President and Chief Human Resources Officer. Officer of National Bank of Arizona holding various positions from 2006 to 2013.
Thomas E. Laursen Age 64 Officer since 2004	Executive Vice President, General Counsel and Secretary.
LeeAnne B. Linderman Age 60 Officer since 2015	Executive Vice President, Retail Banking. Officer of Zions First National Bank holding various positions from 1992 to 2015.
Scott J. McLean Age 59 Officer since 2006	President and Chief Operating Officer. Executive Vice President of the Company and Chief Executive Officer, Amegy Bank N.A. from December 2009 to February 2014.
Keith D. Maio Age 58 Officer since 2005	Executive Vice President and Chief Banking Officer. President and Chief Executive Officer of National Bank of Arizona from 2005 to 2015.
Michael Morris Age 57 Officer since 2013	Executive Vice President, Chief Credit Officer. Prior to August 2013, Executive Vice President, Real Estate Banking of Zions First National Bank.

Individual (1)	Principal Occupation During Past Five Years (2)
Joseph L. Reilly Age 62 Officer since 2011	Executive Vice President and Chief Technology Strategist. Executive Vice President and Chief Information Officer of the Company from 2011 to 2015.
Rebecca K. Robinson Age 41 Officer since 2016	Executive Vice President and Director of Wealth Management. President of Zions Trust from April 2013 to January 2016. Prior to April 2013, Senior Director of Planning at Wells Fargo.
Stanley D. Savage Age 70 Officer since 2001	Executive Vice President. President and Chief Executive Officer of ZB, N.A. – The Commerce Bank of Washington.*
Edward P. Schreiber Age 57 Officer since 2013	Executive Vice President and Chief Risk Officer. From 2010 to April 2013, Managing Director of Alvarez & Marsal.
Jennifer A. Smith Age 43 Officer since 2015	Executive Vice President and Chief Information Officer. Officer of Zions Management Services Company holding various positions from 2011 to 2015.
Steve D. Stephens Age 57 Officer since 2010	Executive Vice President. President and CEO of ZB, N.A. – Amegy Bank.*
Mark R. Young Age 56 Officer since 2015
Executive Vice President. President and Chief Executive Officer of ZB, N.A. – National Bank of Arizona.* From 2011 to June 2015, Executive Vice President, Real Estate Banking of National Bank of Arizona.

[1]	Officers are appointed for indefinite terms of office and may be removed or replaced by the Board or by the supervising officer to whom the officer reports.

[2]	An asterisk (*) denotes that the individual held the same or similar position for one or more of the Company’s bank affiliates for some or all of the period from 2010 to 2015.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY
In this Compensation Discussion and Analysis, or CD&A, we provide an overview of our executive compensation philosophy and decision-making process for 2015 and the factors we considered in making those decisions. This CD&A focuses on our Named Executive Officers, or NEOs, for 2015 which included our CEO, current and retired CFOs, and our three next most highly compensated executive officers:

•	Harris H. Simmons, Chairman and CEO

•	Paul E. Burdiss, CFO (appointment became effective on May 8, 2015)

•	Scott J. McLean, President & COO

•	A. Scott Anderson, President and CEO of ZB, N.A. - Zions Bank

•	Edward P. Schreiber, CRO

•	Doyle L. Arnold, Vice Chairman and CFO (retired as CFO on May 7, 2015)
All of the NEOs are members of our Executive Management Committee, or EMC, which is made up of our CEO and his senior leadership team. Compensation for members of the EMC is determined by the Compensation Committee, or the Committee.
2015 COMPENSATION HIGHLIGHTS
The Committee awarded the Company’s NEOs total compensation with respect to 2015 that the Committee believes is generally commensurate with the Company’s performance in 2015. The Company had many accomplishments in 2015, some of which are as summarized below under “2015 Performance Highlights.” We achieved solid growth in core earnings and core fee income, and we met our two publicly stated goals of keeping adjusted expenses at or below $1.6 billion and lowering our efficiency ratio below 70% for the second half of the year. Meeting both of these goals was an important milestone on our path to improved earnings. We also experienced strong credit quality in 2015, with net charge-offs totaling a very modest 0.10% of average loans despite deterioration in our energy loan portfolio. We believe our industry leading capital and loan loss reserve levels, combined with our very strong liquidity and credit quality, position us for strong earnings growth going forward.
Although we made progress on many fronts, our 2015 total shareholder return lagged those of our peers. Due to the equity component of our compensation program design and our stock ownership and retention guidelines, the 4.2% decline in our stock price impacted our executives in direct alignment with our shareholders.
The 2015 annual cash incentive awards for the four executives that were NEOs in both 2014 and 2015 (i.e., Messrs. Simmons, McLean, Anderson and Schreiber) were reduced a combined 5% year-over-year and the total grant date value of the equity awards made to these four executives was also down 13% from the prior year.
The total compensation for the Company’s CEO and COO continues to remain below peer averages. For 2015, the total compensation for Messrs. Simmons and McLean are projected to be 53% and 19% below the median for similarly situated executives in the Company’s 2015 Custom Peer Group, respectively.
The Company continues to sharpen the design of its incentive compensation programs. Our aim is to drive accountability to all employees; focus on achieving goals that will create long-term shareholder value; and strengthen the connections between executive pay and performance. This commitment is evidenced by the following decisions:

•	The Company’s annual cash incentive pool for 2015 was reduced by more than 5% year-over-year.

•
Failure to achieve our 2016 noninterest expense and efficiency ratio targets can be expected to correspondingly reduce funding of various executive compensation programs, which may include the following:

◦	2016 annual incentive award pool

◦	2016 - 2018 multi-year cash incentive plan (also known as Value Sharing Plans)

◦	Future accruals related to payouts, if any, for the 2014-2016 Value Sharing Plans and 2015-2017 Value Sharing Plans
Given the Company’s emphasis on incentive-based compensation, as illustrated below, we believe these actions provide our executives and employees a powerful incentive to achieve our ultimate goal of generating competitive rates of return and value for our shareholders.
In 2015, our shareholders approved a non-binding advisory say-on-pay proposal at our 2015 Annual Meeting with over 99% of the votes cast voting in favor of that proposal. The Committee reviewed the results of the shareholder vote, which indicates there is strong support among shareholders for our compensation structure and decisions.
We believe that our executive compensation program strikes an appropriate balance between fixed and variable pay as well as short and long-term pay. The exhibits below present the mix of direct compensation at target performance for our CEO and other NEOs in 2015.

The long-term awards granted in May 2015 (which vest over multiyear periods and make up approximately two-thirds of total incentive compensation) are focused on future performance. The grant mix of these long-term incentives to NEOs varies by position. Overall, the target mix in 2015 was 44% long-term cash performance units, or Value Sharing Plan units, 42% restricted stock units, and 14% stock options. The actual compensation ultimately earned from these awards is highly dependent upon future stock price and financial performance. Details on the program and on individual grant decisions are set forth below under the “Components of Executive Compensation” and “Compensation Decisions for Named Executive Officers” sections, respectively.
Risk mitigation concerns were balanced with profitability and other performance objectives through features of our compensation plans that expose our executives to loss of potential compensation value in the event of adverse financial results, adverse risk outcomes or other factors. This balancing of objectives and risk concerns has been furthered by other important design characteristics of our executive compensation arrangements.

What We Do:
Require strong ownership and retention of equity
The Company has adopted strong share ownership and retention guidelines. The ownership guidelines range from 1x to 5x base salary. The Committee has assigned the CEO a stock ownership guideline of 5x base salary. Executives not meeting the 1x to 5x base salary ownership guidelines may also comply by retaining 50% of the net shares awarded to them. The retention provision is designed to allow newly hired executives to build stock holdings over time and to enable executives to maintain compliance with guidelines in times of substantial stock price decline. Further, beginning in 2015, two-year post-vest holding restrictions were attached to the restricted stock unit grants awarded to Messrs. Simmons and McLean. These restrictions prohibit Messrs. Simmons and McLean from the sale, transfer or other disposition of the shares associated with these grants for an additional two years following their respective vesting dates.

Require “double trigger” for benefits under CIC agreements
The Company’s change in control, or CIC, agreements are subject to “double trigger” requirements, meaning that severance benefits are payable only if an executive experiences a qualifying termination of employment after a CIC. These requirements are intended to prevent our executive officers from receiving windfall benefits in the event of a CIC.

Require a “double trigger” for accelerated vesting of equity awards upon a CIC
The Company’s 2015 Omnibus Incentive Plan provides for accelerated vesting of equity and other awards under the plan after a CIC on a “double trigger” basis, that is, if the holder experiences a qualifying termination of employment after the CIC. As with other double-trigger severance, this is also intended to prevent a windfall to award holders upon a CIC, except where their employment is also terminated.

Review share utilization	The Compensation Committee regularly reviews share overhang and run-rates and maintains share utilization levels within industry norms.
Enable clawbacks
Our current incentive compensation clawback policy allows the Company to, among other actions, recapture prior incentive compensation awarded based on materially inaccurate performance metrics and cancel all or a portion of long-term incentive awards based on performance against risk metrics, risk-related actions, or detrimental conduct.

Retain an Independent Consultant
The Compensation Committee retains an independent compensation consultant to assist in developing and reviewing our executive compensation strategy and programs. The Compensation Committee, with the assistance of the independent consultant, regularly evaluates the compensation practices of our peer companies to confirm that our compensation programs are consistent with market practice.

Discourage excessive and unnecessary risk taking
We discourage excessive risk taking by executives in many ways, including our balanced program design, multiple performance measures, clawback, and retention provisions. Our compensation programs discourage taking risks that are likely to have an adverse impact on the Company. We validate this through risk assessment of incentive-based compensation plans. Further, each member of the EMC is evaluated on the effectiveness of their individual risk management actions and results. This risk management effectiveness rating is an important input in the determination of their overall individual performance rating and annual cash incentive award.

What We Don’t Do:
No tax gross-ups on change in control payments	The Company’s CIC agreements do not provide for excise tax gross-ups on payments made in connection with a CIC.
No “timing” of equity grants
The Company maintains a disciplined equity approval policy. The Company doesn’t grant equity awards in anticipation of the release of material, non-public information. Similarly, Zions does not time the release of material, non-public information based on equity grant dates.

No option re-pricing	The Company does not re-price or backdate stock options.
No discounted stock options	The Company does not grant stock options with exercise prices below 100% of market value on the date of the grant.
Limit the use of employment agreements	The Company presently has no active employment contracts.
No personal use of corporate aircraft	The Company does not own or lease a corporate airplane, so personal use of corporate aircraft is not possible.
No hedging; restrictions on pledging
The Company adopted a policy prohibiting transactions by executives and directors that are designed to hedge or offset any decrease in the market value of Zions’ equity securities. As more fully described elsewhere in this Proxy Statement, certain limitations have been placed on the extent to which executives and directors may hold Zions securities in a margin account or pledge Zions securities as collateral for a loan.

2015 PERFORMANCE HIGHLIGHTS
Key themes underlying the Company’s 2015 performance include:

•
The Company’s Net Earnings Available to Common Shareholders (NEAC) decreased approximately $80 million in 2015 to $247 million when compared to 2014 results. However, after excluding certain items including debt extinguishment, the loss on the sale of the collateralized debt obligation securities portfolio, severance and other items consistent with the way the Company calculates its efficiency ratio, as detailed on page 66 of this document, NEAC declined 4.0% to approximately $338 million in 2015 compared to approximately $352 million in 2014. An additional factor impacting year-over-year NEAC performance was the $98 million negative provision expense incurred in 2014 as compared to the $40 million provision expense for 2015.

•
The Company’s adjusted Pre-Tax, Pre-Provision Net Revenue (PPNR) increased by approximately $75 million in 2015, or 13% when compared to 2014 results, which compared favorably to the median growth rate for peers of 4% in 2015. The PPNR number is adjusted to exclude certain items including debt extinguishment, the loss on the sale of the collateralized debt obligation securities portfolio, severance and other items consistent with the way the Company calculates its efficiency ratio, as detailed on page 67 in this document.

•
The Company met its publicly stated goals to keep adjusted noninterest expense below $1.6 billion for the year and the efficiency ratio less than 70% during the second half of 2015. Total adjusted noninterest expense was $1,581 million for 2015. The Company is committed to maintaining adjusted noninterest expense below $1.6 billion and achieving an efficiency ratio of less than or equal to 66% in 2016. Details of the adjusted noninterest expense and the efficiency ratio calculation can be found on page 67 of this document.

•
The net interest margin, or NIM, was 3.19% and 3.26% for 2015 and 2014, respectively. The decrease resulted primarily from lower yields on loans and reduced interest income from FDIC-supported loans. The impact of these items was partially offset by lower yields and balances on our long-term debt and a change in the mix of interest-earning assets as cash held in money market investments was transitioned to term investment securities.

•
Although NIM decreased, the Company’s net interest income for 2015 improved by $35.3 million as compared to 2014. The increase was due in part to a reduction in long-term debt of $287 million through redemptions at maturity which reduced interest expense by approximately $54.8 million and will continue to benefit net interest income in 2016. Additionally, the Company increased the average investment securities portfolio by $1.7 billion in 2015 by purchasing several billion dollars of government agency securities, which resulted in a $24.3 million increase in interest income. This action should improve both the Company’s revenue stability under future stressful economic scenarios and current earnings significantly as compared to the alternative of holding money market investments.

•
Loans increased on a net basis by $586 million, or 1.5%, compared to December 31, 2014, including increases of $388 million in CRE term loans and $181 million in 1-4 family residential loans. We continued to manage the concentration of construction and land development loans, which declined by $145 million during 2015. We also continued to experience runoff and attrition in our National Real Estate group owner occupied loan portfolio, which is not expected to continue at the same pace in 2016, in addition to a strategic reduction in our oil and gas-related credit exposure.

•
Total deposits increased to a record $50.4 billion at December 31, 2015, compared to $47.8 billion at December 31, 2014. Average total deposits increased $2.3 billion to $48.6 billion for 2015, compared to $46.3 billion for 2014. Average noninterest bearing deposits increased $1.8 billion to $21.4 billion for 2015, compared to $19.6 billion for 2014, and were 44% of average total deposits.

•
During 2015, the Company underwent a significant balance sheet restructuring which contributed to overall changes in its risk profile. In addition to the aforementioned reduction in long-term debt and increase in the investment securities portfolio, the restructuring included reducing risk by:

◦
Selling the remaining collateralized debt obligation, or CDO, securities portfolio. Although this led to the realization of a $137 million loss, it is expected to improve the Company’s results under stressful economic conditions;

◦	Purchasing and retiring $180 million of our Series I preferred stock pursuant to a tender offer announced in October 2015; and

◦	Actively managing the oil and gas-related credit exposure, resulting in a reduction in such exposure of approximately $1 billion, or 17%, during 2015.

•
Noninterest income from customer-related fees in the fourth quarter of 2015 increased approximately $18 million, or 4%, from the prior year period. Most of the year-over-year increase was due to an increase in treasury management fees, credit card and interchange fees, and interest rate swap management fees.

2015 PERFORMANCE SNAPSHOT

Adjustments	2014 NEAC	2015 NEAC
1 Reported tax equivalent net interest income minus net loan charge-offs as a percentage of average earning assets

For purposes of these charts, peer median is the median of the relevant metric for the Zions peer group used in the comparative analyses published in the Company’s latest 10-K filing.

COMPENSATION DECISIONS FOR THE 2015 PERFORMANCE PERIOD
PLAN DESIGN AND AWARD HIGHLIGHTS
In 2015, the Company developed or enhanced certain design features it believed would help align compensation incentives with key performance objectives. These features included the following:

•
The Committee approved substantive changes to the methods, tools, and processes used to determine annual cash incentive payouts for EMC members. First, the Committee established formal annual cash incentive award targets for each EMC member, Second, the Company adopted structured guidelines designed to clarify how each EMC member’s overall performance rating should inform their respective annual cash incentive award payment. Finally, the Company expanded its assessment of each NEO’s risk management effectiveness for consideration in the determination of each EMC member’s overall performance rating.

•
The Committee approved the design of the Company’s 2015–2017 Value Sharing Plans in substantially the same form as the design of the 2014–2016 Value Sharing Plans. Changes included initiating the 12-month performance assessment period on January 1, 2015, rather than July 1 to create better alignment with the Company’s fiscal year; and lengthening the deferral period to 24-months (i.e., January 1, 2016 to December 31, 2017) from the 18-month deferral period utilized in the 2014–2016 plans.

•
The Compensation Committee determined in December 2015 to eliminate the design feature associated with Value Sharing Plans beginning in 2014-2016 and 2015-2017 that linked the settlement value of the initial nominal values to changes in the Company’s stock price during the deferral period. The Committee took this action in order to reduce the volatility of accruals connected with future payments.

•
The Company’s shareholders approved the 2015 Omnibus Incentive Plan in May 2015. This new equity compensation plan made nine million shares of the Company’s common stock available for issuance to employees through various award types, including stock options, restricted stock and restricted stock units as well as performance shares and performance units.

•
The Committee attached two-year post-vest holding restrictions on the restricted stock unit grants made to Messrs. Simmons and McLean in May 2015. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from trading, hedging or pledging these shares for an additional two-year period following each vesting event. In return, the Company is able to realize some cost savings due to the reduced liquidity of these equity grants. Also, the two-year post-vest holding restrictions provide a practical mechanism to fully comply with anticipated regulatory changes and expectations focused on incentive compensation clawback policies and practices.

COMPENSATION DECISIONS FOR NAMED EXECUTIVE OFFICERS
Individual compensation decisions for all the NEOs are based upon a variety of factors including, but not limited to, operational performance, financial and risk management results, achievement of strategic objectives and individual performance.

Base Salary
In February 2015, the Committee approved the following base salary increases for five of the six NEOs. Mr. Burdiss did not become an employee of the Company until April 2015 and the amount displayed in the chart below represents his starting base salary. The base salary increases for the other NEOs include a competitive merit increase and also recognize individual performance, experience, criticality of the position and market data. These increases became effective on January 1, 2015. Mr. McLean’s 2015 base salary also includes a $34,000 housing subsidy which is not considered in the determination of his incentive compensation targets or actual incentive compensation awards (which are based on a percentage of base salary as discussed below).

2015 Base Salary Increases
	% Increase	2015 Base Salary
Harris H. Simmons	2.2%	$940,000
Paul E. Burdiss	New Hire	$550,000
Scott J. McLean	3.2%	$644,000
A. Scott Anderson	1.5%	$548,000
Edward J. Schreiber	1.6%	$518,000
Doyle L. Arnold	1.8%	$580,000
In February 2016, the Committee decided that there would be no increases to NEO base salaries for the 2016 calendar year.
Annual Cash Incentive
The Committee established target and maximum potential cash incentive amounts for EMC members for the 2015 performance year. The target cash incentive structures were developed based on an independent analysis of peer compensation structures and target levels by position. The 2015 annual cash incentive targets for EMC members ranged from 60% to 90% of base salary. Maximum potential annual cash incentive amounts continued to be limited to 125% of target in order to discourage excessive and/or unnecessary risk taking.
The Committee, in collaboration with management, made additional refinements to the method and process used to determine annual cash incentive awards for EMC members. Specifically, the Company adopted structured guidelines designed to clarify how each EMC member’s overall performance rating should inform their respective actual annual cash incentive award payments. There are six tiers of performance ratings, and an EMC member’s performance under each tier can result in a different level of adjustment to such member’s actual annual cash incentive award, as compared with such member’s target annual cash incentive. The range of potential adjustment to the target annual cash incentive for the top five performance ratings is 50% to 125%. The lowest performance rating level limits actual annual cash incentive payments to a range of 0% to 50% of the individual EMC member’s target annual cash incentive.
While the Company believes these guidelines will improve transparency and strengthen the alignment between pay and performance, the Committee will continue to rely on discretion and the exercise of disciplined judgment (predicated on multiple factors) in making its final award determinations so that individual contributions align properly with the organization’s financial and risk management results.
In February 2016, the Committee assessed each EMC member’s performance against a variety of pre-established performance categories tailored to each EMC member at the recommendation of the CEO. The performance categories for each individual EMC member contained descriptions of key priorities for each executive to focus on during 2015. These focus areas and the relative weighting assigned to each category were established in the first quarter of 2015 and could be modified, if appropriate, during the course of the year. The performance categories and 2015 priorities for each NEO are set forth in the table below:

2015 Performance Categories	Harris Simmons	Paul Burdiss	Scott McLean	Scott Anderson	Edward Schreiber	Doyle Arnold
Operating earnings	✓	✓	✓	✓	✓	✓
Effective expense management	✓	✓	✓	✓	✓	✓
Non-interest income generation	✓	–	✓	✓	–	–
Effective risk management	✓	✓	✓	✓	✓	✓
Talent management & succession planning	✓	✓	✓	✓	✓	✓
Leadership for major projects	–	–	✓	✓	✓	–
Optimization & mgmt. of core business unit	–	–	–	–	✓	–
Other priorities and needs, teamwork, etc.	✓	✓	✓	✓	✓	✓
The Company also expanded its assessment of each NEO’s risk management effectiveness for consideration in the determination of each EMC member’s overall performance rating. These evaluations were prepared by Mr. Schreiber, the Company’s CRO.
In light of the Company’s 2015 financial results, management did not seek and the Committee did not approve full funding of the annual cash incentive pool.
Ultimately, the Committee relied on its review and evaluation of these various factors to award the following cash incentives to the NEOs for the 2015 performance year:

2015 Annual Cash Incentive Award
	% of Target Available Based on Perf. Rating	2015 Target Cash Incentive	% of Target Awarded	2015 Cash Award Incentive Award
Harris H. Simmons	90% to 100%	$828,000	50%	$420,000
Paul E. Burdiss	100% to 110%	$385,000	100%	$385,000
Scott J. McLean	100% to 110%	$457,500	87%	$400,000
A. Scott Anderson	100% to 110%	$383,600	89%	$340,000
Edward J. Schreiber	100% to 110%	$362,600	103%	$375,000
Doyle L. Arnold	100% to 110%	$125,000(1)	80%	$100,000
(1) Mr. Arnold’s 2015 Target Cash Incentive was pro-rated to reflect four months of employment during 2015 (January 1 to April 30) in which he was bonus eligible. The amounts in the table above for Mr. Arnold reflect his pro-rated target and actual 2015 annual cash incentive.

The decision to reduce the funding of the 2015 annual cash incentive pool resulted in most executives receiving awards that were less than the targets available to them based on their performance ratings. The Committee noted the following significant 2015 accomplishments in the assessment of each NEO’s performance during 2015:
Harris H. Simmons, Chairman & Chief Executive Officer

•
Substantial progress was made in 2015, including simplifying how we do business, creating greater focus and accountability and growing core earnings. However, return on capital performance and efficiency ratios remain sub-par relative to peers

•
Solid execution and progress on projects addressing the Company’s most pressing challenges. Initiated and executed the charter consolidation project, established and achieved the publicly stated goals of reducing the efficiency ratio to less than 70% for the second half of 2015, and keeping operating expenses at or below $1.6 billion for 2015

•	Completed the liquidation of the CDO portfolio, significantly reducing risk for the Company

•
Sound risk management as evidenced by better than average credit outcomes (Net Charge-offs/Total loans) both recently and over a number of years; high levels of liquidity and conservative interest rate risk positioning; and relatively low levels of operational losses

•	Notable improvement in risk management and regulatory matters as well as strengthened stress testing and capital planning processes
Paul E. Burdiss, CFO (effective May 8, 2015)

•
Substantially improved financial reporting and communications with management, the Board, investors and regulators. Materials are becoming more focused and analytically driven, moving rapidly away from data dissemination towards detail needed for executive-level decision making

•	Highly engaged in enhancing regulatory stress testing and asset liability committee processes

•	Outstanding job of successfully working through the reorganization of the Finance and Accounting functions

•	Demonstrated great skill and collaborative support for bringing additional enterprise focus to the active management of non-interest expense through the development of new reporting and tracking tools
Scott J. McLean, President & COO

•
Substantial progress was made in 2015, including simplifying how we do business, creating greater focus and accountability and growing core earnings. However, return on capital performance and efficiency ratios remain sub-par relative to peers

•	Exceptional job of integrating the work streams and overseeing the development of and implementing a governance structure for the Company’s suite of major projects

•	Extraordinary efforts and leadership on the Company’s cost reduction projects

•
Support of the Company’s risk management initiatives, including, importantly, holding the line on concentration limits in the energy portfolio. Outstanding job of communicating with investors, regulators, rating agencies and keeping the Company focused on early identification of problems

•	Leadership and much improved monitoring of the Company’s progress on improving fee income, especially good momentum in credit cards, Treasury Management, mortgage, and wealth management

•	Leadership and collaborative support provided to ensure our incentive compensation plan designs, governance, and administrative processes are well positioned to meet regulatory requirements
A. Scott Anderson, President and CEO of ZB, N.A. – Zions Bank

•
Excellent job of managing Zions Bank in a very challenging rate environment. Net income was $71 million less than 2014 (owing to the substantial reserve release in 2014), but $37 million, or 24.1%, better than plan

•
Very strong job of incorporating the Risk Appetite Framework into the operation of Zions Bank. He receives high scores on the risk issues scorecard and has put into place a variety of processes to monitor and manage risk outcomes

•	Zions Bank’s net charge-offs to average loans ratio was low at 0.08% in 2015, and classified loans were reduced to $354 million at the end of 2015, $77.2 million below 2014

•	Manages expenses effectively and continues to look for ways to reduce costs

•	Very effective in managing business development activities, and shows great personal leadership in spending a great deal of time with clients throughout Utah, Idaho, and Wyoming

•
Efforts in highlighting diversity and bringing strong women into responsible positions in the bank is without peer in the company. Zions Bank is regularly recognized as having one of the strongest teams of women bankers in the industry

Edward P. Schreiber, CRO

•	Extraordinary job of implementing a strong enterprise risk management program and integrating it into our banking operations and into other non-bank subsidiaries

•
Excellent job in helping to guide the Company to a stronger posture with respect to risk in the loan portfolio and industry leading performance relative to peers on net charge-offs. In particular, he has provided strong management of risk in the energy portfolio

•	Highly engaged in CCAR during the year. Model validations were completed in timely manner and model validation staffing was strengthened

•	Strong participation in each of the Company’s major projects
Doyle L. Arnold, Vice Chairman & CFO (Retired as CFO on May 7, 2015)

•	Continued substantial improvements to and upgrades of the Company’s stress testing and capital planning processes and capabilities

•	Outstanding job in managing his portion of the Company’s major projects, most notably the Chart of Accounts initiative which to date has experienced seamless implementation

•	Strengthening the financial talent in the Company
Long-Term Incentives
Value Sharing Plans
The Company’s multiyear cash incentive plans, referred to as Value Sharing Plans, encourage participants to focus on long-term financial results for the entities they manage and provide an opportunity for executive officers and certain designated key employees to share directly in meeting operating performance results (above predetermined minimum performance thresholds) over multiyear periods. In addition, both equity awards and Value Sharing Plan units subject executives to long-term risks faced by the Company. These plans are also useful as a key retention element because payouts are dependent upon continued employment.
2013–2015 Value Sharing Plans
The second of two performance periods for the 2013–2015 Value Sharing Plans concluded on December 31, 2015. Accordingly, payouts were made to each of the Company’s NEOs in February 2016.
In April 2013, the Committee established the 2013–2015 Value Sharing Plans consisting of a corporate-level and seven subsidiary-level plans covering the years 2013 through 2015. Each of the plans were designed with an initial nominal value set at the end of 2013 based on the performance of Zions Bancorporation or a subsidiary bank, as the case may be, in 2013; to make such initial nominal value subject to reduction based on Company or subsidiary bank performance during the three-year period 2013 through 2015, resulting in a final nominal value; and to settle each participation unit based on the final nominal value and changes in the Company’s average stock price in January 2016 compared to January 2014.

The 2013–2015 Value Sharing Plans provided for the initial nominal value of a participation unit to be set on the basis of (i) actual pre-tax, pre-provision income relative to budgeted levels, and (ii) actual credit losses as a percentage of average total loans and leases to budgeted levels. Each participation unit had an aspirational target value of $1.00 and an aggregate maximum value of $1.20. Intermediate values were to be established by interpolation.
The 2013–2015 Value Sharing Plans also provided that the initial nominal value of a participation unit could then be reduced, but not increased, based on pre-tax, pre-provision income and net charge-off performance during the three-year period 2013 through 2015, resulting in a final nominal value. Each participation unit would then be settled in cash at its final nominal value adjusted based on the change in the average price of the Company’s stock in January 2016 relative to that in January 2014.
Details of the award computations are summarized below:

	Zions Bancorp	Zions Bank	Amegy Bank

Initial Nominal Values (Set At End of 1-Year Perf. Period (12/31/13))	$0.30	$0.59	$0.56
Performance vs. Cumulative 3-Year Goals (1/1/2013 to 12/31/2015)
Adjustment for 3-Year PTPP Results	DNQ	($0.14)	($0.16)
Adjustment for 3-Year Net Charge-Off Results	$—	$—	$—
Final Nominal Value	$0.30	$0.45	$0.41
Adjustment for Change in Zions Stock Price (Jan 2016 v. Jan 2014)	($0.07)	($0.10)	($0.09)
Final Settlement Value (per participation unit)	$0.23	$0.35	$0.32

Summary of Cumulative 3-Year Performance Results
Adjusted 3-Year PTPP - Target Required to Avoid Reduction to Payout	$1,760,918	$913,325	$562,790
Adjusted 3-Year PTPP - Threshold Required to Qualify for Payout	$1,308,111	$678,470	$418,072
Actual Results - Adjusted 3-Year PTPP	DNQ	$802,532	$508,552
Percentage Reduction Due to 3-Year PTPP Shortfall	N/A	(47.18)%	(37.48)%
Per Unit Reduction Due to 3-Year PTPP Shortfall	N/A	($0.14)	($0.16)

Adjusted 3-Year Net Charge-Offs - Target Required to Avoid Reduction to Payout	0.6%	0.6%	0.6%
Adjusted 3-Year Net Charge-Offs - Threshold Required to Qualify for Payout	0.9%	0.9%	0.9%
Actual Results - Adjusted 3-Year Net Charge-Offs	0.11%	0.19%	0.23%
Percentage Reduction Due to 3-Year Net Charge-Off Results	—%	—%	—%
Per Unit Reduction Due to 3-Year Net Charge-Off Results	—	—	—

Percentage Change in Zions Stock Price (Jan 2016 ($23.10) v. Jan 2014 ($30.01))	(23.04)%	(23.04)%	(23.04)%
Per Unit Reduction Due to Change in Zions Stock Price	($0.07)	($0.10)	($0.09)
Messrs. Simmons, Arnold, and Schreiber held 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Messrs. McLean and Anderson held 50% of their participation units in the Zions Bancorporation Plan and the remaining 50% of their participation units in the Value Sharing Plan for Amegy Bank and Zions Bank, respectively. Mr. Burdiss was not yet an employee of the Company when participation units in the 2013-2015 Value Sharing Plans were issued and. accordingly, was not eligible to receive a payout from this program. Mr. Arnold retired from his role as the Company’s CFO on May 7, 2015.

Since Mr. Arnold completed nine of the twelve quarters in the 2013-2015 Value Sharing Plan performance period prior to his retirement, the value of his final settlement was reduced by 25%.

2013-2015 Value Sharing Plan - Final Settlement
	VSP Plan	# of Units	Final Settlement Value (Per Unit)	Pro-rata Adjustment	Final Settlement
Harris H. Simmons	Zions Bancorp	1,102,832	$0.23	n/a	$253,651
Paul E. Burdiss	Not Eligible	n/a	n/a	n/a	n/a
Scott J. McLean	Zions Bancorp	289,773	$0.23	n/a	$66,648
	Amegy Bank	289,772	$0.32		$92,727
A. Scott Anderson	Zions Bancorp	298,295	$0.23	n/a	$68,608
	Zions Bank	298,296	$0.35		$104,404
Edward J. Schreiber	Zions Bancorp	466,667	$0.23	n/a	$107,333
Doyle L. Arnold	Zions Bancorp	748,611	$0.23	$(43,045)	$129,136
2014–2016 Value Sharing Plans
The one-year performance periods for the 2014–2016 Value Sharing Plans concluded on June 30, 2015. Accordingly, at the end of the performance period, the Compensation Committee was responsible for reviewing the one-year performance results for each of the plans and assigning each plan an overall quartile rating based on their assessment. In addition, the Committee used the overall quartile ratings to inform their determinations of the Per Unit Funding Rates used to calculate the initial nominal value for each of the Plans’ participants.
Detailed in the table below are the initial nominal values calculations for each of the Company’s NEOs.

2014–2016 Value Sharing Plan - Initial Nominal Values
	VSP Plan	# of Units	Overall Quartile Rating	Funding Rate (Per Unit)	Initial Nominal Value
Harris H. Simmons	Zions Bancorp	1,102,833	Q2 (Mid)	$0.70	$771,983
Paul E. Burdiss	Not Eligible	n/a	n/a	n/a	n/a
Scott J. McLean	Zions Bancorp	579,545	Q2 (Mid)	$0.70	$405,681
A. Scott Anderson	Zions Bancorp Zions Bank	298,295 298,296	Q2 (Mid) Q2 (High)	$0.70 $0.84	$208,807 $250,569
Edward J. Schreiber	Zions Bancorp	466,667	Q2 (Mid)	$0.70	$326,667
Doyle L. Arnold	Zions Bancorp	748,611	Q2 (Mid)	$0.70	$524,027
Messrs. Simmons, Arnold, McLean, and Schreiber hold 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Anderson holds 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the Value Sharing Plan for Zions Bank. Mr. Burdiss was not yet an employee of the Company when participation units the 2014-2014 Value Sharing Plans were issued and, accordingly, is not eligible to receive a payout from this program.
All participation units in these Value Sharing Plans have an aspirational target of $1.00 per unit and a potential maximum value of $1.20 per unit. The initial nominal values displayed in the above table were computed using the Per Unit Funding Rates assigned by the Compensation Committee as detailed in the illustrations below:

Zions Bancorporation — 2014-2016 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	ACTUAL RESULT	OVERALL RATING &FUNDING
PTPP	Less than $494.8M	$494.8M to $502.4M	$502.5M to $510.0M	$510.1M to $522.8M	More than $522.9M	$554.2M	Q1 (High) = $1.20/unit
Net Charge-Offs	More than 75bp	51 to 75bp	36 to 50bp	20 to 35bp	Less than 20bp	5bp	Q1 (High) = $1.20/unit
Total Direct Expense	More than $1,593.8M	$1,593.8M to $1,578.7M	$1,578.6M to $1,563.5M	$1,563.4M to $1,548.3M	Less than $1,548.2M	$1,601.7M	Below Threshold $0.00/unit
Total Noninterest Income	Less than $455.7M	$455.7M to $469.2M	$469.3M to $480.6M	$480.7M to $489.7M	More than $489.8M	$513.0M	Q1 (High) = $1.20/unit
Strategic Progress	Unsatisfactory	< than Expected	Expected	> than Expected	Exemplary	Expected	Between Q2/Q3 $0.60/unit
ROA (vs. peer organizations)	Lowest				Highest	3rd Lowest (out of 17)	Below Threshold $0.00/unit
Tier 1 Common Capital Ratio (vs. peer organizations)	Lowest				Highest	3rd Highest (out of 17)	Eliminated From Consideration by the Compensation Committee
Interquartile Funding Ranges	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		

OVERALL "QUARTILE" RATING&FUNDING (Assigned by the Compensation Committee based on the simple average of actual results for 6 metrics)	**Q2 (Mid) = $0.70/unit**

ZFNB (Core Bank) — 2014-2016 VSP Performance Scorecard

Performance Measures (adjusted for selected items)	Performance Quartiles						
	Below Threshold	Quartile 4	Quartile 3	Quartile 2	Quartile 1	ACTUAL RESULT	OVERALL RATING &FUNDING
PTPP	Less than $244.1M	$244.1M to $247.8M	$247.9M to $251.6M	$251.7M to $257.8M	More than $257.9M	$252.1M	Q2 (Low) = $0.65/unit
Net Charge-Offs	More than 75bp	51 to 75bp	36 to 50bp	20 to 35bp	Less than 20bp	8bp	Q1 (High) = $1.20/unit
Total Direct Expense	More than $329.5M	$329.5M to $326.4M	$326.3M to $323.3M	$323.2M to $320.1M	Less than $320.0M	$311.9M	Q1 (High) = $1.20/unit
Total Noninterest Income	Less than $132.6M	$132.6M to $136.4M	$136.5M to $139.7M	$139.8M to $142.4M	More than $142.5M	$152.0M	Q1 (High) = $1.20/unit
Strategic Progress	Unsatisfactory	< than Expected	Expected	> than Expected	Exemplary	Expected	Q2 (Mid) = $0.775/unit
ROA (vs. peer organizations)	Lowest				Highest	3rd Lowest (out of 17)	Below Threshold $0.00/unit
Tier 1 Common Capital Ratio (vs. peer organizations)	Lowest				Highest	3rd Highest (out of 17)	Eliminated From Consideration by the Compensation Committee
Interquartile Funding Ranges	$0	High = $ 0.200/unit Mid = $ 0.100/unit Low = $ 0.000/unit	High = $ 0.550/unit Mid = $ 0.425/unit Low = $ 0.300/unit	High = $ 0.900/unit Mid = $ 0.775/unit Low = $ 0.650/unit	High = $ 1.200/unit Mid = $ 1.100unit Low = $ 1.000/unit		

OVERALL "QUARTILE" RATING&FUNDING (Assigned by the Compensation Committee based on the simple average of actual results for 6 metrics)	Q2 (High) = $0.84/unit

The initial nominal values are subject to a risk based forfeiture clause and will not be settled until after the conclusion of the 18-month deferral period which ends on December 31, 2016. The Compensation

Committee determined in December 2015 to eliminate the design feature which linked the settlement value of the initial nominal values to changes in the Company’s stock price during the deferral period. The Committee took this action in order to reduce the volatility of accruals connected with these future payments. Future payouts under this Plan may also be reduced in the event the Company does not achieve our 2016 noninterest expense and efficiency ratio targets.
The design of the 2014–2016 Value Sharing Plans was substantively changed relative to prior versions. Further details on these modifications and the design of the 2014–2016 Value Sharing Plans are provided in the “Compensation Elements” section.
2015–2017 Value Sharing Plans
In March 2015, the Committee established Value Sharing Plans consisting of a corporate-level and seven subsidiary-level plans covering the years 2015 through 2017. Unit awards to executives and other officers in the Value Sharing Plans are granted by the Committee on a discretionary basis, reflecting the position and proportionate responsibility for overall corporate results of each executive officer in the Company.
The allocation of units is based on an evaluation of individual performance, the individual’s contribution to Company performance, and the scope of individual responsibilities. Award sizes are also considered in view of competitive market levels of compensation for similarly situated executives in the Custom Peer Group (described below). Notably, however, since Value Sharing Plans are forward-looking incentives whose value to participants is realized over future time periods based on the achievement of specific future business and risk management objectives and/or the creation of shareholder value over time, there is less year-over-year variance (at an individual level) in the grant value of these types of incentives to participants.
The following table details the number and value of participation units in the 2015–2017 Value Sharing Plans granted to the Company’s NEOs. The Committee decided to grant Mr. Arnold $150,000 in cash paid out in three equal installments over three years in lieu of granting him value sharing units for his service for the first four months of 2015. This amount represents one-third of what his target value sharing plan grant would have been for a full year of service.

2015–2017 Value Sharing Plan
	# of Participation Units	Value @ $1.00 per unit
Harris H. Simmons	1,102,833	$1,102,833
Paul E. Burdiss	583,333	$583,333
Scott J. McLean	708,333	$708,333
A. Scott Anderson	596,591	$596,591
Edward J. Schreiber	466,667	$466,667
Doyle L. Arnold	Three annual payments of $50,000 beginning in 2016	$150,000
Messrs. Simmons, Burdiss, McLean, and Schreiber hold 100% of their participation units in the Zions Bancorporation Value Sharing Plan. Mr. Anderson holds 50% of his participation units in the Zions Bancorporation Plan with the remaining 50% of his participation units held in the Value Sharing Plan for Zions Bank.
All participation units in these Value Sharing Plans have a potential aggregate maximum value of $1.20 per unit. The value displayed in the above table was computed using the aspirational target value of $1.00 per unit.
Although the one-year performance period for the 2015–2017 Value Sharing Plans concluded on December 31, 2015, as of the date of this filing the Compensation Committee has not yet completed its assessment and determination of the initial nominal values for each of the plans.

The design of the 2015–2017 Value Sharing Plans is essentially the same as that used for the prior year. Future payouts under this Plan may be reduced in the event the Company does not achieve our 2016 noninterest expense and efficiency ratio targets.
Specific details on the design of the 2015–2017 Value Sharing Plans and a small number of minor modifications are provided in in the “Compensation Elements” section.
Stock Option Awards
In May 2015, the Committee, at their discretion, approved the following stock option grants for four of the Company’s six NEOs. Mr. Arnold retired at the end of May 2015 and was not granted any stock option awards. Generally, grants of stock options are influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since stock options are forward-looking incentives, however, there is less year-over-year variance (at an individual level) in the value of the options granted to participants.

2015 Stock Option Grants
	# of Stock Options	Grant Date Fair Value (Black-Scholes Option Value)
Harris H. Simmons	34,113	$210,573
Paul E. Burdiss	—	—
Scott J. McLean	23,456	$144,789
A. Scott Anderson	17,915	$110,586
Edward J. Schreiber	11,738	$72,456
Doyle L. Arnold	Retired - Not Eligible	—
Additionally, these stock option grants were, in accordance with the expectations issued by the Federal Reserve Board, limited to less than ten percent of each respective NEO’s total incentive compensation. Further details on the Company’s stock option grant practices are contained in the “Compensation Elements” section.
Restricted Stock Awards
In May 2015, the Committee also approved restricted stock or restricted stock unit awards for each of the NEOs. These grants were intended to focus senior executives on future performance. Like the granting of stock options, the size of these grants is generally influenced by a subjective evaluation of individual performance, the scope of the individual’s responsibilities and market data. Since restricted stock unit awards are forward-looking incentives, however, there is less year-over-year variance (on an individual level) in the value of the awards granted to participants.
These awards will vest ratably, 25% per year for four years on the anniversary date of the grant. The Committee also attached two-year post vest holding restrictions on the restricted stock units awarded to Messrs. Simmons and McLean. The two-year post vest holding restrictions prohibit Messrs. Simmons and McLean from trading, hedging, or pledging these shares for an additional two-year period following each vesting event. The two-year post vest holding restrictions provide a practical mechanism to fully comply with anticipated regulatory changes and expectations focused on incentive compensation clawback policies and practices.
Mr. Burdiss received two grants of restricted stock units during 2015. He was awarded $540,527 in restricted stock units upon starting his employment with the Company in April 2015. Additionally, to replace unvested compensation he had with his prior employer, Mr. Burdiss was awarded $499,986 in restricted stock units on May 22, 2015 that will vest in 50% increments on May 22 of 2016 and 2017.

2015 Restricted Stock Unit Grants
	# of Restricted Stock Units	Grant Value Date Fair Value
Harris H. Simmons[1]	18,901	$548,507
Paul E. Burdiss
Replacement Grant	17,229	$499,986
Annual Grant	18,626	$540,527
Total	35,855	$1,040,513
Scott J. McLean	13,562	$393,569
A. Scott Anderson	9,131	$264,982
Edward J. Schreiber	13,240	$384,225
Doyle L. Arnold	Retired - Not Eligible	$—

COMPENSATION PHILOSOPHY AND OBJECTIVES
PHILOSOPHY, OBJECTIVES, AND PRACTICES
We believe the most effective executive compensation program is one that emphasizes the alignment of executives’ interests with those of Company shareholders. Specifically, our executive compensation programs are designed to achieve the following objectives:

•	Attract and retain talented and experienced executives necessary to prudently manage shareholder capital in the highly competitive financial services industry

•	Motivate and reward executives whose knowledge, skills, and performance are critical to our success

•
Align the interests of our executive officers and shareholders by compensating our executives for managing our business to meet our long-term objectives, and reward performance above established targets

•	Support performance-based goals by linking significant percentages of CEO and senior executive compensation to performance, effectively using deferred pay, “clawbacks,” and performance conditions

•
Pursue all compensation objectives in a manner that seeks to discourage risks that are unnecessary or excessive, or could jeopardize the safety and soundness of the Company, including incorporating performance goals specifically tied to risk management

Our compensation philosophy supports and reflects the Company’s risk management culture. Zions’ 2015 compensation program for senior executives was designed to encourage management of risk and discourage inappropriate risk taking by granting a diverse portfolio of incentive compensation awards to our executives and other senior employees that are expected to reward desired behavior over time.
Specifically, for 2015, we balanced our portfolio of awards between fixed and variable compensation, cash and equity-based compensation, and annual and long-term compensation. Compensation decisions for 2015 relied on discretion to consider other factors, such as effective risk management, compliance with controls and ethical duties, competition for top talent, market-based pay levels, and the need to attract, develop, grow, and retain the leadership team.
1 Mr. Simmons received a grant of restricted shares with the same terms as the grants of restricted stock units received by the other NEOs.

ROLES AND RESPONSIBILITIES
Role of the Committee
The Compensation Committee makes decisions regarding the compensation of our executives. Specifically, the Committee has strategic and administrative responsibility for a broad range of issues. These include ensuring that we compensate executives and key management effectively and in a manner consistent with our stated compensation philosophy and objectives and the requirements of the applicable regulatory bodies. The Compensation Committee’s authority and responsibilities are set forth in its charter and include, but are not limited to:

•	Reviewing and recommending to the full Board the compensation for the Company’s CEO

•	Approving the compensation for the remaining NEOs, and other members of the EMC

•	Selecting and approving the performance metrics and goals for all executive management compensation programs and evaluating performance at the end of each performance period

•	Approving annual cash incentive award opportunities, equity award opportunities, and long-term cash award opportunities under the Company’s Value Sharing Plans
In making compensation decisions, the Committee uses several resources and tools, including the services of McLagan, an independent executive compensation consulting firm with financial services industry expertise that was retained by, and reports to, the Committee. The Committee also considers summary analyses of total compensation delineating each compensation element, risk scorecards provided by our CRO, competitive benchmarking and other analyses as described below.
In 2015, the Committee took the following steps, among others, to ensure that it effectively carries out its responsibilities:

•	Conducted an annual review of the Committee Charter to ensure that it effectively reflects the Committee’s responsibilities

•	Conducted an annual review of the Company’s Custom Peer Group

•
Scheduled an executive session prior to the conclusion of each of the Committee meetings, without members of management, for the purpose of discussing decisions related to the CEO’s performance, goal-setting, compensation levels, and other items deemed appropriate by the Committee

•	Completed an annual self-evaluation of the Committee’s effectiveness

•	Completed an annual review of the external compensation consultant’s performance to ensure the Committee receives the appropriate resources and counsel

•	Worked to meet expectations and guidance from our banking regulators
Role of the Independent Consultant
The Committee uses the services of an outside executive compensation consultant, McLagan, to provide guidance and advice to the Committee on all matters covered by its charter. This consultant was directly selected and engaged by the Committee to provide a broad set of services pertaining to the compensation of the Company’s executives.
The consultant fulfills the following responsibilities:

•	Reviews the Committee’s charter and recommends changes as appropriate

•	Reviews the Committee’s agendas and supporting materials in advance of each meeting

•	Advises the Committee on management proposals, as requested

•	Reviews information from the Custom Peer Group (described below) and survey data for competitive comparisons

•
Reviews the Company’s executive compensation programs and advises the Committee on the design of incentive plans or practices that might be changed to improve the effectiveness of its compensation program

•	Reviews competitive pay practices of the Custom Peer Group for its Boards of Directors and recommends to the Committee changes required to pay the Company’s Board of Directors in a competitive fashion

•	Reviews, analyzes, and summarizes survey data on executive pay practices and amounts that come before the Committee

•	Attends all of the Committee meetings, including all executive sessions with only the Committee members as requested

•	Advises the Committee on potential practices for Board governance of executive compensation as well as areas of concern and risk in the Company’s programs
During 2015, McLagan was specifically engaged on the following projects:

•
Advised the Committee with respect to the appropriateness of compensation structure and actual amounts paid to the Company’s executive officers given the Company’s compensation philosophy, size, and Custom Peer Group

•	Advised on the appropriateness of executive performance goals and metrics

•	Reviewed and advised on the compensation for the Company’s Board of Directors

•	Advised on the refinement of Company’s methods and processes for determining annual cash incentive awards for individual EMC members

•	Prepared analyses and advised on the drafting of the Company’s new equity compensation program prior to its approval by shareholders in May 2015

•	Advised and conducted critical analysis relating to the introduction of post vest holding requirements on the 2015 restricted stock unit grants to Messrs. Simmons and McLean

•	Reviewed and advised on the Company’s revised Risk Management Effectiveness Scorecard for individual EMC members

•	Worked collaboratively with members of management and the Committee to assess the composition of the Company’s Custom Peer Group and provided counsel on possible adjustments

•	Advised the Committee on market and regulatory trends and developments

•	Reviewed the 2015 Compensation Discussion and Analysis and related sections for this Proxy Statement
Based on its review of relevant factors, the Committee assessed McLagan’s independence and concluded that no conflict of interest existed that would have prevented McLagan from independently advising the Committee during 2015. Fees paid to McLagan for work performed for the Compensation Committee during 2015 totaled approximately $418,026. Fees paid to McLagan for executive and director compensation advisory services totaled approximately $231,000. Performance and compensation survey data and consulting advice delivered to management during 2015, including advisory services for both the 2015 equity plan and post-vesting illiquidity hold analysis for the 2015 equity grants, totaled approximately $187,025.

Role of Executive Officers in Compensation Decisions
The CEO annually reviews the performance of each of the other NEOs, along with a risk effectiveness assessment. Based on these evaluations, the CEO makes compensation recommendations to the Committee, including recommendations for salary adjustments, annual cash incentive awards, and long-term equity and long-term cash incentive award opportunities. In addition, the CEO and other members of the EMC also annually assess performance for other executive officers and make compensation recommendations to the Committee. Although the Committee considers these recommendations along with data provided by its other advisors, it retains full discretion to set all compensation for the Company’s executive officers.
Additionally, the CEO, CFO, CRO, chief credit officer, and other select members of the Company’s EMC serve on the Incentive Compensation Oversight Committee, or ICOC. The ICOC reviews and evaluates all incentive compensation plans in which the participants include executive management and other employees that expose the organization to material inherent risks. The purpose of these reviews is to address the concern that the Company’s incentive compensation plans not incent or pose excessive or unnecessary risks to the Company.
PEER GROUP
In making compensation decisions, the Committee has historically compared major elements of total direct compensation against a custom peer group of comparable publicly traded commercial banking companies, which we refer to as the Custom Peer Group. The Committee refers to this Custom Peer Group for both compensation and performance-related benchmarking. Financial performance data is prepared either by the Committee’s independent compensation consultant, McLagan, or by the Company, using publicly available data from public filings and audited financial statements. Compensation data is generally prepared by the Committee’s external compensation consultants, using proprietary compensation databases and publicly available data from proxy statements. The Company’s consultant reviews any financial and/or compensation data that is prepared by the Company and provided to the Committee.
The Custom Peer Group consists of companies that are reasonably comparable in terms of size and scope of business to the Company and against which the Committee believes the Company competes for talent and shareholder investment. The following 18 companies were identified by the Committee as the 2015 Custom Peer Group.

• Associated Banc-Corp	• First Republic Bank (added in 2015)
• BB&T Corporation	• Fifth Third Bancorp
• BOK Financial Corporation	• Huntington Bancshares Incorporated
• Citizens Financial Group (added in 2015)	• KeyCorp
• Comerica Incorporated	• M&T Bank Corporation
• Commerce Bancshares, Inc.	• People’s United Financial, Inc.
• East West Bancorp, Inc. (added in 2015)	• Regions Financial Corporation
• First Horizon National Corp.	• SunTrust Banks, Inc.
• FirstMerit Corp. (added in 2015)	• Synovus Financial Corp.
The Committee periodically, but not less than annually, reviews the Custom Peer Group and considers changes to the Custom Peer Group deemed necessary to ensure that the nature and size of the organizations continues to be appropriate. Based on the Committee’s evaluation of the Custom Peer Group for 2015, the Committee decided to make changes from the prior year. Specifically, four companies were added to the Custom Peer Group and two peer companies (i.e., First Niagara Financial Group and City National Corp) were removed. The Company’s assets (47th percentile), market capitalization (44th percentile), and number of employees (53rd percentile) ranked close to the median (50th percentile) of the revised Custom Peer Group as of July 2015.

BENCHMARKING
The Company’s goal is to provide a competitive total compensation package that will attract and retain executives with the ability and experience necessary to lead the Company and deliver strong performance to our shareholders. Since the Company competes nationally for executive talent, the Committee believes it is appropriate to generally target base salaries, annual cash compensation, and the grant value of long-term incentives to the market median (50th percentile) for similarly situated executives working at organizations in the Custom Peer Group.
When determining compensation mix and levels, the following items are considered:

•	The most recent and prior years’ comparative proxy statement and survey data for similar jobs among the Custom Peer Group

•
The 25th percentile, median (i.e., 50th percentile), and 75th percentile Custom Peer Group data for major elements of compensation (base salary, target annual cash incentive compensation, and total direct compensation)

•
The ability to provide market median (i.e., 50th percentile) total cash compensation (i.e., base salary plus annual cash incentive compensation) for 50th percentile performance relative to the Custom Peer Group

•	The ability to conform to guidance issued by the Federal Reserve Board which expects upside leverage for incentive compensation plans to be limited to no more than 125% of target

•
Expectations issued by the Federal Reserve Board that grants of stock options to executive management should be no more than 10 percent of each respective EMC member’s total incentive compensation and 50 percent or more of each respective EMC member’s total incentive compensation should be granted in the form of long-term incentives (e.g., stock options, restricted stock, or cash performance plans with multiyear vesting and/or performance periods)

In aggregate, the 2015 target direct compensation package (base salary, plus target annual bonus, plus target grant value of stock options and restricted stock units, plus target value of Value Sharing Plan units) for the Company’s CEO and other senior executives, including executive officers not listed in this Proxy Statement, were within 7% of the estimated 2015 market median total compensation for similarly situated executives working at peer financial institutions in the Custom Peer Group.

COMPENSATION ELEMENTS
We provide a brief explanation of the factors used to determine each component of the NEO’s compensation in the sections that follow.
BASE SALARY
We provide our NEOs, as well as other employees, with a base salary to compensate them for services rendered during the fiscal year. Salary levels are typically considered annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. In determining base salaries, the Committee considers the executive’s qualifications and experience, scope of responsibilities, individual job performance, market conditions, competitive salary levels, and practices at companies in the Custom Peer Group, as well as pay relative to other officers of the Company.
ANNUAL CASH INCENTIVE
The annual cash incentive is a cash incentive program that provides annual cash awards to the NEOs and other key employees based on the achievement of goals established annually by the Committee. The

Company awards annual bonuses to its NEOs under the Zions Bancorporation Management Incentive Plan, or MIP, which was approved by shareholders in May 2012. Under the provisions of this plan, the maximum award that may be granted to each of the NEOs with respect to any plan year is 1% of the Company’s adjusted operating income for that plan year. The MIP defines “adjusted operating income” as the Company’s consolidated income from continuing operations before income taxes and minority interest, as determined in accordance with generally accepted accounting principles, or GAAP. The actual bonus awards made to the NEOs may not exceed the maximum awards described above, and the Committee is not obligated to disburse the full amount of the applicable percentage of adjusted operating income for the plan year and, in fact, has never done so. The amount of the actual bonus award paid to each NEO is determined by the Committee in its discretion and may be less than the maximum award allowed under the MIP based on factors the Committee deems relevant, including, but not limited to, adjusted operating income for the plan year.
Each year the Committee establishes target and maximum potential cash incentive amounts for the NEOs and other EMC members. The target cash incentive structures are developed based on an independent analysis of our Custom Peer Group’s compensation structures and target levels by position. Maximum potential annual cash incentive amounts are limited to 125% of the target in order to discourage excessive and/or unnecessary risk taking.
Details on individual annual cash incentive award decisions for 2015 are set forth in the section “Compensation Decisions for the 2015 Performance Period.”
LONG-TERM INCENTIVES
Long-term incentive compensation has historically been an area of particular emphasis in our executive compensation program, based on our belief that long-term incentives promote the long-term perspective necessary for our continued success, including sustained and improving profitability, and management and mitigation of risk. This emphasis is consistent with our executive compensation objective of aligning a significant portion of each executive’s total compensation with our long-term performance and the financial interests of our shareholders.
Value Sharing Plans
The Company’s multiyear cash incentive plans, referred to as Value Sharing Plans, encourage participants to focus on long-term financial results for the entities they manage and provide an opportunity for executive officers and certain designated key employees to share directly in meeting operating performance results (above predetermined minimum performance thresholds) over multiyear periods. In addition, both equity awards and Value Sharing Plan units subject executives to long-term risks faced by the Company. These plans are also useful as a key retention element because payouts are dependent upon continued employment.
2013–2015 Value Sharing Plans
The 2013–2015 Value Sharing Plans were designed with an initial nominal value set at the end of 2013 based on the performance of the Company or affiliate bank, as the case may be, in 2013; to make such initial nominal value subject to reduction based on Company or affiliate bank performance during the period of 2013 through 2015, resulting in a final nominal value; and to settle each participation unit based on the final nominal value and changes in the Company’s average stock price in January 2016 compared to January 2014.
The 2013–2015 Value Sharing Plans provided for the initial nominal value of a participation unit to be set on the basis of (1) actual pre-tax, pre-provision income relative to budgeted levels, and (2) actual credit losses as a percentage of average total loans and leases to budgeted levels. These levels were as follows:

Pre-Tax, Pre-Provision Income (PTPP)		Weighting
Maximum	115% of budgeted amount	75% of incentive award fund
Target	110% of budgeted amount
Threshold	85% of budgeted amount
Net Charge-offs (Percent of Average Loans & Leases)		Weighting
Maximum	60% of budgeted amount	25% of incentive award fund
Target	100% of budgeted amount
Threshold	140% of budgeted amount
Each unit had an aggregate threshold value of $0.00, a target value of $1.00 and an aggregate maximum value of $1.20. Intermediate values are established by interpolation.
The 2013–2015 Value Sharing Plans provided that the initial nominal value of a unit may then be reduced, but not increased, based on pre-tax, pre-provision income and net charge-off performance during the period of 2013 through 2015, resulting in a final nominal value. Each participation unit was to then be settled in cash at its final nominal value adjusted based on the change in the average price of the Company’s stock in January 2016 relative to that in January 2014.
Details on the final settlement award values under this Plan for individual EMC members are set forth in the section “Compensation Decisions for the 2015 Performance Period.”
2014–2016 Value Sharing Plans
Each year the Committee reviews and updates the design of its Value Sharing Plans to ensure alignment with the Company’s business strategy, regulatory guidance and the external market. For 2014, the Committee made several important modifications to its Value Sharing Plans. First, the measurement of Company or affiliate bank performance for purposes of determining initial nominal values was expanded from two metrics to seven, providing a more holistic evaluation of results. Initial nominal values for the 2014–2016 Value Sharing Plan are determined by the Committee at the conclusion of the one-year performance period (i.e., July 1, 2014 to June 30, 2015) based on their assignment of a single “quartile performance rating” based on their overall assessment of Company/division performance across the following basket of pre-determined metrics. The Committee, in its sole discretion, may make adjustments to the computation or assessment of these performance measures in order to equitably reflect or evaluate performance over the performance period:

•	Pre-Tax, Pre-Provision Earnings (or PTPP)

•	Net Charge-offs

•	Total Direct Expense

•	Non-Interest Income

•	Strategic Progress (i.e., a comprehensive assessment of four to five initiatives tailored to each subsidiary)

•	Return on Assets (relative to Zions’ peers in the Custom Peer Group)

•	Tier 1 Common Capital Ratio (relative to Zions’ peers in the Custom Peer Group)
The Committee determines the overall funding of each Company/division Value Sharing Plan pool, using discretion which is informed by recommended funding “markers” assigned to each performance quartile.
A second modification to the 2014–2016 Value Sharing Plan involved replacing the 2013–2015 Value Sharing Plan performance based deferral feature with a risk-based forfeiture clause. Specifically, the 2014–2016 Value Sharing Plans now provide that the initial nominal value of a unit may be reduced, but not increased, based on the occurrence of certain unusual events during the 18-month deferral period (i.e., July 1, 2015 to December 31, 2016), resulting in a final nominal value. Unusual events are intended to include (but, are not limited to) the Company experiencing significant stress due to severe deterioration in asset quality, earnings, fraud, malfeasance, material errors or reputational harm during the deferral period. Each participation unit will then be settled in cash at its final nominal value. The Compensation Committee determined in December 2015 to eliminate the design feature which linked the settlement value of the initial nominal values to changes in the company’s average stock price in January 2017 relative to that in July 2015. The Committee took this action in order to reduce the volatility of accruals connected with future payments. Also, future payouts under this Plan may be reduced in the event the Company does not achieve our 2016 noninterest expense and efficiency ratio targets.
Additional information on the design of the Company’s 2014–2016 Value Sharing Plans is provided in Exhibit 10.1 to the Company’s report in Form 10-Q for the quarter ended September 30, 2014.
Details on individual 2014–2016 Value Sharing Plan award decisions are set forth in the section “Compensation Decisions for the 2015 Performance Period.”
2015–2017 Value Sharing Plans
In March 2015, the Committee reviewed the design of its Value Sharing Plans and decided that the substantive changes it made to the design of the 2014–2016 Value Sharing Plans were effective. Accordingly, for 2015, to drive consistency and promote participant confidence in its Value Sharing Plans, the Committee determined that it would retain many of the design elements, performance metrics, and award determination logic that were utilized in the 2014–2016 version of its Value Sharing Plans. Specifically, the Committee decided to:

•	Rely on the same basket of seven performance metrics to allow participants to relate more clearly to elements critical to the organization’s success

•
Determine “initial nominal values” at the end of a 12-month performance period and retain alignment with shareholder interests during the 24-month deferral period by tying changes in “nominal” award amounts to changes in the average price of Zions Bancorporation stock price from January 2016 to January 2018

•	Retain the evaluation of potential reductions to (or forfeitures of) “nominal” award amounts at the conclusion of the 24-month deferral period via a risk-based forfeiture clause

•
Retain the use of informed judgment in the award determination process. The Compensation Committee will continue to assign a single “quartile performance rating” based on their overall assessment of affiliate/division performance across the basket of seven performance metrics

•
The Compensation Committee will continue to determine the overall funding of each affiliate/division Value Sharing Plan pool, using discretion which will be informed by recommended funding “markers” assigned to each performance quartile

Notable modifications to the 2015–2017 Value Sharing Plans versus the prior year design:

•	Initiating the 12-month performance assessment period on January 1, 2015, rather than July 1 to create better alignment with the Company’s fiscal year

•	Lengthening the deferral period to 24-months (i.e., January 1, 2016 to December 31, 2017) from the 18-month deferral period utilized in the prior year’s plan
The Compensation Committee determined in December 2015 to eliminate the design feature which linked the settlement value of the initial nominal values to changes in the Company’s average stock price in January 2018 relative to that in January 2016. The Committee took this action in order to reduce the volatility of accruals connected with future payments. Also, future payouts under this Plan may be reduced in the event the Company does not achieve our 2016 noninterest expense and efficiency ratio targets.
Additional information on the design of the Company’s 2015–2017 Value Sharing Plans is provided in Exhibit 10.1 to the Company’s report in Form 10-Q for the quarter ended March 31, 2015.

Details on individual 2015–2017 Value Sharing Plan award decisions are set forth in the section “Compensation Decisions for the 2015 Performance Period.”
Stock Options
We have historically granted stock options on an annual basis, representing the right to purchase a specified number of our common shares at a purchase price not less than 100% of the fair market value (defined as the closing price) of the common shares on the date the option is granted. Such grants are discretionary by the Committee, based on a subjective evaluation of individual performance, the scope of the individual’s responsibilities, and market data.
Stock option grants are designed to assist the Company to:

•	Enhance the focus of executives on the creation of long-term shareholder value as reflected in the Company’s stock price performance

•	Provide an opportunity for increased ownership by executives

•	Maintain competitive levels of total compensation
The Company’s practice has been to grant incentive stock options up to the maximum amounts available under Section 422 of the Internal Revenue Code and, if needed, additional nonqualified stock options to reach the targeted long-term incentive value for each executive.
In accordance with the expectations issued by the Federal Reserve Board, the Committee has decided to limit grants of stock options to members of the EMC to less than ten percent of each respective EMC member’s total incentive compensation. Details on individual grants of stock options to NEOs are provided in the “Compensation Decisions for Named Executive Officers” section.
Restricted Stock
A restricted stock award is an award of shares of our common stock that vests over a period of time specified by the Committee at the time of the award. A restricted stock unit is a right to acquire a share upon vesting of the restricted stock unit.
The Committee believes that restricted stock and restricted stock unit awards have been an important tool for the Committee to utilize in meeting the objectives of our executive compensation program. These awards have permitted the Committee to continue to provide a competitive total compensation value to allow us to retain key individuals, while at the same time aligning a significant portion of each NEO’s total compensation with the Company’s long-term financial performance as well as the financial interests of our shareholders. Because the restricted stock and restricted stock units that have been granted generally vest over four years, these awards expose executives to the risk of diminution in compensation value as a result of poor future Company performance.
Summary of 2015 Long-Term Incentive Grants
The following chart briefly summarizes the vesting schedule for all long-term incentives granted to the NEOs and other members of the Company’s EMC during 2015.

Award	2015	2016	2017	2018	2019
Stock Options	Granted at fair market value on date of grant Value realized only if stock price increases over time	33.3% vest	33.3% vest	33.3% vest
Restricted Stock Units	Granted at fair market value on date of grant Grants to Messrs. Simmons and McLean include two-year post vest holding restrictions	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.	25% vest Messrs. Simmons and McLean must hold vested shares for an additional two years.
Value Sharing Plan Units
Performance metrics:
Goals for Compensation Committee assessment established:
(i) Pre-tax, Pre-provision earnings
(ii) Net charge-offs
(iii) Total direct expense
(iv) Non-interest income
 (v) Strategic progress goals
(vi) Return on assets
(vii) Tier 1 common equity ratio
Performance period begins 1/1/2015
		End of perf. period is 12/31/2015 Comp Committee assesses performance and “Provisional settlement” in actual initial nominal values	Risk-based forfeiture clause evaluation occurs at 12/31/2017. The total units permitted to vest may only be reduced or forfeited, not increased Upon vesting, final nominal value is determined	Actual settlement in cash unless risk-based forfeiture clause is enforced at Comp Committee’s discretion
PERQUISITES
From time to time, we provide NEOs as well as other executive officers with perquisites and other personal benefits that we and the Committee believe are reasonable and consistent with our overall compensation objective to better enable the Company to attract and retain superior employees for key positions. The Committee believes that perquisites and other personal benefits generally should be modest and should have a demonstrative and significant benefit to the advancement of our business or to the efficiency of our executives in the performance of their jobs.
HEALTH AND WELFARE BENEFITS
Each of the NEOs may participate in our health and welfare benefit programs, including medical, dental, and vision care coverage, disability insurance, and life insurance, on the same terms and in the same amounts as are available to our other full-time employees.
RETIREMENT BENEFITS
We believe that providing competitive retirement security programs is an important factor in attracting and retaining highly qualified employees and executives. In accordance with this objective, we have continually reviewed and updated the design and structure of our retirement programs to maintain market competitiveness. All employees who are at least 21 years of age are eligible to participate in the Company’s Payshelter 401(k) and Employee Stock Ownership Plan. Eligibility and participation in the Deferred Compensation Plan, Excess Benefit Program, Cash Balance Plan, and Supplemental Retirement Plan, each described below, are limited to highly compensated employees or “grandfathered” employees.

Payshelter 401(k) and Employee Stock Ownership Plan
The Payshelter 401(k) and Employee Stock Ownership Plan is a defined contribution plan qualified under provisions of Section 401 of the Internal Revenue Code. The plan is a combination of a 401(k) plan and an employee stock ownership plan. The plan permits participants to contribute between 1% and 80% of their earnings on a tax-deferred basis, up to a maximum of $18,000 ($24,000 for participants age 50 and above) in 2015. Vesting of employee contributions occurs upon contribution. We provide a matching contribution of up to 4% of compensation in the form of common shares. Our contributions are determined by reference to the employee’s contributions and are not discretionary. Participants may diversify their Company matching contribution into any of the plan’s array of mutual funds at any time.
The plan also has a profit sharing component in which contributions are based upon our performance according to a discretionary formula approved annually by the Board. In recent years, the formula has been based upon the achievement of varying levels of return on average shareholder common equity. In view of the Company’s profit results in 2014, we made a profit sharing plan contribution equal to 2.0% of eligible compensation in 2015. We also made a contribution in 2016 equal to 1.0% of eligible compensation in light of 2015 performance. Company profit sharing contributions are invested in our common shares. Participants may diversify the Company’s profit sharing contribution into any of the plan’s array of mutual funds after three years of service. Vesting of the Company contributions is an incremental vesting schedule over five years. The maximum profit sharing contribution permitted under the plan is limited by Sections 415 and 401(a)(17) of the Internal Revenue Code. Under current regulations, compensation for the purpose of determining benefits in 2015 cannot exceed $265,000.
For selected executives, including Messrs. Simmons, Anderson, and Arnold, profit sharing contributions that cannot be provided due to the compensation limitation are restored in the Company’s Excess Benefit Plan, which is described below.
Deferred Compensation Plan
The Deferred Compensation Plan allows highly compensated employees (currently earning over $155,000 annually) to defer up to 50% of their base salary and up to 100% of their bonus and incentive compensation.
Under this plan, we have established a wide array of investment options that are maintained for the purposes of determining the amount of notional investment earnings to be credited to participants’ accounts. Participants must select the investment options for their notional contributions at the time of enrollment but can change their investment elections at any time. Individual accounts are credited with the notional earnings of the reference investment options they select, net of any investment or management fees.
Generally, participants can elect the time and manner of distribution of their vested account balance, subject to the requirements of Section 409A of the Internal Revenue Code. The manner may be in the form of a lump-sum cash payment, or payments in substantially equal monthly amounts over a specified number of years. The time may be date-specific or upon the occurrence of a triggering event, such as retirement.
Assets under this plan are set aside in a rabbi trust that can only be used for the payment of benefits under the plan. However, in the event of our bankruptcy or insolvency, the assets would be subject to the claims of general creditors and participant claims would be considered along with the claims of other general creditors.
Excess Benefit Plan
On January 1, 2004, we segregated the employer-contributed executive management restoration benefit from the Deferred Compensation Plan and established the Excess Benefit Plan. The Excess Benefit Plan consists solely of employer contributions that restore benefits that are limited by tax-qualified plan limitations.

Cash Balance Plan
Benefit accruals under our cash balance defined benefit retirement plan were frozen as of December 31, 2002. A group of certain eligible (grandfathered) employees continue to accrue earnings and interest credits to their cash balance accounts in the plan. Those grandfathered were over age 55 with at least 10 years of service at the time the plan was frozen. Of the 2015 NEOs, only Mr. Anderson was a grandfathered employee receiving earnings and interest credits in this plan. Mr. Simmons accrued interest credits only. None of the other NEOs has a benefit in this plan. On June 30, 2013, the plan was frozen as to earnings credits for all participants.
Supplemental Retirement Plan
From approximately 1978 to 1995, Zions Bancorporation and Zions First National Bank provided certain executives with individual non-qualified pension arrangements. These Supplemental Retirement Plans commit to make payments over 10 years upon retirement at age 65. Messrs. Simmons and Anderson have this arrangement, which will provide each of them $20,000 per year for 10 years beginning at retirement at age 65 or older. These amounts are reduced in the instance of early retirement.

OTHER COMPENSATION PRACTICES AND POLICIES
CHANGE IN CONTROL AGREEMENTS
The Company has entered into change in control agreements with certain senior executives selected by the Board designed to ensure their continued services in the event of a change in control. All of the NEOs are included in this group. We entered into these agreements because the financial services industry has been consolidating and we wanted to minimize distractions to our executives caused by a rumored or actual change in control. Further, if a change in control should occur, we want our executives to be focused on the business of the organization and the interests of shareholders. In addition, we believe it is important that our executives be able to react neutrally to a potential change in control and to minimize the influence of personal financial concerns. We believe our change in control agreements assist us in retaining executive talent and realizing the aforementioned objectives.
For purposes of the change in control agreements, unless certain members of the Board determine that a change in control has not occurred, a change in control will be deemed to have occurred in any of the following circumstances:

•	Any person, other than the Company or any employee benefit plan of the Company, acquires beneficial ownership of more than 20% of the combined voting power of the Company’s then outstanding securities

•	The majority of the Board changes within any two consecutive years, unless certain conditions of Board approval are met

•	A merger or consolidation of the Company is consummated in which the prior owners of our common shares no longer control 50% or more of the combined voting power of the surviving entity

•	The shareholders of the Company approve a plan of complete liquidation of the Company

•	An agreement providing for the sale or disposition by the Company of all or substantially all of its assets is consummated
The change in control agreements provide that if, within the two-year period immediately following a change in control, an executive’s employment is terminated other than for cause or the executive terminates his or her employment for “good reason” (generally, an unfavorable change in employment status, compensation or benefits, or a required relocation), then the executive generally will be entitled to receive the following:

•
A lump sum severance payment equal to two or three times (depending on whether the individual is grandfathered under a prior iteration of the CIC arrangement that provided for three times) the sum of annual base salary plus the greater of the targeted annual bonus then in effect, or the average of the executive’s annual bonuses for each of the two or three years (depending on the individual) immediately prior to the change in control

•	Full base salary through the date of termination, any unpaid annual bonus, and the targeted annual bonus prorated through the date of termination

•	Continuation of medical and dental health benefits for two or three years (depending on the individual)

•	Outplacement services for two years at an aggregate cost to the Company not to exceed 25% of the executive’s annual base salary

•	Full vesting in accrued benefits under our pension, profit sharing, deferred compensation, or supplemental plans
Our change in control agreements do not provide tax gross-up benefits. If any payment or distribution to or for the benefit of the executive would be subject to an excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. The executive will determine which payments or benefits to reduce.
Our change in control agreements provide that, immediately prior to a change in control, all outstanding options granted to the executive under the Company’s stock option plans, incentive plans, or other similar plans will become fully vested and exercisable and the restricted period with respect to any restricted stock or any other equity award will lapse. However, this “single trigger” for accelerated vesting and exercisability has been overridden by the terms of all equity grants made by the Company during or after May 2012, which require actual or constructive termination of employment following a change-in-control for accelerated vesting and exercisability; these grants also provide for continued vesting and exercisability, even in the absence of a change-in-control or termination of employment, for certain retirement eligible employees. As a result, equity awards granted during or after May 2012 generally provide for accelerated vesting and exercisability after a change in control only if the employment of the executive is terminated (i.e., only upon the occurrence of a “double trigger”), while equity grants awarded prior to that time generally provide for accelerated vesting and exercisability after a change-in-control, regardless of any change in employment status. Additionally, executives will be entitled to pro rata payment of benefits available under the Value Sharing Plans.
Commencing on the date of termination of his or her employment, the executive may not disclose any confidential information and, for one year following such date of termination, may not solicit or attempt to solicit away from the Company any of its officers or employees.
EMPLOYMENT CONTRACTS
Generally, we do not enter into employment contracts with our NEOs or our other officers. However, in certain circumstances, such as mergers and acquisitions, or when recruiting executives from outside of the Company, it is sometimes necessary and in the best interest of the Company to enter into such contracts for a period of time. In such cases, it is the Company’s practice to enter into the contract for a limited period, typically one to three years, without extensions. Currently, the Company has no active executive employment contracts.
INCENTIVE COMPENSATION CLAWBACK POLICY
The Company believes that incentive compensation offered to its employees should be subject to clawback in order to incentivize employees to manage the Company’s risks carefully and avoid acts and practices that expose the Company to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts, and to ensure that incentive compensation realized by employees fairly reflects the short- and long-term value of the services provided by the employees. The principal and ordinary means of subjecting incentive compensation to clawback is through compensation design features which expose our employees to loss of potential compensation in the event of such adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multiyear performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation. In addition, as described in the previous section, certain senior officers are expected to hold specified amounts of Zions Bancorporation common stock under the Company’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Company. These design features and share ownership expectations serve objectives similar to post-payout clawback policies.
The Company also believes that in extraordinary circumstances these design features and ownership requirements may not be sufficient to disincentivize undue risk-taking and ensure the fairness of realized compensation. To address such circumstances, in May 2013, the Company revised its Incentive Compensation Clawback Policy, which gives the Company the discretion to clawback incentive compensation awarded to any employee in the event of certain adverse impacts for which the employee is responsible.
Accordingly, the Company in its discretion may require any employee who has been awarded incentive compensation to forfeit, disgorge, return or adjust such compensation to the Company, and if so required any employee shall forfeit, disgorge, return or adjust such compensation in the manner directed by the Company, in the following circumstances:

•
As required by Section 304 of the Sarbanes Oxley Act, which generally provides that in the event the Company is required to prepare an accounting restatement due to material noncompliance, as a result of misconduct, with financial reporting requirements under securities laws, the CEO and CFO must reimburse the Company for any incentive compensation or equity compensation and profits from the sale of the Company’s securities during the 12-month period following initial publication of the financial statements that had been restated

•
As required by Section 954 of the Dodd-Frank Act, which indirectly provides that, in the event the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the securities laws, the Company may recover from any of its current or former executive officers who received incentive compensation, including stock options, during the three-year period preceding the date on which the Company is required to prepare such restatement, any amount that exceeds what would have been paid to the executive officer after giving effect to the restatement

•	As required by any other applicable law, regulation or regulatory requirement

•
If the Company suffers extraordinary financial loss, reputational damage or similar adverse impact as a result of actions taken or decisions made by the employee in circumstances constituting illegal or intentionally wrongful conduct, gross negligence or seriously poor judgment

•
If the employee is awarded or is paid out under incentive compensation plans on the basis of significantly incorrect financial calculations or information or if events coming to light after the award or payout would have significantly reduced the amount of the award or payout if known at the time of the award or payout

Awards and incentive compensation subject to clawback under this policy include equity awards, whether or not vested or restricted; shares acquired upon vesting or lapse of restriction; short- and long-term incentive, bonus and similar plans; and discretionary bonuses. The clawback may be effectuated through the reduction or forfeiture of awards, the return of paid-out cash or exercised or released shares, adjustments to future incentive compensation opportunities or in such other manner as the Company in its discretion determines to be appropriate.
In exercising its discretion under this Incentive Compensation Clawback Policy, the Company may, to the extent permitted by law or regulation, consider the degree of harm suffered by the Company, the employee’s responsibility for the harm and his or her state of mind relative to the acts or decisions giving rise to the harm, the extent to which the employee was acting in accordance with Company policies, procedures and processes, the extent to which others were responsible for the acts or decisions giving rise to the harm, the position and responsibilities of the employee relative to the magnitude of harm suffered by the Company, the long-term value of the employee to the Company and such other factors as the Company deems to be appropriate.
SHARE OWNERSHIP AND RETENTION GUIDELINES
In 2009, we adopted share ownership and retention guidelines. These guidelines call for our executive officers either to hold common shares with an aggregate value equal to a multiple of their salaries, ranging from one to five depending on their position, or to retain shares equal to one-half of the net shares acquired through equity grants until they meet the ownership thresholds established in the guidelines.
In addition, the Committee attached two-year post-vest holding restrictions on the restricted stock unit grants made to Messrs. Simmons and McLean in May 2015. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from trading, hedging or pledging these shares for an additional two-year period following each vesting event.
ANTI-HEDGING AND PLEDGING POLICY
Our Insider Trading Policy was amended in 2013 to prohibit hedging and to place certain restrictions on pledging of Company stock by directors and executive officers. Under this policy, our directors and executive officers may pledge Company stock only with prior review and approval upon a demonstration that the pledge may be conducted prudently, without material risk to the pledgor or the Company. The aggregate amount of securities pledged by all directors and executive officers may not exceed 5% of the total outstanding amount of the class of securities subject to the pledge. As of December 31, 2015, less than one-half percent of the Company’s total outstanding common shares were subject to pledge by directors and executive officers. See the beneficial ownership table on page 72 of this Proxy Statement for additional information. The Compensation Committee reviews these pledging activities annually and may direct one or more pledgors to reduce their outstanding pledged positions if the Committee believes it is necessary or advisable to reduce risk. Pledged stock is not included in amounts held by directors and officers to meet the Company’s stock ownership and retention guidelines.
DEDUCTIBILITY AND EXECUTIVE COMPENSATION
As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct compensation of more than $1,000,000 annually that is paid to our CEO, CFO and our next three most highly compensated executive officers (other than the CFO), unless that compensation is paid pursuant to a performance-based compensation plan. The Company believes that compensation paid pursuant to salary, bonus, and incentive plans generally is fully deductible for federal income tax purposes.
Generally, the Committee seeks to maximize executive compensation deductions for federal income tax purposes. However, the discretionary nature of our cash incentive awards may result in an amount of compensation not being deductible under Section 162(m) of the Code. Management and the Committee believe that there may be circumstances in which the provision of compensation that is not fully deductible but provides a stronger alignment of awards with performance achieved through a discretionary process warrants the lost deduction and reserves the ability to grant such compensation.

NON-QUALIFIED DEFERRED COMPENSATION
On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, which changed the tax rules applicable to nonqualified deferred compensation arrangements. Section 409A of the Internal Revenue Code, or Section 409A, imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet its requirements. The Company has structured the elements of our compensation program to comply with the distribution, timing, and other requirements of Section 409A. These structures are intended to prevent certain elements of executive compensation from resulting in substantial tax liability for the NEOs pursuant to Section 409A. However, because of the uncertainties associated with the application and interpretation of Section 409A and the guidance issued thereunder, there can be no assurance that every element of the Company’s compensation program does, in fact, comply with such requirements. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Deferred Compensation Plan.”
ACCOUNTING FOR STOCK-BASED COMPENSATION
Beginning on January 1, 2006, we began accounting for share-based payments in accordance with the requirements of ASC 718 Compensation - Stock Compensation. See Note 1 “Summary of Significant Accounting Policies-Share-Based Compensation” and Note 16 “Share-based Compensation” to our Consolidated Financial Statements, each in our Annual Report on Form 10-K for the year ended December 31, 2015.

COMPENSATION COMMITTEE REPORT
The following Report of the Compensation Committee does not constitute soliciting material and should not and will not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
This report was adopted March 17, 2016, by the Compensation Committee of the Board of Directors.

Compensation Committee

Jerry C. Atkin, Chairman
Roger B. Porter
Shelley Thomas Williams
Steven C. Wheelwright

COMPENSATION TABLES

2015 SUMMARY COMPENSATION TABLE
The following table provides information concerning the compensation of the NEOs for our most recently completed fiscal year.
In the “Salary” column, we disclose the amount of base salary paid to the NEO during the fiscal year. As described in the footnotes below, salary in 2015 is denominated in cash only. In the “Bonus” column, we detail the amount of the annual cash incentive or other bonuses paid to each NEO for 2015. In the “Stock Awards” and “Option Awards” columns, SEC regulations require us to disclose the grant date fair market value of equity awards made during the fiscal year. For restricted stock units and performance stock units, the grant date fair market value per share is equal to the closing price of our common shares on the date of grant. For stock options, the grant date fair value per share is based on certain assumptions that we explain in Note 16 “Share-Based Compensation” to our financial statements, which are included in our Annual Report on Form 10-K for the year ending December 31, 2015. Please also refer to the table in this Proxy Statement with the title “2015 Grants of Plan-Based Awards.”
We made grants of stock options, restricted stock and restricted stock units to NEOs in 2015. Vesting of these stock awards is conditioned on the participant’s continued employment with us. The restricted stock units vest 25% per year over four years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control. The stock options have up to a seven-year term and vest 33% per year over three years, with potential accelerated vesting in the instance of death, disability, or a constructive termination following a change in control.
In the “Nonequity Incentive Plan Compensation” column, we disclose the dollar value of all compensation for services performed during the years covering the measurement period pursuant to awards under nonequity incentive plans (e.g., our Value Sharing Plans). Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measures were satisfied during that fiscal year. For example, payments under our Value Sharing Plans are typically based upon the achievement of financial results over a multiyear period; accordingly, we incorporate payments under the Value Sharing Plans for the fiscal year that includes the last day of the multiyear performance period for which the award was earned, even though such payment may be made after the end of such fiscal year.
In the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column, we disclose the sum of the dollar value of (i) the aggregate change in the actuarial present value of the NEO’s accumulated benefit under all defined benefit pension plans (including supplemental plans) in 2015; and (ii) any above-market or preferential earnings on nonqualified deferred compensation.
In the “All Other Compensation” column, we disclose the sum of the dollar value of the following:

•	Perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is less than $10,000

•	Amounts we paid or that became due related to termination, severance, or change in control, if any

•	Our contributions to vested and unvested defined contribution plans

•	Any life insurance premiums we paid during the year for the benefit of an NEO

SEC rules require us to report perquisites at the aggregate incremental cost to the Company.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Stock Awards ($)(4)	Option Awards ($)	Nonequity Incentive Plan Compen-sation ($) (13)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)(6)	All Other Compensation ($)		Total ($)
Harris H. Simmons Chairman and Chief Executive Officer Zions Bancorporation	2015	940,000	420,000	548,507	210,573	253,651	25,791	37,216	(7)	2,435,738
	2014	920,000	450,000	798,523	208,598	—	95,397	28,304	(7)	2,500,822
	2013	890,000	356,525(3)	1,318,857	196,229	—	(16,276)	34,166		2,779,501

Paul E. Burdiss Chief Financial Officer Zions Bancorporation	2015	380,769	385,000	1,040,513	—	—	—	170,549	(8)	1,976,830

Scott J. McLean President and Chief Operating Officer, Zions Bancorporation	2015	644,000(2)	400,000	393,569	144,789	159,375	—	50,959	(9)	1,792,692
	2014	594,769(2)	400,000	390,021	94,558	—	—	23,314	(9)	1,502,662
	2013	510,000	380,000	699,198	98,789	—	—	26,672	(9)	1,714,659

A. Scott Anderson President and Chief Executive Officer of ZB, N.A. – Zions Bank.	2015	569,077(13)	340,000	264,982	110,586	173,012	11,782	29,116	(11)	1,498,555
	2014	540,577	375,000	330,010	87,159	—	63,083	29,442	(11)	1,425,271
	2013	525,000	380,000	710,371	101,698	—	23,826	51,597		1,792,492

Edward P. Schreiber Chief Risk Officer Zions Bancorporation	2015	518,000	375,000	384,225	72,456	107,333	—	15,638	(10)	1,472,652
	2014	510,000	390,000	499,998	57,556	—	—	15,602	(10)	1,473,156
	2013	316,666	380,000	380,001	50,001	—	—	15,302	(10)	1,141,970

Doyle L. Arnold (1) Vice Chairman and Chief Financial Officer Zions Bancorporation	2015	253,654	100,000			179,135		26,807	(12)	559,596
	2014	570,000	400,000	527,021	130,818	—	—	21,504	(12)	1,649,343
	2013	550,000	250,250(3)	829,337	122,441	—	—	26,025	(12)	1,778,053

[1]
The table reflects the position held by each NEO as of December 31, 2015, except for Mr. Arnold who held the position of principal financial officer (CFO) until the appointment of Paul Burdiss as CFO on May 8, 2015. Mr Arnold retired on May 29, 2015.

[2]
Mr. McLean’s 2014 and 2015 salary includes a housing allowance that became effective upon his promotion to President of Zions Bancorporation. This housing allowance reflects the time worked in Salt Lake City, Utah for the new role as well as the time worked in Houston, Texas to retain a key leadership role with the Amegy Bank in Texas. The housing allowance is more cost effective for the Company compared to the alternative of securing corporate housing or utilizing hotels.

[3]
Bonus awards to Messrs. Simmons and Arnold for performance in 2013 were subject to certain performance conditions which were not satisfied as of the date of the 2014 Proxy Statement. The Committee later determined that certain conditions were partially satisfied and bonus payments were made to Messrs. Simmons and Arnold in November 2014 for performance in 2013 in the amounts of $356,525 and $250,250, respectively. These bonus payments are reflected in the 2013 line of this Proxy Statement.

[4]
Grant values of restricted stock, restricted stock units and performance stock units are displayed for grants made during the fiscal year. The grant date value per share is equal to the closing price of our common stock on the grant date. The 2013 Stock Award column reflects grants made in January 2013 as a reward for 2012 performance as well as the annual forward-looking equity grants made in May 2013.

[5]	The net change in the accumulated present value of pension benefits for each NEO during 2015 was Mr. Simmons, $25,791 and Mr. Anderson, $11,782.

[6]
Amounts deferred by participants in the Deferred Compensation Plan are invested by the Company in various investment vehicles at the direction of the participant. The Company does not guarantee any rate of return on these investments. The array of investment vehicles includes publicly available mutual funds as well as publicly traded common and preferred share securities of the Company. No above market or preferential earnings were credited on deferred compensation accounts in 2015.

[7]
All other compensation for Mr. Simmons consists of the following: (i) in 2015, $16,781 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $20,333 contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; (ii) in 2014, $15,500 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $12,702 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; and (iii) in 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $18,864 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus.

[8]
All other compensation for Mr. Burdiss consists of the following: in 2015, $150,000 sign on bonus, $17,960 for relocation, $2,538 for matching contributions to the Company’s tax-qualified defined contribution plan and $51 for a Christmas bonus.

[9]
All other compensation for Mr. McLean consists of the following: (i) for 2015, $15,004 in matching, true-up, and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $17,163 in imputed income for club dues, $11,012 for relocation expenses, $5,850 in annual car allowance, $1,828 in imputed income for bank owned life insurance and $102 for a Christmas bonus; (ii) for 2014, $15,500 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $6,000 in annual car allowance, $1,712 in imputed income for bank owned life insurance and $102 for a Christmas bonus; and (iii) for 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $6,000 in annual car allowance, $3,890 in imputed income for club dues and $1,582 in imputed income for bank owned life insurance.

[10]
All other compensation for Mr. Schreiber consists of the following: (i) for 2015, $15,536 in matching, true-up, and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $102 for a Christmas bonus; (ii) for 2014, $15,500 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $102 for a Christmas bonus; and (iii) for 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $102 for a Christmas bonus.

[11]
All other compensation for Mr. Anderson consists of the following: (i) in 2015, $15,800 in matching and profit sharing contributions to the company’s tax-qualified defined contribution plan, $13,214 contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; (ii) in 2014, $15,500 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $13,840 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; and (iii) in 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $36,295 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus.

12 All other compensation for Mr. Arnold consists of the following: (i) in 2015, $15,600 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan and $11,207 in contribution to the non-qualified Excess Benefit Plan; (ii) in 2014, $15,500 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $5,902 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus; (ii) in 2013, $15,200 in matching and profit sharing contributions to the Company’s tax-qualified defined contribution plan, $10,723 in contribution to the non-qualified Excess Benefit Plan and $102 for a Christmas bonus

[13]
Value Sharing Plan amounts under the 2013-15 Plans were considered earned as of December 31, 2015 and are reflected in the Nonequity Incentive Plan Compensation column. More information about the determination of these payments is disclosed in the Compensation Discussion & Analysis under the Compensation Decisions for Named Executive Officers section.

[14]
Mr. Anderson’s annual salary was $548,000 in 2015. However, the amount disclosed is based on actual salary paid. He received an additional paycheck in 2015 because our bi-weekly pay-cycle results in 27 pay periods approximately once every 14 years. The other NEO’s are paid on the other week of our alternate week schedule and were unaffected by this unusual occurrence in 2015.

2015 GRANTS OF PLAN-BASED AWARDS
In this table, we provide information concerning each grant to an NEO in the most recently completed fiscal year of restricted stock, restricted stock units, performance stock units, stock options, performance options, and Value Sharing Plan units. Long-term compensation is discussed in greater detail in this Proxy Statement under the caption, “Compensation Discussion and Analysis.” In the last column, we report the grant date fair value of all awards made in 2015.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name	Grant Type	Equity Award Grant Date	Units Awarded (#)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Stock or Stock Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Shares and Option Awards ($)
Harris H. Simmons	Rest. Stock Awards (1)	5/22/2015	—	—	—	—	18,901	—	—	548,507
	Options (2)	5/22/2015	—	—	—	—	—	34,113	29.02	210,573
	Value Sharing Plan (3)		1,102,833	—	1,102,833	1,323,400	—	—	—	—

Paul E. Burdiss	Rest. Stock Units (1)	5/22/2015	—	—	—	—	35,855 (4)	—	—	1,040,513
	Options (2)		—	—	—	—	—	—	—	—
	Value Sharing Plan (3)		583,333	—	583,333	700,000	—	—	—	—

Scott J. McLean	Rest. Stock Units (1)	5/22/2015	—	—	—	—	13,562	—	—	393,569
	Options (2)	5/22/2015	—	—	—	—	—	23,456	29.02	144,789
	Value Sharing Plan (3)		708,333	—	708,333	850,000	—	—	—	—

A. Scott Anderson	Rest. Stock Units (1)	5/22/2015	—	—	—	—	9,131	—	—	264,982
	Options (2)	5/22/2015	—	—	—	—	—	17,915	29.02	110,586
	Value Sharing Plan (3)		596,591	—	596,591	715,909	—	—	—	—

Edward P. Schreiber	Rest. Stock Units (1)	5/22/2015	—	—	—	—	13,240	—	—	384,225
	Options (3)	5/22/2015	—	—	—	—	—	11,738	29.02	72,456
	Value Sharing Plan (3)		466,667	—	466,667	560,000	—	—	—	—

Doyle L. Arnold	Rest. Stock Units (1)		—	—	—	—	—	—	—	—
	Options (2)		—	—	—	—	—	—	—	—
	Value Sharing Plan (3)		—	—	—	—	—	—	—	—

[1]
Restricted stock units and restricted stock awards were granted under the Zions Bancorporation 2015 Omnibus Incentive Plan. The restricted stock has provisions consistent with our typical structure, 25% vesting each year over four years with potential accelerated vesting upon a death, disability, or constructive termination following a change in control. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Company, the restricted stock continues to vest according to the original vesting schedule. All unvested restricted stock is forfeited upon a termination of employment for any other reason. During the vesting period, restricted stock units do not provide voting rights, but do have dividend equivalent rights. An additional 2 year post-vest hold provision applies to the restricted stock units awarded to Messrs. Simmons and McLean. This provision prohibits Messrs. Simmons and McLean from trading, hedging or pledging these shares for an additional two year period following each vesting event.

[2]
Stock options were granted under the Zions Bancorporation 2015 Omnibus Incentive Plan. The stock options have an exercise price equal to the fair market value on the date of the grant and vest 33% each year until fully vested on the third anniversary, with potential accelerated vesting in the instance of death, disability or a constructive termination following a change in control. Upon a retirement after attainment of age 60 or older with five or more years of total service with the Company, the options continue to vest according to the original vesting schedule. All unvested awards are forfeited upon a termination of employment for any other reason.

[3]
Units were granted under the 2015–2017 Value Sharing Plans. Messrs. Simmons, Burdiss, McLean, and Schreiber participate in the Bancorporation VSP, while Mr. Anderson has half of his VSP units in the Bancorporation Plan and half in the VSP of Zions Bank. Performance under these plans is based on an assessment of achievement by the Committee of various financial and strategic goals compared to predetermined thresholds over the time period from January 1, 2015 to December 31, 2015. Value continues to be subject to a risk based forfeiture clause until after the conclusion of the deferral period on December 31, 2017. The initial plan design included a stock price component during the deferral period; however, in December 2015, the Committee eliminated this feature in order to reduce the volatility of plan accruals.

[4]
Mr. Burdiss was awarded an annual grant of 18,626 restricted stock units. Additionally, he received 17,229 restricted stock units as a condition of his new hire agreement related to the unvested stock awards forfeited upon his resignation from his previous employer. Both grants were made on May 22, 2015.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2015
The following table provides information concerning outstanding options, restricted shares, restricted stock units, and performance stock units as of the end of our most recently completed fiscal year. Each outstanding award is represented by a separate row that indicates the number of securities underlying the award.
For option awards, the table discloses the exercise price and the expiration date. For restricted stock, restricted stock units and performance stock units, the table provides the total number of shares that have not vested and the aggregate market value of shares that have not vested.
We computed the market value of the stock awards by multiplying the closing market price of our common stock at the end of the most recent fiscal year by the number of shares or units.

	Option Awards				Stock Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable(1)	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Harris H. Simmons	10,730	21,461	30.10	6/9/2021	9,843	268,714	6,484	177,013
	—	34,113	29.02	5/21/2022	16,761	457,575	13,667	373,109
					6,230	170,079	—	—
					18,901 (5)	515,997	—	—
	10,730	55,574			51,735	1,412,365	20,151	550,122

Paul E. Burdiss	—	—			35,855	978,842
	—	—			35,855	978,842	—	—

Scott J. McLean	9,668	4,834	27.49	5/23/2020	5,773	157,603	—	—
	5,192	10,386	28.59	5/29/2021	9,898	270,216	—	—
	—	23,456	29.02	5/21/2022	4,440	121,212	—	—
					8,394	229,156	—	—
					1,745	47,638	—	—
					13,562 (5)	370,243	—	—
	14,860	38,676			43,812	1,196,068	—	—

A. Scott Anderson	9,952	4,977	27.49	5/23/2020	4,685	127,900	—	—
	4,786	9,573	28.59	5/29/2021	9,986	272,618	—	—
	—	17,915	29.02	5/21/2022	4,572	124,816	—	—
	—				8,565	233,824	—	—
					9,131	249,276	—	—
	14,738	32,465			36,939	1,008,434	—	—

Edward P. Schreiber	5,468	2,734	24.78	3/31/2020	7,668	209,336	—	—
	3,160	6,322	28.59	5/29/2021	9,969	272,154	—	—
	—	11,738	29.02	5/21/2022	2,991	81,654	—	—
					13,240	361,452
	8,628	20,794			33,868	924,596	—	—

Doyle L. Arnold	6,729	13,459	30.10	5/29/2018	7,423	202,648	5,835	159,295
					11,063	302,020	10,864	296,587
					4,984	136,063	—	—
	6,729	13,459			23,470	640,731	16,699	455,882

[1]	All outstanding stock options vest 33% each year and have a seven year term.

[2]	Based on closing market price on December 31, 2015, of $27.30 per share.

[3]
Messrs. Simmons and Arnold were granted performance stock units in 2013. The performance conditions require that these grants will not be eligible to vest on the three-year or four-year ratable vesting schedule unless the Company successfully meets certain targets with respect to stress testing and capital planning as determined by the committee in its sole discretion. The amounts displayed in this table reflect the grants remaining after the performance determination by the Committee. Of the original performance stock units, 65% were deemed earned and will be distributed in 1/3 increments on the grant anniversary dates.

[4]
Messrs. Simmons and Arnold were granted performance stock units in 2014. The performance conditions required that these grants would not be eligible to vest on the four-year ratable vesting schedule unless the Company successfully made substantial progress in meeting certain targets with respect to regulatory issues, stress testing and capital planning as determined by the Committee in its sole discretion.The amounts displayed in this table reflect the grants remaining after the performance determination by the Committee. Of the original performance stock units, 100% were deemed earned and will be distributed in 25% increments on the grant anniversary dates

[5]
An additional 2 year post-vest hold provision applies to the restricted stock units awarded to Messrs. Simmons and McLean in 2015. This provision prohibits Messrs. Simmons and McLean from trading, hedging or pledging these shares for an additional two year period following each vesting event.

OPTION EXERCISES AND STOCK VESTED IN 2015
The following table provides information concerning exercises of options and vesting of restricted stock during the most recently completed fiscal year for each of the NEOs on an aggregate basis. The table reports the number of securities for which the options were exercised, the aggregate dollar value realized upon exercise of options, the number of shares that have vested, and the aggregate dollar value realized upon vesting of shares.

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Harris H. Simmons	—	—	27,650	718,870
Paul E. Burdiss	—	—	—	—
Scott J. McLean	119,000	491,493	19,975	521,906
A. Scott Anderson	71,000	269,215	15,315	408,692
Edward P. Schreiber	—	—	8,152	230,539
Doyle L. Arnold	190,000	647,967	27,090	706,149

[1]	We computed the aggregate dollar amount realized upon vesting, according to the vesting schedule, by multiplying the number of shares by the market value of the underlying shares on the vesting date.

2015 PENSION BENEFITS TABLE
The following table provides information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement. This includes tax-qualified defined benefit plans and supplemental executive retirement plans, but does not include defined contribution plans (whether tax qualified or not).
Values reflect the actuarial present value of the NEO’s accumulated benefit under the plans, computed as of December 31, 2015. In making such a calculation, we relied on interest rate and mortality rate assumptions consistent with those used in our financial statements.

Name(1)	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year
Harris H. Simmons	Cash Balance Pension Plan	21.46	563,559	—
	Excess Benefit Plan	21.46	373,728	—
	Supplemental Retirement Plan	N/A	145,921	—

A. Scott Anderson	Cash Balance Pension Plan	22.50	444,524	—
	Excess Benefit Plan	22.50	388,222	—
	Supplemental Retirement Plan	N/A	164,246	—

[1]	Messrs. Burdiss, McLean, Schreiber and Arnold are not eligible to participate in the Company’s defined benefit retirement programs.

[2]
The Zions Bancorporation Pension Plan and the cash balance restoration benefit within the Excess Benefit Plan were frozen on December 31, 2002, except for certain grandfathered individuals who met the age and service requirements established to continue receiving service credits. As of that date, Mr. Simmons did not meet the age requirement, but Mr. Anderson did meet the requirements. Subsequently, on June 30, 2013, the Zions Bancorporation Pension Plan was frozen resulting in the cash balance restoration benefit within the Excess Benefit Plan being frozen for all plan participants. The service credits displayed in the table will remain constant in future years. Any future present value changes will only result from interest crediting.

Information regarding the Pension Plan, Excess Benefit Plan, and Supplemental Retirement Plan can be found under the heading “Retirement Benefits.”

2015 NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table provides information with respect to each nonqualified deferred compensation plan. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.
The “Executive Contributions in Last FY” column indicates the aggregate amount contributed to such plans by each NEO during 2015.
The “Registrant Contributions in Last FY” column indicates our aggregate contributions on behalf of each NEO during 2015. Generally, these amounts reflect restoration benefits provided under the Company’s Excess Benefit Plan. We also make matching contributions to the qualified 401(k) plan, but that plan is tax qualified and, therefore, we do not include our contributions to it in this table. We include our matching contributions to the tax qualified retirement plans in the “All Other Compensation” column of the Summary Compensation Table.
The “Aggregate Earnings in Last FY” column indicates the total dollar amount of the increase (or decrease) in the value of the account from investment returns accrued during 2015, including interest and dividends paid. We pay such amounts to compensate the executive for the deferral, and we do not consider payment of interest and other earnings at market rates to be compensation. We report such amounts as compensation in the Summary Compensation Table only to the extent such earnings were paid at above-market or preferential rates as defined by the SEC, and such amounts, if any, are shown in a footnote to that table.
The “Aggregate Withdrawals/Distributions” column reports the aggregate dollar amount of all withdrawals by and distributions to the executive during our last fiscal year. Generally, neither the “Withdrawals/Distribution” column nor the “Aggregate Balance” column represents compensation with respect to our most recently completed fiscal year.
The “Aggregate Balance at Last FYE” column reports the total balance of the executive’s Deferred Compensation Plan and Excess Benefit Plan accounts as of December 31, 2015.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Harris H. Simmons	—	20,333	(7,180)	—	222,764
Paul E. Burdiss	—	—	—	—	—
Scott J. McLean	—	—	—	—	—
A. Scott Anderson	—	13,214	(14,921)	—	439,564
Edward P. Schreiber	—	—	—	—	—
Doyle L. Arnold	300,000	11,207	(43,643)	(108,285)	1,768,904

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table summarizes the estimated payments to be made under each contract, agreement, plan, or arrangement that provides for payments to an NEO at, following, or in connection with any termination of employment including by resignation, retirement, disability, or a constructive termination of an NEO, or change in control of the Company or a change in the NEO’s responsibilities.
For purposes of quantitative disclosure in the following table, and in accordance with SEC regulations, we have assumed that the termination took place on the last business day of our most recently completed fiscal year, and that the price per share of our common shares is the closing market price as of that date, $27.30.
SEVERANCE
Our NEOs do not have employment agreements which guarantee them employment for any period of time. Therefore, we would provide post-termination payments of salary or severance to these NEOs only under the Company’s broad-based severance policy in the event of a reduction-in-force or other applicable consideration pursuant to a CIC agreement.
Under the Zions Bancorporation severance policy, which applies to all regular employees, the NEOs could receive the maximum severance of 52 weeks base salary. We pay such amounts in anticipation of unemployment and not as a reward for past service. Payment is triggered upon circumstances which may include, but are not limited to, a reduction-in-force, job elimination, consolidation, merger, or re-organization (other than a change in control). Severance is typically paid in biweekly installments but the Company reserves the right to make such payments in a single lump-sum. Payment of severance is conditioned upon, among other things, a release of claims against us by the executive. Refer to the section, “Change in Control Agreements” for a description of the benefits the Company is obligated to pay the NEOs in the event of their termination of employment after a change in control by Zions Bancorporation involuntarily “without cause” or by the executive for “good reason.”

ACCELERATED VESTING OF LONG-TERM INCENTIVES
Presently, we have long-term incentive plan arrangements in place with our NEOs through Value Sharing Plans and equity awards. Please also refer to the discussion of long-term incentives above under the heading “Compensation Discussion and Analysis.”
VALUE SHARING PLANS
NEO’s received Value Sharing Plan units in 2013, 2014 and 2015. These plans provide for a pro-rata payment at the completion of the three-year award period, if value is earned, in the event of a termination of employment due to death, disability, or retirement. The plans provide for the payment to be made upon completion of the award period. However, upon a change in control of the Company, the pro-rata payment is to be made based on plan value determined at the higher of target or performance as of the end of the quarter prior to the change in control.
EQUITY AWARDS
The Company has granted equity awards, consisting of stock options, restricted stock and restricted stock units, to executives, including the NEOs, in recent years. All equity awards granted to NEOs corresponding to the years 2009 through 2012 were subject to TARP-related compensation restrictions. These restrictions prohibited stock option awards to the NEOs and required at least two years of service prior to any vesting of restricted stock and restricted stock units. The provisions of equity awards granted after May 2011 vest and become exercisable upon the death or disability of the holder; those granted prior to that time do not. Equity awards granted prior to May 2012 vest and become exercisable after a change in control only if the executive is terminated by the Company other than for cause or by the executive for good reason. In addition, provisions of equity awards granted since 2012 provide that, upon the executive’s retirement at age 60 or older with five or more years of service with the Company, any unvested equity awards will continue to vest and become exercisable according to the original vesting schedule, subject to certain non-compete, non-disparagement and confidentiality conditions. Equity awards granted prior to that time provided that unvested equity awards would be forfeited upon retirement. Unvested equity awards are forfeited by the executive upon termination in circumstances not described above. Please refer to the section “Compensation Discussion and Analysis” for more information about our equity awards.
RETIREMENT PLANS
All of our NEOs are fully vested in all of their retirement benefits. These benefits are not enhanced based on circumstances regarding termination. Because the Company does not enhance the benefits payable under any of its retirement plans if the employment of one of the NEOs terminates, we do not report any amount in respect of these plans in the table below. We report additional information regarding our retirement plans above under the headings “Compensation Discussion and Analysis” and “2015 Pension Benefits Table,” and in the “2015 Nonqualified Deferred Compensation Table.”
MISCELLANEOUS BENEFITS
Under the Company’s change in control agreements, which are described above under the heading “Compensation Discussion and Analysis,” the Company is obligated to pay certain other benefits. These include continuation of medical and dental benefits under the change in control agreements for 36 months. The conditions of the Company’s obligations under the change in control arrangements are discussed elsewhere in this Proxy Statement.

Executive Benefits and Payments Upon Termination	Voluntary Termination ($)	Death or Disability ($)	For Cause Termination ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (without Change in Control) ($)	Involuntary Not for Cause or Voluntary Good Reason Termination (with Change in Control) ($)
Harris H. Simmons
Severance	—	—	—	940,000(1)	4,886,887(2)(3)
Accelerated Vesting of Long-Term Incentives	—	0(6)	—	—	669,410(7)
Retirement Plans	—	—	—	—	31,800(4)
Other Benefits	—	—	—	—	29,196(5)

Paul E. Burdiss
Severance	—	—	—	550,000(1)	559,995(2)(3)
Accelerated Vesting of Long-Term Incentives	—	978,787(6)	—	—	1,004,065(7)
Retirement Plans	—	—	—	—	31,800(4)
Other Benefits	—	—	—	—	29,196(5)

Scott J. McLean
Severance	—	—	—	644,000(1)	2,178,990(2)(3)
Accelerated Vesting of Long-Term Incentives	—	1,196,068(6)	—	—	1,374,546(7)
Retirement Plans	—	—	—	—	31,800(4)
Other Benefits	—	—	—	—	23,112(5)

A. Scott Anderson
Severance	—	—	—	548,000(1)	2,794,800(2)(3)
Accelerated Vesting of Long-Term Incentives	—	0(6)	—	—	283,014(7)
Retirement Plans	—	—	—	—	31,800(4)
Other Benefits	—	—	—	—	19,872(5)

Edward P. Schreiber
Severance	—	—	—	518,000(1)	1,376,132(2)(3)
Accelerated Vesting of Long-Term Incentives	—	931,486(6)	—	—	1,101,042(7)
Retirement Plans	—	—	—	—	31,800(4)
Other Benefits	—	—	—	—	33,876(5)

Doyle L. Arnold (8)
Severance	—	—	—	—	—
Accelerated Vesting of Long-Term Incentives	—	—	—	—	—
Retirement Plans	—	—	—	—	—
Other Benefits	—	—	—	—	—

[1]
The Zions Bancorporation Severance Policy for executive officers provides four weeks salary for each $10,000 in base salary (rounded to the nearest thousand) or two weeks pay for every year of completed service up to ten years and an additional week of pay for every year over ten years of service, whichever is greater up to a maximum of 52 weeks. A severance payment for a NEO, if any, is not enhanced above what any other employee would be due as a result of the termination occurrence.

[2]
Under the Company’s change in control agreements, upon a change in control and termination by the Company other than for cause or by the executive for good reason (i.e., a “double trigger”), severance for the NEO would consist of three times the sum of the individual’s salary at the time of the change in control plus the greater of: (i) the average annual bonus paid to the executive for the three years preceding the change in control or (ii) the individual’s current target bonus.

[3]
The Company’s change in control agreements specify that if any payment or distribution to the executive would be subject to excise payment required by Section 280(g) of the Internal Revenue Code, the total payment or distribution will be reduced to such extent required to not trigger the excise tax. If a reduction is necessary, the executive may decide which element of pay should be reduced. We have assumed that the executive elects to reduce amounts attributable to the annual cash incentive. Accordingly, this figure reflects only the amount necessary (in addition to accelerated vesting of long term incentives, retirement plans and other benefits) to reach the excise tax limit for this executive, rather than the full value of the long-term incentives accelerated as a result of the change in control. The reported value of severance has been reduced for Messrs. Simmons, Burdiss, McLean, and Schreiber in order to avoid the imposition of excise taxes.

[4]
Under the Company’s change in control arrangements, each NEO would be entitled to receive an amount equal to the amount the Company would have contributed to each NEOs account under the Company’s 401(k) plan as a matching contribution had they remained employed by the Company for three years after the date of termination and had the executive made the maximum elected deferral contribution. This amount reflects the maximum employer contribution of four percent applied to the compensation limit ($265,000) imposed by Sections 415 and 401(a)(17) of the Internal Revenue Code.

[5]
Under the Company’s change in control agreements, each of the NEOs would be entitled to the continuation of medical and dental benefits for 36 months if terminated following a change in control of the Company. This figure represents the aggregate cost of fulfilling that obligation.

[6]
The equity awards granted in 2012 and thereafter contain a provision that would accelerate vesting in the instance of death or disability. Messrs. Burdiss, McLean, and Schreiber would receive an incremental benefit from this provision. These figures represent the potential value of this acceleration as of December 31, 2015. Messrs. Simmons and Anderson would not receive an incremental benefit from the death or disability provision, because they have already met the retirement eligibility provision of these grants based on their age and service as of December 31, 2015.

[7]
The Company’s change in control arrangements, Value Sharing Plan provisions, and equity award terms would give the NEOs certain benefits under change in control circumstances that they would not receive in the absence of a change in control. The figures presented in the table represent the incremental increase in value of long-term incentives resulting from an assumed change in control as of December 31, 2015. For Value Sharing Plans, the incremental value results in instances where the target value of plan units exceeds the estimated value as of December 31, 2015. For (i) equity awards without continued vesting upon attainment of age 60 and five years of service or (ii) equity awards with such vesting that are held by NEOs that were not age 60 or did not have five years service as of December 31, 2015, the incremental value is based on, in the case of stock options, the difference between the price of our common stock on December 31, 2015 and the exercise price of the unvested option or, in the case of restricted stock or restricted stock units, the price of our common stock on December 31, 2015. For equity awards with the continued vesting provision that are held by executives who had attained age 60 and five years of service as of December 31, 2015, no incremental value is reflected, because the value of the award will be fully recognized regardless of whether a change in control occurs.

[8]	Mr. Arnold retired on May 29, 2015. No potential benefits upon termination or change in control applied as of December 31, 2015.

RECONCILIATION OF NON-GAAP PERFORMANCE METRICS
For Net Earnings Available to Common Shareholders, Pre-Provision Net Revenue and the Efficiency Ratio, the identified adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are included where applicable in financial results or in the balance sheet presented in accordance with GAAP. We consider these adjustments to be relevant to ongoing operating results and financial position.
We believe that excluding the amounts associated with these adjustments to present the non-GAAP financial measures provides a meaningful base for period-to-period and company-to-company comparisons, which will assist regulators, investors, and analysts in analyzing the operating results or the financial position of the Company and in predicting future performance. These non-GAAP financial measures are used by management to assess the performance of the Company’s business or its financial position for evaluating bank reporting segment performance, for presentations of the Company’s performance to investors, and for other reasons as may be requested by investors and analysts. We further believe that presenting these non-GAAP financial measures will permit investors and analysts to assess our performance on the same basis as that applied by management.
Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
The following table presents a reconciliation of net earnings available to common shareholders (GAAP) to the same performance measure on a non-GAAP basis after adjusting for the items specified.

Net Earnings Available to Common Shareholders

(Amounts in thousands)		2015	2014
Net Earnings Available to Common (GAAP)	(a)	$246,614	$326,568
Adjustments:
Severance costs		(11,005)	(8,644)
Other real estate expense, net		647	1,251
Provision for unfunded lending commitments		6,238	8,629
Debt extinguishment cost		(2,530)	(44,422)
Amortization of core deposit and other intangibles		(9,247)	(10,923)
Restructuring costs		(3,852)	0
Fair value and non-hedge derivtive income (loss)		(111)	(11,390)
Equity securities gains (losses), net		11,875	13,471
Fixed income securities gains (losses), net		(138,735)	10,419
Total Adjustments	(b)	(146,720)	(41,609)

Less: Tax effect for adjustments	(b x e) = (c )	55,754	15,861

Adjusted Net Earnings Available to Common (non-GAAP)	(a - c - b) = (d)	$337,580	$352,316

Marginal effective tax rate	(e)	38.00%	38.12%

The following table provides a reconciliation of noninterest expense (GAAP), taxable-equivalent net interest income (GAAP) and noninterest income (GAAP) to the efficiency ratio (non-GAAP) and pre-provision net revenue (non-GAAP).

Efficiency Ratio and Pre-tax, Pre-provision Net Revenue

(Amounts in thousands)		2015	2014
Total noninterest expense (GAAP)	(a)	$1,600,486	$1,665,292
Adjustments:
Severance costs		11,005	8,644
Other real estate expense, net		(647)	(1,251)
Provision for unfunded lending commitments		(6,238)	(8,629)
Debt extinguishment cost		2,530	44,422
Amortization of core deposit and other intangibles		9,247	10,923
Restructuring costs		3,852	0
Total adjustments		19,749	54,109
Add-back of adjustments	(b)	(19,749)	(54,109)

Adjusted noninterest expense (non-GAAP)	(a+b) = (c )	1,580,737	1,611,183

Taxable-equivalent net interest income (GAAP)	(d)	$1,733,158	$1,696,146
Noninterest income (GAAP)	(e )	377,120	508,629
Adjustments:
Fair value and non-hedge derivative income (loss)		(111)	(11,390)
Equity securities gains (losses), net		11,875	13,471
Fixed income securities gains (losses), net		(138,735)	10,419
Total adjustments		(126,971)	12,500
Add-back of adjustments	(f)	126,971	(12,500)

Adjusted revenue taxable-equivalent net interest income and noninterest income (non-GAAP)	(d+e+f) = (g)	$2,237,249	$2,192,275

Efficiency ratio	(c ) / (g)	70.7%	73.5%

Adjusted pre-tax, pre-provision net revenue (non-GAAP)	(g) less (c)	$656,512	$581,092

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORDINARY COURSE LOANS
Certain directors and executive officers, corporations and other organizations associated with them, and members of their immediate families were customers of and had banking transactions, including loans, with banking subsidiaries of the Company in the ordinary course of business during 2015. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons unrelated to us. These loans did not involve more than the normal risk of collection or present other unfavorable features.
These ordinary course transactions include extensions of credit to directors, executive officers and companies considered to be controlled by directors or officers that are subject to Regulation O of the Board of Governors of the Federal Reserve System, which governs a bank’s loans to insiders (“Reg O”). Such loans must meet certain standards and must be reported to or, in certain cases, approved by the board of directors of the bank making the extension of credit. At March 31, 2016, the Company had outstanding $109,672,785 of lending commitments, including $67,255,676 of outstanding loans, subject to Reg O. Of this amount, there were $108,248,961 of lending commitments, including $66,683,337 of outstanding loans, to companies considered to be controlled by L.E. Simmons, a director of the Company. The Company’s commitments and loans to these L.E. Simmons - related companies were made pursuant to syndicated credit facilities agented by banks unrelated to the Company and were approved by the relevant subsidiary bank board of directors pursuant to and in compliance with our Reg O processes. Some of the L.E. Simmons - related credits have experienced deterioration, in light of current oil and gas prices and industry economic conditions, similar to other loans in the Company’s loan portfolio in the oil and gas sector. Although these loans have defined credit weaknesses, as of the date of this proxy statement, none were accounted for as non-accrual, were past-due or were classified as “troubled debt restructurings” or having “potential problems” for SEC reporting purposes.

RELATED PARTY TRANSACTIONS POLICY
The Company’s Related Party Transactions Policy requires the Nominating and Corporate Governance Committee to approve or ratify any transaction between the Company and any executive officer or director, as well as five percent or greater shareholders and certain family members of any of the foregoing that would need to be disclosed pursuant to Item 404(a) of the SEC’s Regulation S-K. The only transactions occurring during 2015 for which disclosure is required under Item 404(a) were ordinary course loans, described above under “Ordinary Course Loans.” In 2016, as more fully described in a current report on Form 8-K filed by the Company on January 28, 2016, the Company purchased the former residence of its CFO, Paul E. Burdiss. The purchase price for the property represented the fair market value of the property as derived by third-party appraisals. In addition, the Company agreed to pay certain closing costs, including the brokers’ commission, associated with the purchase. Such costs aggregated to approximately $61,000. The purchase was made and associated costs were paid upon the approval of the Compensation Committee of the Board of Directors and ratified by the Nominating and Corporate Governance Committee as required by the Company’s Related Party Transactions Policy.

COMPENSATION OF DIRECTORS
Our Board of Directors establishes director compensation. The Compensation Committee, with the assistance of outside consultants, periodically reviews the amount and composition of director compensation and makes recommendations to the Board.

CASH COMPENSATION
Each of our outside directors receives a $40,000 annual retainer and $1,500 for each regular and special meeting that they attend. Members of the committees of the Board receive $1,250 for each committee meeting they attend. The Lead Director serving as chair of the Executive Committee receives an additional $25,000 annual retainer. The chairmen of the Risk Oversight and Audit Committees receive an additional $15,000 annual retainer and the other members of the Audit Committee receive an additional $3,000 annual retainer. The chair of each of the other standing committees receives an additional $10,000 annual retainer. The Risk Oversight Committee has given one of its members a special Comprehensive Capital Analysis and Review (CCAR) assignment for which he receives an additional $7,500 retainer, and one of its members a special technology assignment for which he receives an additional $5,000 retainer. The retainer and meeting fees are paid in cash unless the director elects to defer his or her compensation as described below. Directors who are full-time compensated employees of the Company do not receive either the retainer or any other compensation for attendance at meetings of the Board or its committees.

DIRECTOR STOCK PROGRAM
Nonemployee directors were granted either restricted stock or restricted stock units in 2015. The number of restricted stock or units was determined by dividing $75,000 by the closing price of Zions Bancorporation common stock on the grant date and rounding to the nearest share.

DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
We maintain a Deferred Compensation Plan for directors, pursuant to which a director may elect to defer receipt of all or a portion of his or her compensation until retirement or resignation from the Board. Amounts deferred are held in a rabbi trust and invested in either a guaranteed income investment fund or our common shares based upon the director’s election, subject to plan limitations. Settlement is made only in cash, unless in our sole discretion we determine to make a distribution in kind (or partly in kind and partly in cash), and is based on the current market value of the account.
In 2015, Mr. Heaney served as a member of the board of directors of Amegy Bank N.A., a subsidiary of the Company, which also maintained a deferred compensation plan for Amegy Bank directors, pursuant to which a director could elect to receive all or a portion of his or her compensation in our common shares and defer receipt of such shares until retirement or resignation from the board, or a date designated by the director at the time of deferral. Amounts deferred are held in a rabbi trust and invested in our common shares, subject to plan limitations. Settlement is made only in our common shares. Mr. Heaney’s 2015 compensation as a member of Amegy Bank’s board of directors is reported in the table below in the “All Other Compensation” column.

2015 DIRECTOR SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)(4)	Change in Pension Value and Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jerry C. Atkin	83,250	75,006	—	—	—	158,256
John C. Erickson	113,750	75,006	—	—	—	188,756
Patricia Frobes	90,125	75,006	—	—	—	165,131
Suren K. Gupta	56,000	75,006				131,006
J. David Heaney	84,750	75,006	—	—	18,756	178,512
Vivian S. Lee	55,250	75,006				130,256
Edward F. Murphy	110,000	75,006	—	—	—	185,006
Roger B. Porter	72,000	75,006	—	—	—	147,006
Stephen D. Quinn	103,875	75,006	—	—	—	178,881
L. E. Simmons	57,000	75,006	—	—	—	132,006
Shelley Thomas Williams	79,500	75,006	—	—	—	154,506
Steven C. Wheelwright	80,250	75,006	—	—	—	155,256

[1]
Harris H. Simmons, the Company’s chairman and CEO, is not included in this table because he is an employee of the Company and thus receives no compensation as a director. His compensation as an employee of the Company is shown in the Summary Compensation Table on page 55.

[2]	Amounts earned include fees deferred by participating directors under the Zions Bancorporation Deferred Compensation Plan for Directors.

[3]
Grants of 2,590 shares of restricted stock were made to each director effective May 26, 2015, under the 2015 Omnibus Incentive Plan, which vested immediately on the date of grant. The fair market value on the date of grant was $28.96 per share.

[4]
The directors’ stock option awards outstanding as of December 31, 2015 are set forth in the table below and are also included in the “Common Shares Beneficially Owned” column of the table on page 72. With the exception of 2,508 of Mr. Heaney’s stock options, the options listed are all priced below current fair market value.

Name	Restricted Stock Awards Outstanding	Stock Options Outstanding	Stock Options Expired in 2015
Jerry C. Atkin	—	15,800	4,000
John C. Erickson	—	—	—
Patricia Frobes	—	15,800	4,000
Suren K. Gupta	—	—	—
J. David Heaney	—	18,308	—
Vivian S. Lee	—	—	—
Edward F. Murphy	—	—	—
Roger B. Porter	—	15,800	4,000
Stephen D. Quinn	—	15,800	4,000
L. E. Simmons	—	15,800	4,000
Shelley Thomas Williams	—	15,800	4,000
Steven C. Wheelwright	—	15,800	4,000

PRINCIPAL HOLDERS OF VOTING SECURITIES
Under Section 13(d) of the Securities Exchange Act of 1934, a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment power over such security. Such beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the Company to be deemed to be beneficial owners of five percent or more of the common stock of the Company as of December 31, 2015.

		Common Stock
Name and Address	Type of Ownership	No. of Shares	% of Class
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	Beneficial	16,813,033	8.22%
Invesco Ltd. 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	Beneficial	15,581,767	7.6%
State Street Corporation State Street Financial Center One Lincoln Street Boston, MA 02111	Beneficial	12,533,748	6.1%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	Beneficial	10,490,806	5.1%

The following table shows the beneficial ownership, as of March 24, 2016, of the Company’s shares by each of our directors, NEOs, and all directors and executive officers as a group. The information below includes, where applicable, shares underlying options and warrants that are exercisable within 60 days of March 24, 2016.

			Perpetual Preferred Series*
Directors and Officers	Common Shares Beneficially Owned	% of Class	A(1)	G(1)	H(1)	I	J
A. Scott Anderson	103,638	*	—	—	—	—	—
Jerry C. Atkin	60,996	*	—	—	24,000	—	—
David E. Blackford	53,129	*	—	—	—	—	—
Paul Burdiss	38,272	*	—	—	—	—	—
John C. Erickson	13,487	*	—	—	—	—	—
Patricia Frobes	43,696	*	—	13,000	—	—	—
Suren K. Gupta	2,608	*	—	—	—	—	—
J. David Heaney	76,696	*	—	—	—	—	—
Vivian S. Lee	2,590	*	—	—	—	—	—
Scott J. McLean	176,772	*	—	—	—	—	—
Edward F. Murphy	4,735	*	—	—	—	—	—
Roger B. Porter	81,920	*	—	—	—	—	2,500
Stephen D. Quinn	162,413	*	—	200,000	—	—	—
Edward P. Schreiber	36,135	*	—	—	—	—	—
Harris H. Simmons(2)	1,424,999	*	—	—	—	—	412
L. E. Simmons	953,540	*	—	—	—	—	—
Shelley Thomas Williams	34,696	*	—	—	—	—	—
Steven C. Wheelwright	52,454	*	—	—	—	—	—
Doyle L. Arnold(3)	123,505	*	4,341	12,000	—	150	125

All directors and officers as a group (34 persons)(2)	4,223,861	2.06%	6,588	225,000	24,000	150	3,037

*
Less than one percent. Each of the directors, NEOs, and all directors and officers as a group, owns less than one percent of each class of the outstanding preferred shares except as follows: Mr. Quinn holds approximately 2.9% of the total outstanding Preferred Series G shares, while all directors and officers as a group own approximately 3.3% of the total outstanding Preferred Series G shares.

[1]	Number of depositary shares, each representing one-fortieth of one preferred share. Except under limited circumstances, the preferred shares are non-voting.

[2]
As of December 31, 2015, of the total shares owned by Harris H. Simmons, 785,472 common shares and warrants, and 250 Series J shares were held in brokerage accounts, which may from time to time, together with other securities held in these accounts, have served as collateral for margin loans made from such accounts. Of the total shares held by all directors and officers as a group, 803,164 common shares and warrants, and 250 Series J shares similarly served as collateral and may have been subject to pledge. Less than one-half of one percent of the total outstanding common shares of the Company were subject to pledge by our directors and officers as a group as of December 31, 2015.

[3]	Mr. Arnold’s ownership is as of November 30, 2015, the date upon which he ceased to be a reportable officer of the Company under SEC rules.

PROPOSALS

Proposal 1: NOMINATION AND ELECTION OF DIRECTORS
The following 11 persons are nominated for election as directors for a one year term:
Jerry C. Atkin
Patricia Frobes
Suren K. Gupta
J. David Heaney
Vivian S. Lee
Edward F. Murphy
Roger B. Porter
Stephen D. Quinn
Harris H. Simmons
L.E. Simmons
Shelley Thomas Williams

Biographical information for each of the nominees is set out in the section entitled “Director Nominees” on page 5 of this Proxy Statement. Until their successors are elected and qualified, the nominees will constitute our entire elected Board of Directors. Current director Mr. Wheelwright reached scheduled retirement age and accordingly has not been renominated. Former director Mr. Erickson resigned from the Board and its committees in April 2016 to accept a senior executive position at another financial institution and is not standing for reelection at the 2016 Annual Meeting.

The Board of Directors unanimously recommends that shareholders vote “FOR” the election of the nominees for director listed above.
We will vote the proxies that we receive “FOR” the election of the nominees for director named above unless otherwise indicated on the proxies. If any of the nominees is unable or declines to serve, an event which management does not anticipate, proxies will then be voted for a nominee who will be designated by the present Board of Directors to fill such vacancy. If the votes cast “for” a nominee fail to constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a term of office ending on the earlier of 90 days after the day on which we certify election results and the day on which a person is selected by the Board to fill the office held by such director. If the votes cast “for” a nominee do constitute a majority of the votes cast with respect to that nominee, he or she will be elected to a full one-year term.

Proposal 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has reappointed the firm of Ernst & Young LLP as the independent registered public accounting firm to audit the financial statements of the Company for the current fiscal year. Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2015 are described under “Fees of Independent Registered Public Accounting Firm” below. Additional information regarding the Audit Committee is provided in the Report of the Audit Committee beginning on page 15 of this Proxy Statement.
Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The Board unanimously recommends that shareholders vote “FOR” the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2016.
The affirmative vote of a majority of votes validly cast for or against the proposal will be required for adoption of the ratification of the appointment of our independent registered public accounting firm.

Proposal 3: ADVISORY (NONBINDING) VOTE REGARDING 2015 EXECUTIVE COMPENSATION (“SAY ON PAY”)
We are required under Section 14A(a)(1) of the Exchange Act to provide shareholders with the right to cast a nonbinding vote at our 2016 Annual Meeting regarding the compensation of our named executive officers, as disclosed in this Proxy Statement according to the compensation disclosure rules of the SEC.
Recommendation of the Board:
The Board unanimously recommends that shareholders approve the following resolution:
RESOLVED, that the shareholders hereby APPROVE, on a nonbinding basis, the 2015 compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the compensation discussion and analysis, compensation tables, and related material.
The Board’s recommendation is based on its belief that our compensation programs operated in accordance with our compensation philosophy and resulted in the payment of an appropriate level of compensation to our named executive officers in 2015.
The Company’s executive compensation program places heavy emphasis on performance-based compensation, particularly in the form of long-term incentives. In fact, all of our named executive officers, on average, have over two-thirds of their annual target direct compensation dependent upon short- and long-term performance-based incentives. Further, the Company’s compensation philosophy subjects employee compensation to a clawback policy and other features designed to incentivize employees to manage the Company’s risks carefully and avoid acts and practices that may expose the Company to undue risk of short- or long-term financial loss, reputational damage or similar adverse impacts. These design features include, but are not limited to, risk-adjusted performance metrics, award caps, limitations on upside reward leverage, payout deferrals, multiyear performance and vesting periods, and the use of discretion by those responsible for overseeing the payout of the incentive compensation.
In order to further align compensation practices with shareholder interests, the named executive officers are expected to hold specified amounts of Zions Bancorporation common stock under the Company’s Stock Ownership and Retention Guidelines while employed in such positions, further exposing them to risk of financial loss in the event of adverse impacts to the Company. In addition, the Compensation Committee attached two-year post-vest holding restrictions on the restricted stock unit grants made to Messrs. Simmons and McLean in May 2015. These post-vest holding restrictions prohibit Messrs. Simmons and McLean from trading or pledging these shares for an additional two-year period following each vesting event.
As provided by Section 14A(c) of the Exchange Act, the shareholders’ vote with respect to executive compensation is advisory and will not be binding upon the Board. In addition, the shareholder vote may not be construed as overriding a decision by the Board, nor will it create or imply any additional fiduciary duty by the Board. Our Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation arrangements. In making compensation decisions in 2015, the Compensation Committee considered the shareholder ratification at our 2015 Annual Meeting of the compensation paid to our named executive officers for 2014. At our 2015 Annual Meeting of shareholders, approximately 99% of voting shareholders approved the non-binding advisory resolution regarding compensation of our named executive officers.

The Board unanimously recommends that shareholders vote “FOR” approval of the 2015 compensation of named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the proposal.
Under current SEC rules, we are required to hold an advisory vote to establish the frequency of the advisory Say on Pay vote at least once every six years. The Board has adopted an annual frequency for the Company’s advisory Say on Pay vote, based in part on the preference expressed by our shareholders in the nonbinding frequency vote held during the Annual Meeting of shareholders in 2013.

Proposal 4: PROPOSAL TO APPROVE THE COMPANY’S 2017 MANAGEMENT INCENTIVE COMPENSATION PLAN
The Board recommends that shareholders approve the Company’s 2017 Management Incentive Compensation Plan, or the Management Plan. The purpose of the Management Plan is to promote the interests of the Company and its affiliates by attracting and retaining an outstanding senior executive management team. Awards payable under this Plan are designed to be qualified performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code. The Company is submitting the Management Plan for shareholder approval to preserve the Company’s ability to deduct such awards for tax purposes under that section.
Section 162(m) of the Internal Revenue Code requires that compensation in excess of $1 million paid to each of the Company’s CEO and the three highest compensated executives other than the CEO or CFO, referred to as the Covered Employees, be paid pursuant to a shareholder-approved performance-based compensation plan in order to retain the tax deductibility of such payments. Shareholder approval for Section 162(m) purposes is effective for five years. The Management Plan was last submitted to shareholders for such approval in 2012, and the approval is effective through December 31, 2016. If shareholders approve the 2017 Management Plan, such approval will be effective as of January 1, 2017.
Summary of Plan
The material terms of the Management Plan are summarized below. The summary is qualified by reference to the text of the proposed Management Plan, which is attached as Appendix I.
Administration. The Management Plan is administered by the Compensation Committee of the Board or another committee or subcommittee of the Board, referred to in this proposal as the Compensation Committee. All of the members of the Compensation Committee are directors who are considered outside directors for purposes of Section 162(m) of the Internal Revenue Code. The Management Plan is intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, and any rules or regulations promulgated thereunder. The Compensation Committee, in its sole discretion, may interpret and construe any provision of the Management Plan and adopt such rules and it may deem necessary in order to comply with these laws and regulations or to conform to any change in any law applicable to the Management Plan.
Eligibility. Only Covered Employees are eligible to participate in the Management Plan.
Description of Awards under the Management Plan. The maximum award that may be granted to each of the Covered Employees in any plan year is one percent of the Company’s adjusted operating income for that plan year. The Management Plan defines “adjusted operating income” as the Company’s consolidated income from continuing operations before income taxes and minority interest, as determined in accordance with generally accepted accounting principles, or GAAP. These maximum potential awards that may be granted to the Covered Employees in a plan year are referred to in the Management Plan as “maximum awards.” The actual awards made to Covered Employees may not be more than the maximum awards described above, and the Compensation Committee is not obligated to disburse the full amount of the applicable percentage of adjusted operating income for the plan year. The amount of actual awards paid to Covered Employees will be determined by the Compensation Committee in its sole discretion and may be less than the maximum award based on factors the Compensation Committee deems relevant, including, but not limited to (a) adjusted operating income for the plan year, and (b) a subjective evaluation of various factors, including salaries paid to senior managers with comparable qualifications, experience and responsibilities at other institutions, individual job performance, local market conditions and the Compensation Committee’s perception of the overall financial performance of the Company (particularly operating results). Amounts that are potentially available to be awarded to a Covered Employee but not actually awarded to a Covered Employee may not be reallocated to other Covered Employees, or utilized for awards in other plan years. The Committee will certify in writing, prior to the payment of any award, the amount of the Company’s adjusted operating income for the plan year and the extent to which any performance goals have been satisfied.
Because maximum awards under the Management Plan are based on a percentage of adjusted operating income, may be subject to attainment of other performance goals, and may be reduced discretionarily by the Compensation Committee, the amount of awards that may be granted in any plan year are not determinable until the completion of the plan year.
Termination of Employment. In the event of termination of employment of a Covered Employee, voluntarily or by the Company, with or without cause, for any reason at any time before payment of an award to that Covered Employee, the Covered Employee will forfeit all rights to that award, except to the extent the Covered Employee is entitled to payment of the award pursuant to a change in control, death or disability.
Adjustments. In the event of a reorganization, merger or consolidation in which the Company is not the surviving corporation, or the Company’s sale of substantially all its assets or dissolution or liquidation, the Management Plan will terminate on the effective date of such transaction unless it is assumed or continued. Provision will be made for determining the amount of cash payable for all awards for a plan year after such event unless provisions are made for the continuance of the Management Plan and the assumption or substitution for such awards of an equivalent value by the successor or the Compensation Committee in its sole discretion determines otherwise.
Relationship to Change in Control Agreements; Nonexclusivity. Compensation under the Management Plan will be treated the same as annual bonuses for purposes of any change in control, employment or similar agreement between a Covered Employee and the Company or an affiliate. The Management Plan is not intended to be the exclusive means by which a Covered Employee may receive incentive compensation and Covered Employees may receive incentive compensation other than under the Management Plan.
Shareholder Approval; Amendments. Under the Management Plan, awards granted to Covered Employees are subject to, and contingent upon, shareholder approval of the material terms of the Management Plan. Shareholder approval would be required each time the Compensation Committee changes the definitions of Covered Employee, adjusted operating income or maximum award, or changes other material terms under the Management Plan that would cause the maximum awards to not continue to be considered a performance goal under Section 162(m) of the Internal Revenue Code.

The Board unanimously recommends that shareholders vote “FOR” approval of the Management Plan for purposes of Section 162(m) of the Internal Revenue Code, to preserve the tax deductibility of awards made under the Management Plan.

The affirmative vote of a majority of votes validly cast for or against the resolution will be required for approval of the Management Plan for Section 162(m) purposes.

Proposal 5: SHAREHOLDER PROPOSAL REGARDING POLICY TO REQUIRE BOARD CHAIRPERSON INDEPENDENCE
Gerald R. Armstrong, 621 Seventeenth Street, Suite 2000, Denver, Colorado, 80293-2001, 303-355-1199, has advised us that he intends to present the following resolution at the Annual Meeting. Mr. Armstrong has informed us that he is the beneficial owner of approximately 915 common shares. In accordance with applicable proxy regulations, Mr. Armstrong’s proposed resolution and supporting statement are set forth below in the form that we received it:
RESOLUTION
That the shareholders of ZIONS BANCORPORATION request its Board of Directors to adopt a policy, and amend the by-laws as necessary, to require the Chairman of the Board of Directors be an independent member of the Board of Directors.
This policy should not be implemented to violate any contractual obligation and should specify: (a) how to select a new “independent” chairman if the current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance is excused if no independent director is available and willing to serve as chairman.
STATEMENT
The proponent of this proposal is a long-term shareholder of ZIONS BANCORPORATION, having owned shares since 1971. In past meetings, he introduced “Say-On-Pay” proposals and his efforts caused the repeal of three-year terms for Directors.
The proponent believes that had the positions of Chairman and Chief Executive Officer been held by different persons, mistakes could have been avoided. It does not make sense that the CEO can legitimately account to himself as Chairman.
The following numbers come from past reports of ZIONS BANCORPORATION and confirm that Zions has not recuperated under its current leadership:

	2006	2014
Book value, per share	$44.48	$31.35
Market price, per share	82.44	28.51
Net earnings, per share	5.35	1.68
Dividends, per share	1.47	0.16

Compensation, however, has been increased for the person serving as Chairman and CEO from $2,296,100 in 2006 to $2,500,822 in 2014.
Please note the terminations of the persons holding similar dual roles at Target Corporation and DuPont.
DuPont’s failures were placed upon its Board Chair and Chief Executive Officer who was ousted by its board in the same manner that Target’s board ousted its Chairman/Chief Executive Officer a year earlier. In 2009, less than 12% of the incoming CEO’s were also made chairman compared to 48% in 2002. Studies have confirmed that under-performing companies that lack an “independent” chairman and companies, world-wide, are routinely separating the positions of Chairman and CEO (CEO Succession 2000-2009: A Decade of Convergence and Compression, Booz & Co., Summer, 2010).

An independent board chairman has been found in academic studies to improve financial performance. A 2007 Booz & Co., study found that in 2006, all of the underperforming North American companies with long-tenured CEO’s lacked an independent Chairman (The Era of the Inclusive Leader. Booz Allen Hamilton, 2007).
Norges Bank Investment Management has stated in support of a similar proposal:
“The roles of Chairman of the Board and CEO are fundamentally different and should not be held by the same person. There should be a clear division of responsibilities between these positions to insure a balance of power and authority on the Board.”
If you agree, please vote “FOR” this proposal.
Statement of the Company’s Board of Directors
The Board has considered this proposal and recommends a vote AGAINST it primarily for the following reasons:

•	After careful review, the Board has determined that the interests of the Company and its shareholders are best served by Harris H. Simmons continuing in the combined role of CEO and chairman.

•
The Company’s Corporate Governance Guidelines, composition of the Board, and appointment by the other independent members of the Board of an independent Lead Director with clearly delineated duties and authority already provide effective independent oversight of management.

•
If adopted, the shareholder’s proposal would unnecessarily and unwisely restrict the Board’s ability to select the director most suited to serve as chairperson of the Board based on criteria the Board deems to be in the best interests of the Company and its shareholders.

•	Our shareholders rejected substantively identical shareholder proposals in 2015, 2014, 2013, and 2010.
In recent years, the Board has taken important steps to strengthen its independence. These steps included the following:

•	In 2014 and 2015, the Board appointed several new independent directors, resulting in a significant decline in the average tenure of the Company’s directors.

•	The Board selected independent Board members appointed in 2014 to chair the Board’s Risk Oversight Committee and Audit Committee, each of which are comprised entirely of independent directors.

•
The Board reviewed and modified its committee charters and corporate governance guidelines. In doing so, the Board increased the independence requirements for the Risk Oversight Committee by requiring that all members of the committee, rather than just a majority, be independent.

In addition, during 2014 and 2015, as part of its regular review of our corporate governance practices, the Nominating and Corporate Governance Committee of the Board specifically explored the advantages and disadvantages of requiring an independent chairperson. The Board noted that while some institutional shareholders and advisory firms are generally supportive of requiring an independent chairperson, others consider the issue more holistically to determine whether a company’s governance structure otherwise provides sufficient management oversight and independent influences, such as a suitably empowered lead independent director with significant, specified responsibilities. Zions has such a structure, with a strong emphasis on Board independence: an engaged Board comprised of directors who—individually and collectively—critically and actively evaluate management’s recommendations and decisions; and an independent Lead Director, all of which provide effective oversight of management.

Under our current structure, nine of eleven directors proposed for reelection at the Annual Meeting are independent under Nasdaq rules and the Company’s Corporate Governance Guidelines. Four out of five of our standing Board committees consist solely of, and are chaired by, independent directors. Our key Audit, Risk Oversight, Compensation, and Nominating and Corporate Governance Committees are required to be composed entirely of independent directors. Further, the Board and its committees each meet in executive sessions on a regular basis without the presence of management, and Board members have free access to management and outside advisors. The Company’s Lead Director is appointed by the Board’s other independent directors to provide active, ongoing, independent Board leadership. The Lead Director has clearly defined responsibilities, including the following:

•	Presiding at all meetings of the Board at which the chairman is not present, including executive sessions of the independent directors

•	Calling meetings of independent directors

•
Serving as a liaison between the chairman or Board and the independent directors, including providing feedback to the chairman from the Board’s executive sessions and discussing with other directors any concerns they may have about the Company and its performance, and relaying those concerns, where appropriate, to the full Board

•	Conducting an annual effectiveness assessment call with each Board member

•	Consulting with the CEO regarding the concerns of the directors

•	Being available for consultation with the senior executives of the Company as to any concerns any such executive might have

•	Communicating with shareholders

•	Advising the chairman regarding, and approving, Board meeting schedules, agendas and information

•	Otherwise providing Board leadership when the chairman cannot or should not act in that role
As a result of the Board’s general structure and the enhancements it has made to Board independence in the last years, the Board believes the Company and its management already receive substantial independent oversight from its current Board structure. A policy mandating an independent chair is unnecessary to achieve effective independent leadership and management oversight.
Our Bylaws and Corporate Governance Guidelines permit but do not require the roles of Board chairperson and Chief Executive Officer to be filled by different individuals. This flexibility enables the Board to use its business judgment to select the best leadership structure to meet the Company’s and shareholders’ interests over time. At present, the Board believes that these interests are best served by having Harris H. Simmons hold both positions, due in large part to the benefits of leveraging Mr. Simmons’ unique experience, qualifications and ability to act as a valuable bridge between management and the Board. If the shareholder’s proposal were adopted, the Board would not be free to realize fully the substantial benefits that arise from Mr. Simmons’ perspective and leadership which he has developed over more than 40 years of experience with the Company, and more than two decades of service as our CEO.
Perhaps most significantly, the Company’s shareholders have repeatedly and clearly demonstrated that they support our current combined leadership structure: at our Annual Meetings of shareholders in 2015, 2014, 2013, and 2010, shareholders voted on similar proposals regarding independence of the Board chairperson. These proposals were defeated by 84%, 77%, 66%, and 59% of voting shareholders, respectively, at such meetings.
In Mr. Armstrong’s statement supporting his proposal, he notes that the compensation for the Company’s CEO has increased from $2,296,100 in 2006 to $2,500,822 in 2014. While our CEO’s compensation has increased modestly over such eight-year period, his compensation remains well below peer averages. For 2015, the total compensation for Mr. Simmons is projected to be 53% below the median for similarly situated executives in the Company’s 2015 Custom Peer Group, as more fully described elsewhere in this Proxy Statement.
In summary, the Board opposes this proposal on a number of grounds, including its belief that the Company and its management already receive substantial and effective independent oversight, and, if the proposal were adopted, it would unnecessarily and unwisely restrict, to the detriment of the Company and its shareholders, the Board’s ability to select the most qualified person to provide leadership to the Board as circumstances evolve over time.

If this shareholder proposal is properly proposed by a shareholder proponent at the Annual Meeting, the Board unanimously recommends that shareholders vote “AGAINST” the proposal.
If the proposal is properly proposed by a shareholder proponent at the Annual Meeting, the affirmative vote of a majority of votes validly cast for or against the proposal will be required for its approval.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following is a description of fees billed to the Company by Ernst & Young LLP during the years ended December 31, 2015 and 2014.

AUDIT FEES
Audit fees include fees for the annual audit of the Company’s consolidated financial statements, audits of subsidiary financial statements, and reviews of interim financial statements included in the Company’s quarterly reports on Form 10-Q. Audit fees also include fees for services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm. Such services include comfort letters and consents related to registration statements. The aggregate audit fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2015 and 2014, totaled approximately $4.03 million and $4.36 million, respectively.

AUDIT RELATED FEES
Audit-related fees include fees for accounting consultations, audits of employee benefit plans, due diligence related to acquisitions, and certain agreed-upon procedures and compliance engagements. The aggregate audit-related fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2015 and 2014 totaled approximately $237,000 and $345,000, respectively.

TAX FEES
Tax fees include corporate tax compliance, planning, and advisory services. The Company did not incur fees for such services from Ernst & Young LLP for the years ended December 31, 2015 or 2014.

ALL OTHER FEES
All other fees billed by Ernst & Young LLP, which include general consulting fees and other miscellaneous fees, aggregated approximately $4,000 and $4,000, respectively, for the years ended December 31, 2015 and 2014.

PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy that requires advance approval by it of all audit, audit-related, tax services, and all other services performed by the independent registered public accounting firm. There were no services or fees in 2015 or 2014 that were not approved in advance by the Audit Committee under these policies or procedures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely on its review of such information, the Company believes that for the period from January 1, 2015 through December 31, 2015 its officers and directors were in compliance with all applicable filing requirements, except as follows: Messrs. Alexander, Anderson, Arnold, Blackford, Haun, Laursen, Maio, Reilly, Savage, Schreiber, H. Simmons and Stephens, and Ms. Castle and Ms. James each filed one late report due to Company oversight.

OTHER MATTERS

OTHER BUSINESS BEFORE THE ANNUAL MEETING
Except as set forth in this Proxy Statement, management has no knowledge of any other business to come before the Annual Meeting. If, however, any other matters of which management is now unaware properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2017 ANNUAL MEETING
Pursuant to our Bylaws, business must be properly brought before an annual meeting in order to be considered by our shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before a meeting of the shareholders. Notice of any proposal to be presented by any shareholder, or the name of any person to be nominated by any shareholder for election as a director of the Company at any annual meeting of shareholders, must be delivered to our secretary at least 120 days but not more than 150 days before the date of our Proxy Statement released to our shareholders in connection with the Annual Meeting for the preceding year, or no sooner than November 16, 2016 and no later than December 16, 2016 with respect to the 2017 Annual Meeting of shareholders. We must receive proposals from our shareholders on or before December 16, 2016, in order to have such proposals evaluated for inclusion in the proxy materials relating to our 2017 Annual Meeting of shareholders. Any proposal submitted for the proxy materials will be subject to the rules of the SEC concerning shareholder proposals.
The notice of a proposal must contain the following items:

•	Shareholder’s name, address, and share ownership of the Company

•	Text of the proposal to be presented

•	Brief written statement of the reasons why such shareholder favors the proposal and any material interest of such shareholder in the proposal
The notice stating a desire to nominate any person for election as a director of the Company must contain the following items:

•	Shareholder’s name, address, and share ownership of the Company

•	Name of the person to be nominated

•	Name, age, business address, residential address, and principal occupation or employment of each nominee

•	Nominee’s signed consent to serve as a director of the Company, if elected

•	Number of shares of the Company owned by each nominee

•	Description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is to be made

•	Such other information concerning the nominee as would be required in a proxy statement soliciting proxies for the election of the nominee under the rules of the SEC
A copy of our Bylaws specifying the requirements will be furnished to any shareholder upon written request to our corporate secretary.

COMMUNICATING WITH THE BOARD OF DIRECTORS
Management speaks for the Company. Inquiries from shareholders should be referred to the CEO or other appropriate officers of the Company. Shareholders are, however, welcome to communicate directly, and without the concurrence of the Board or CEO, with the Lead Director of the Board regarding any matters. Shareholders interested in communicating directly with the Lead Director may do so by writing care of the Corporate Secretary, Zions Bancorporation, One South Main Street, 11th Floor, Salt Lake City, Utah 84133-1109. All such communications are handled in accordance with the Company’s Corporate Governance Guidelines approved by the Board. Under that process, our Corporate Secretary reviews and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof, or that the Corporate Secretary otherwise determines requires their attention. The Secretary may elect not to forward summaries or copies of communications that the Secretary believes are business solicitations, resumes, or are abusive, frivolous or similarly inappropriate. Directors may at any time review a log of all correspondence we receive that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls, or auditing matters are brought to the attention of our Internal Audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. These procedures include processes for the confidential, anonymous submission by Company employees of reports of alleged or suspected wrongdoing.

“HOUSEHOLDING” OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy the delivery requirements for proxy statements or Notices of Internet Availability of Proxy Materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials, or Notice, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We will household the Notice for addresses with multiple shareholders unless we receive contrary instructions from the affected shareholders. If you are an affected shareholder and no longer wish to participate in householding, or if you are receiving multiple copies of the Notice and wish to receive only one, please notify your broker if your shares are held in a brokerage account, or the Company if you hold registered shares. A written request should be sent to Zions First National Bank, Corporate Trust Department, P.O. Box 30880, Salt Lake City, Utah 84130 or by calling (801) 844-7545.

VOTING THROUGH THE INTERNET OR BY TELEPHONE
Our shareholders voting through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder. If you are voting by paper ballot and wish to vote by telephone, please follow the instructions provided on the paper ballot. To vote through the Internet, log on to the Internet and go to www.proxyvote.com and follow the steps on the secured website. To vote by telephone or online you will need the control number provided on the Notice of Internet Availability of Proxy Materials that will be sent to you on or about April 15, 2016.

FORWARD-LOOKING STATEMENTS
This Proxy Statement contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in or implied by the statements. The forward-looking statements may include statements regarding the Company’s future or expected financial performance or expectations regarding future levels of executive compensation, including payouts pursuant to long-term incentive compensation programs. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect the Company’s business, particularly those mentioned in the cautionary statements in its Annual Report on Form 10-K for the year ended December 31, 2015.

THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH SHAREHOLDER, ON WRITTEN REQUEST, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED DECEMBER 31, 2015, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WRITTEN REQUESTS FOR SUCH INFORMATION SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, ONE SOUTH MAIN STREET, 11th FLOOR, SALT LAKE CITY, UTAH 84133-1109.

Appendix I
ZIONS BANCORPORATION
2017 MANAGEMENT INCENTIVE COMPENSATION PLAN

1.	PURPOSE
The purpose of the 2017 Management Incentive Compensation Plan, or the Management Plan, is to promote the interests of the Company and its affiliates by attracting and retaining an outstanding senior executive management team. Awards payable under this Management Plan are designed to be qualified performance-based compensation within the meaning of Section 162(m) of the Code.
 2. DEFINITIONS
(a) “Adjusted Operating Income” means, for any Management Plan year, the Company’s consolidated income from continuing operations before income taxes and minority interest, as determined in accordance with GAAP.
(b) “Affiliate” means any corporation, partnership, limited liability company or other entity that is an “affiliate” of the Company within the meaning of Rule 12b-2 under the Exchange Act.
(c) “Award” means that portion, if any, of a Maximum Award that is granted by the Committee to a Covered Employee with respect to a Management Plan Year.
(d) “Board” means the Company’s Board of Directors.
(e) “CEO” means the Company’s chief executive officers during each Management Plan Year. If more than one person serves as the Company’s chief executive officer during a Management Plan Year, the term “CEO” shall mean each of such persons.
(f) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(g) “Committee” means the Compensation Committee of the Board or such other committee or sub-committee consisting of two or more members of the Board, selected by the Board, each of which members shall be an “Outside Director” for purposes of Section 162(m) of the Code.
(h) “Company” means Zions Bancorporation.
(i) “Covered Employee” means (i) the CEO, and (ii) the three (3) most highly compensated executive officers of the Company (as defined in Rule 3b-7 under the Exchange Act) other than the CEO or CFO on the last day of each Management Plan Year. Covered Employees may be officers of the Company or its Affiliates.
(j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(k) “GAAP” means United States generally accepted accounting principles.
(l) “Maximum Award” for each Covered Employee means 1% of Adjusted Operating Income.
(m) “Management Plan” refers to this 2017 Management Incentive Compensation Plan of the Company.
(n) “Management Plan Year” refers to each annual fiscal year of the Company.
 3. ADMINISTRATION
The Management Plan will be administered by the Committee. The Committee will determine the amount of Awards, if any, to be granted under the Management Plan to the Covered Employees for the Management Plan Year subject to the terms and conditions set forth in the Management Plan and to other terms and conditions established by the Committee that are consistent with the purpose and provisions of the Management Plan.
The Committee may prescribe, amend or rescind rules, regulations, policies, interpretations and guides as deemed appropriate for the proper and effective administration of the Management Plan.

Appendix-1

No member of the Committee or employee of the Company will be personally liable for any action, failure to act, determination or interpretation made in good faith with respect to the Management Plan or any transaction under the Management Plan. All decisions, determinations and interpretations of the Committee will be final and binding.
 4. DETERMINATION OF ADJUSTED OPERATING INCOME AND MAXIMUM AWARDS
After the end of each Management Plan Year, the Company shall compute the Adjusted Operating Income for that Management Plan Year and the Maximum Award for each Covered Employee for that Management Plan Year. The Committee will certify, in writing and prior to the grant of any Awards for a given Management Plan Year, the Maximum Award for each Covered Employee and the total amount of Adjusted Operating Income for the Management Plan Year.
 5. GRANT OF AWARDS
After the computations, reports, and certifications prescribed under Section 4 have been made, the Committee, in its sole discretion, shall determine the amounts, if any, of the Maximum Award to be granted to each of the Covered Employees as an Award for that Management Plan Year taking into account such factors as it deems relevant, including, without limitation: (i) the Adjusted Operating Income for the Management Plan Year; and (ii) a subjective evaluation of various factors, including salaries paid to senior managers with comparable qualifications, experiences and responsibilities at other institutions, individual job performance, local market conditions and the Committee’s perception of the overall financial performance of the Company (particularly operating results).
In no event shall any Award to a Covered Employee under the Management Plan in any Management Plan Year exceed such Covered Employee’s Maximum Award. The Committee shall have no obligation to disburse the full amount of a Maximum Award for any Management Plan Year, and amounts of a Covered Employee’s Maximum Award for a Management Plan Year that are not actually granted as an Award may not be re-allocated to other Covered Employees or utilized for Awards in other Management Plan Years.
6. PAYMENT OF AWARDS
The Award, if any, earned by and granted to a Covered Employee will paid following the close of the applicable Management Plan Year and the certification by the Committee described in Section 4 above and at approximately the same time discretionary annual bonuses are paid to other executive officers of the Company.
7. DEFERRAL OF AWARDS
A Covered Employee may elect in writing to defer receipt of all or a portion of an Award earned for a specified time as permitted under the terms of any Company-sponsored plan that permits a Covered Employee to defer the Award provided herein.
 8. TERMINATION OF EMPLOYMENT
In the event of termination of employment of a Covered Employee, voluntarily or by the actions of the Company, with or without cause, for any reason, at any time before payment of the Award, the Covered Employee will forfeit all rights to any Award, except to the extent the Covered Employee is entitled to payment of the Award pursuant to a change in control, death, or disability.
 9. ADJUSTMENTS UPON CERTAIN CORPORATE TRANSACTIONS
In the event of a reorganization, merger, consolidation, or similar transaction in which the Company is not the surviving corporation, or upon the sale of substantially all the assets of the Company to another corporation, or upon the dissolution or liquidation of the Company, then the Company or a successor corporation, if any, may continue the Management Plan and, if not, the Management Plan will terminate on the effective date of such transaction. Provision will be made for determining the amount of cash payable for all Awards for a Management Plan Year which will end after such event based on the portion of the Management Plan Year occurring prior to such event, unless provisions are made for the continuance of the Plan and the assumption or substitution for such Awards of an equivalent value by the successor corporation or the Committee in its sole discretion determines otherwise.

Appendix-2

Adjustments under this section will be made by the Committee whose determination as to what adjustments will be made will be final, binding and conclusive.
 10. GENERAL PROVISIONS
(a) No Right to Participate. Nothing in the Management Plan will be deemed to give a Covered Employee, his or her legal representative or any other person or entity claiming under or through a Covered Employee, any contract or right to participate in the benefits of the Management Plan.
(b) No Employment Right. Participation in the Management Plan will not be construed as constituting a commitment, guarantee, agreement or understanding of any kind that the Company will continue to employ any individual.
(c) Nontransferability. Neither a Covered Employee nor any designated beneficiary of a Covered Employee shall have any right to assign, transfer, attach or hypothecate any benefits or payments under the Management Plan.
(d) Withholding. The Company has the right to deduct any amount required to be withheld under applicable federal, state or local tax laws with respect to the payment of any Award.
(e) Restricted Liability. Payments held by the Company before distribution will not be liable for the debts, contracts or obligations of any Covered Employee or beneficiary, or be taken in execution by attachment or garnishment, or by any other legal or equitable proceeding.
(f) Nonexclusive. This Management Plan does not constitute the exclusive means by which Covered Employees may receive incentive compensation.
(g) Change in Control Agreements. Compensation under the Management Plan shall be treated in the same manner as annual bonuses for all purposes of any change in control, employment or similar agreement between the Company and a Covered Employee.
11. AMENDMENT, SUSPENSION, OR TERMINATION OF MANAGEMENT PLAN
Subject to Section 12 below, the Company may amend, suspend or terminate the Management Plan at any time. The Committee will determine the effect on Awards that may be affected by such event and make adjustments and/or payments as it, in its sole discretion, determines appropriate.
12. EFFECTIVE DATE AND SHAREHOLDER APPROVAL
Upon its approval by shareholders at the Company’s 2016 annual meeting, this Management Plan will become effective as of January 1, 2017. Until effectiveness of the 2017 Management Plan, awards will continue to be granted under the Company’s 2012 Management Incentive Plan, which was approved by shareholders effective January 1, 2012. Awards granted to Covered Employees shall be subject to, and contingent upon, the disclosure to the shareholders of the Company of the material terms of this Management Plan and shareholder approval of such terms. Such shareholder approval shall be required each time the Committee changes the definitions of Covered Employee, Adjusted Operating Income or Maximum Award under this Management Plan or changes other material terms under this Management Plan that would cause the Maximum Award to not continue to be considered a performance goal under Section 162(m) of the Code.

Appendix-3

ZIONS BANCORPORATION
ONE SOUTH MAIN STREET, 15TH FLOOR - SALT LAKE CITY, UTAH 84133-1109
(801) 524-4787
www.zionsbancorporation.com

ZIONS BANK
STOCK TRANSFER DEPARTMENT
ONE SOUTH MAIN STREET, 12TH FLOOR
SALT LAKE CITY, UT 84133-1109

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E09467-P75697

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ZIONS BANCORPORATION

The Board of Directors recommends you vote FOR proposals 1, 2, 3 and 4:

1. Election of Directors

	For	Against	Abstain
1a. Jerry C. Atkin	☐	☐	☐
1b. Patricia Frobes	☐	☐	☐
1c. Suren K. Gupta	☐	☐	☐
1d. J. David Heaney	☐	☐	☐
1e. Vivian S. Lee	☐	☐	☐
1f. Edward F. Murphy	☐	☐	☐
1g. Roger B. Porter	☐	☐	☐
1h. Stephen D. Quinn	☐	☐	☐
1i. Harris H. Simmons	☐	☐	☐
1j. L.E. Simmons	☐	☐	☐
1k. Shelley Thomas Williams	☐	☐	☐

	For	Against	Abstain
2. Ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm to audit the Company's financial statements for the current fiscal year.	☐	☐	☐
3. Approval, on a nonbinding advisory basis, of the compensation paid to the Company's named executive officers with respect to the fiscal year ended December 31, 2015.	☐	☐	☐
4. Approval of the Company's 2017 Management Incentive Plan to preserve tax deductibility of awards under the plan.	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
5. That the shareholders request the Board of Directors to establish a policy requiring that the Board's chairman be an "independent" director.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

E09468-P75697

ZIONS BANCORPORATION
Annual Meeting of Shareholders
May 27, 2016 1:00 PM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) A. Scott Anderson and Edward P. Schreiber, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of ZIONS BANCORPORATION that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 1:00 PM, MDT on May 27, 2016, at the Zions Bank Building Founders Room - 18th Floor, One South Main Street, Salt Lake City, UT 84133, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side